DYNAMIC MATERIALS CORPORATION
                              551 Aspen Ridge Drive
                            Lafayette, Colorado 80026

Dear Stockholder:                                                    May 5, 2000

      You are cordially invited to attend a special meeting of the stockholders of Dynamic Materials Corporation, a Delaware corporation ("DMC"), to be held at Republic Plaza, 47th Floor, 370 Seventeenth Street, Denver, Colorado 80202 on Wednesday, June 14, 2000, at 9:00 a.m., Mountain Daylight Time.

      At the special meeting, you will be asked to consider and vote upon the approval of a transaction (the "Transaction") in which DMC will issue to SNPE, Inc. (i) 2,109,091 shares of the common stock of DMC priced at $2.75 per share and (ii) a convertible subordinated note of DMC due on the date that is five years from the closing date of the Transaction, in the principal amount of $1.2 million, convertible in whole or in part by SNPE, Inc. at any time before maturity into common stock of DMC at a conversion price of $6.00 per share. DMC will receive in cash at closing $5.8 million as the purchase price for the common stock and $1.2 million borrowed under the convertible subordinated note, for a total of $7.0 million.

      SNPE, Inc. currently owns approximately 14.30% of DMC's outstanding common stock, and will acquire a controlling interest in DMC as a result of the Transaction. Following completion of the Transaction, SNPE, Inc. will own approximately 50.80% of DMC's outstanding common stock on a non-diluted basis before conversion of the convertible subordinated note, or approximately 52.70% of DMC's outstanding common stock if the convertible subordinated note is converted. SNPE, Inc. has agreed to vote for the Transaction.

      DMC plans to use the $7.0 million in cash received in the Transaction primarily to repay debt, to finance working capital requirements and to make selective capital investments in its businesses. In addition, DMC expects to benefit from certain synergies with the explosion bonded clad metal products business of SNPE, Inc. and its affiliates.

      The DMC board of directors has approved the proposed Transaction with SNPE, Inc. and has concluded that the Transaction is fair to the stockholders of DMC, other than SNPE, Inc. The board of directors recommends that the stockholders vote for the Transaction.

      We urge you to consider carefully the information in the accompanying proxy statement materials. It is important to us that your vote be represented. In order to ensure that your vote is represented, please indicate your decision on the enclosed proxy card, and date, sign and return it in the enclosed envelope.

                                    Sincerely,


                                    Joseph P. Allwein
                                    President and Chief Executive Officer

                          DYNAMIC MATERIALS CORPORATION
                              551 Aspen Ridge Drive
                            Lafayette, Colorado 80026

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 14, 2000

To the Stockholders of
DYNAMIC MATERIALS CORPORATION:                                       May 5, 2000

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation ("DMC"), will be held on Wednesday, June 14, 2000, at 9:00 a.m., Mountain Daylight Time, at Republic Plaza, 47th Floor, 370 Seventeenth Street, Denver, Colorado 80202 for the following purposes:

      1. To approve a transaction in which DMC will issue to SNPE, Inc. (i) 2,109,091 shares of the common stock of DMC priced at $2.75 per share and (ii) a convertible subordinated note of DMC due on the date that is five years from the closing date of the Transaction, in the principal amount of $1.2 million, convertible in whole or in part at any time before maturity into common stock of DMC at a conversion price of $6.00 per share.

      2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice, which you are urged to read carefully. A copy of the Stock Purchase Agreement dated as of January 20, 2000 between DMC and SNPE, Inc. is attached as appendix A to the accompanying proxy statement, and a copy of the convertible subordinated note of DMC in favor of SNPE, Inc. is attached as appendix B to the accompanying proxy statement.

      The board of directors of DMC has fixed the close of business on May 1, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof.

                                      By Order of the Board of Directors


                                      RICHARD A. SANTA
                                      Vice President, Finance, Chief Financial
                                      Officer and Secretary

                                TABLE OF CONTENTS
                                                                            Page

SPECIAL MEETING ..........................................................    1
            Date, Time and Place .........................................    1
            Recommendation of the Board of Directors .....................    1
            Record Date ..................................................    1
            Votes Required ...............................................    1
            Voting and Revocation of Proxies .............................    2
            Solicitation of Proxies ......................................    2
            "Safe Harbor" Statement under the Private Securities
            Litigation Reform Act of 1995 ................................    2
SUMMARY ..................................................................    3
            The Proposal .................................................    3
            DMC ..........................................................    3
            SNPE .........................................................    3
            Relationship between DMC and SNPE ............................    4
            Background of and Reasons for the Transaction ................    4
            Material Terms of the Transaction ............................    5
            Recommendation of the Board of Directors .....................    6
            Opinions of Financial Advisors ...............................    6
            Interests of Certain Persons in the Transaction ..............    7
            Effects of the Proposal on Existing Holders of Common Stock ..    8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...........    9
            Section 16(a) Beneficial Ownership Reporting Compliance ......   10
RELATIONSHIP WITH SNPE ...................................................   10
THE PROPOSAL .............................................................   10
            Background of the Transaction ................................   10
            Certain Projections ..........................................   15
            Reasons for the Transaction ..................................   16
            Opinion of TWC Regarding the Transaction .....................   18
            Opinion of Stifel Regarding the Transaction ..................   23
            Interests of Certain Persons in the Transaction ..............   27
            Effects of the Transaction on the Rights of Stockholders .....   28
MATERIAL TERMS OF THE TRANSACTION ........................................   29
            Stock Purchase Agreement .....................................   29
            Convertible Subordinated Note ................................   31
            Registration Rights Agreement ................................   32
CAPITALIZATION ...........................................................   32
DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY ..........................   33
            Common Stock .................................................   33
            Preferred Stock ..............................................   33
            Preferred Share Purchase Rights ..............................   33
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE ........................   36
INDEPENDENT AUDITORS .....................................................   36
STOCKHOLDER PROPOSALS ....................................................   36
DIRECTORS TO BE DESIGNATED BY SNPE PRIOR TO THE NEXT ANNUAL
STOCKHOLDERS MEETING OF DMC ..............................................   36
OTHER MATTERS ............................................................   37
AVAILABLE INFORMATION ....................................................   37

APPENDIX A  --  Stock Purchase Agreement
APPENDIX B  --  Convertible Subordinated Note
APPENDIX C  --  Registration Rights Agreement
APPENDIX D  --  Opinion of The Wallach Company
APPENDIX E  --  Opinion of Stifel, Nicolaus & Company, Incorporated

                          DYNAMIC MATERIALS CORPORATION

                                 PROXY STATEMENT

      This proxy statement is being furnished to the stockholders of Dynamic Materials Corporation, a Delaware corporation ("DMC"), in connection with the solicitation of proxies by DMC's board of directors from the holders of outstanding shares of DMC's common stock, par value $.05 per share, of record on May 1, 2000, for use at the special meeting of stockholders of DMC to be held on Wednesday, June 14, 2000, and at any adjournments or postponements of the special meeting.

      This proxy statement is first being mailed to stockholders on or about May 9, 2000.

                                 SPECIAL MEETING

Date, Time and Place

      This proxy statement is furnished in connection with the solicitation by the board of directors of proxies from the holders of common stock for use at the special meeting to be held on Wednesday, June 14, 2000, at 9:00 a.m., Mountain Standard Time, at Republic Plaza, 47th Floor, 370 Seventeenth Street, Denver, Colorado 80202, or at any adjournment(s) or postponement(s) of the special meeting.

Recommendation of the Board of Directors

      The board of directors recommends that the stockholders vote for approval of the transaction (the "Transaction") in which DMC will issue to SNPE, Inc. (i) 2,109,091 shares of the common stock of DMC priced at $2.75 per share and (ii) a convertible subordinated note of DMC due on the date that is five years from the closing date of the Transaction, in the principal amount of $1.2 million, convertible in whole or in part by SNPE, Inc. at any time before maturity into common stock of DMC at a conversion price of $6.00 per share, as adjusted. DMC will receive in cash at closing $5.8 million as the purchase price for the common stock and $1.2 million borrowed under the convertible subordinated note, for a total of $7.0 million. Upon completion of the Transaction, SNPE, Inc. will own approximately 50.80% of DMC's outstanding common stock and will have voting control of DMC. Mr. Franson, a Director of DMC, is a principal in The Wallach Company ("TWC"), the financial advisor to DMC in connection with the Transaction. TWC will receive fees for serving as financial advisor, a portion of which is contingent upon stockholder approval and closing of the Transaction.

Record Date

      The board of directors has fixed the close of business on May 1, 2000 as the record date for the special meeting. Only stockholders of record as of the close of business on May 1, 2000 will be entitled to notice of and to vote at the special meeting or any adjournment of the special meeting.

Votes Required

      As of the close of business on the record date, DMC had outstanding 2,842,429 shares of common stock, held of record by approximately 318 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains from voting will be counted for purposes of determining whether there is a quorum at the special meeting. The affirmative vote of a majority of the shares of common stock cast at the special meeting in person or by properly executed proxies is required to approve the Transaction. Thus broker non-votes and abstentions have no effect on whether the Transaction is approved.

      As of April 21, 2000, directors and officers of DMC owned beneficially an aggregate of 337,364 shares of common stock (including shares which may be acquired upon exercise of employee stock options) or approximately 11.13% of the common stock outstanding on such date, and SNPE, Inc. owned 406,400 shares of common stock, or 14.30% of the common stock outstanding on such date. Directors and executive officers of DMC and SNPE, Inc. have indicated their intention to vote their shares of DMC's stock in favor of the Transaction.

Voting and Revocation of Proxies

      The enclosed proxy card is solicited on behalf of DMC's board of directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Each stockholder has an unconditional right to revoke his or her proxy at any time prior to its exercise, either by filing with DMC's Secretary at DMC's principal executive offices, 551 Aspen Ridge Road, Lafayette, Colorado 80026, a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy.

      DMC's board of directors is not currently aware of any business to be acted upon at the special meeting of the stockholders other than as described in the proxy statement. If, however, other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment. Stockholders of DMC are not entitled to present any matters for consideration at the special meeting.

Solicitation of Proxies

      The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card will be borne by DMC. Banks, brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners, and will be reimbursed for their reasonable expenses in doing so. In addition to the solicitation of proxies by mail, the directors, officers and employees of DMC and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person. DMC has retained Corporate Investor Communications to assist in the solicitation of proxies from its stockholders. The fees to be paid to Corporate Investor Communications are not expected to exceed $6,000, plus reasonable out-of-pocket costs and expenses.

      No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as being authorized.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

      Statements that are not historical facts contained in this report are forward looking statements that involve risks and uncertainties that could cause actual results to differ from projected results. Factors that could cause actual results to differ materially from the Company's projections, forecasts, estimates and expectations include, but are not limited to, statements about business strategy, competition, general economic conditions, fluctuations in consumer demand, the results of financing efforts and other risk factors detailed in the Company's Securities and Exchange Commission filings.

                                     SUMMARY

      The following summary highlights selected information contained elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement, including the appendices to it, and in the documents incorporated by reference. To understand the proposed Transaction fully and for a more complete description of the terms of the proposed Transaction, you should read carefully this entire proxy statement, including the appendices to it, and the documents incorporated by reference.

The Proposal

      Stockholders are being asked to approve the Transaction under which DMC will issue to SNPE, Inc.:

      (i) 2,109,091 shares of the common stock of DMC priced at $2.75 per share pursuant to a Stock Purchase Agreement between DMC and SNPE, Inc. dated as of January 20, 2000 (the "Stock Purchase Agreement"); and

      (ii) The convertible subordinated note, due on the date which is five years from the closing date of the Transaction, in the principal amount of $1.2 million, bearing interest at a rate of 5% per annum, convertible in whole or in part at any time before maturity into common stock at a conversion price of $6.00 per share, as adjusted. If the convertible subordinated note were converted in its entirety at the $6.00 per share conversion price, an additional 200,000 shares of DMC's common stock would be issued to SNPE, Inc.

      DMC will receive in cash on the closing date of the Transaction $5.8 million as the purchase price for the common stock and $1.2 million borrowed under the convertible subordinated note, for a total of $7.0 million. Upon the completion of the Transaction, SNPE, Inc. will own approximately 50.80% of DMC's outstanding common stock and will have voting control of DMC.

      Both the newly issued shares of common stock and the shares of common stock issuable upon conversion of the convertible subordinated note will be entitled to registration rights pursuant to a registration rights agreement between DMC and SNPE, Inc. to be executed on the closing date. See "MATERIAL TERMS OF THE TRANSACTION."

DMC

      DMC is engaged in the manufacture of explosion bonded clad metal products for the petrochemical and chemical processing industries, a business generally referred to as the bonding business, and in high precision metal forming, machining, welding and assembly for the aerospace, defense, satellite launch vehicle and other industries.

SNPE

      SNPE, Inc. is a wholly owned indirect subsidiary of SNPE S.A. SNPE S.A., also known as GROUPE SNPE, is a French corporation wholly owned by the government of France. Use of the name SNPE throughout this proxy statement refers to any one or more of GROUPE SNPE and/or its affiliates and subsidiaries as context requires.

      GROUPE SNPE is composed of two main business areas, the energetic materials business area and the fine chemicals and life science business area. The energetic materials business area includes four distinct business lines: explosives and propellants, advanced technologies and propulsion, hunting and shooting and commercial explosives and metal cladding. The fine chemicals and life science business area includes three distinct business units: intermediates and agrochemical, pharmaceuticals, nitrocellulose and cosmetics.

Relationship between DMC and SNPE

      SNPE currently owns 406,400 shares or approximately 14.30% of the outstanding shares of common stock of DMC. DMC has been party to certain litigation with SNPE. See "RELATIONSHIP WITH SNPE."

Background of and Reasons for the Transaction

      DMC has been engaged in the bonding business since the early 1970's. In 1998 DMC increased its long-term debt significantly to approximately $15.5 million by commencing construction of a new facility for the bonding business and acquiring businesses that supply high precision metal forming and other services to the aerospace and other industries.

      In January 1999 the board of directors considered strategic alternatives for DMC and decided that the sale of the bonding business and use of the proceeds from such sale to repay debt and acquire other businesses with greater growth prospects was the most attractive alternative. Also in January, SNPE informed DMC that it had acquired approximately 14.44% of DMC's common stock. SNPE competes with DMC in the bonding business.

      From January through March, DMC and TWC, DMC's financial advisor, held discussions with potential strategic and financial purchasers for the bonding business. Two written nonbinding offers for the bonding business were submitted to DMC in March 1999. AMETEK, Inc. ("Ametek") offered to acquire the bonding business for approximately $17.0 million in cash, and SNPE offered to pay $6.0 million in cash and contribute its bonding assets, then valued by DMC at approximately $8.0 million, to DMC in exchange for common stock of DMC at $6.25 per share which, together with SNPE's existing holdings, would total approximately 52% of the common stock outstanding after the transaction.

      The board of directors decided on March 26, 1999 to proceed with the Ametek offer, and a definitive agreement was signed in late June. Commencing in April 1999, the financial and operating results of DMC's bonding business began to deteriorate significantly due to reduced demand for its products in the U.S. and Asia. As a result, DMC violated financial covenants in its debt agreements and did not make principal payments due in September 1999. Throughout this period, SNPE continued to express interest in a transaction with DMC of the type described in its previous offer. The board of directors met several times during this period to discuss progress on the Ametek transaction. In October 1999, Ametek terminated its agreement to acquire the bonding business. On October 27, 1999 the Nasdaq National Market System notified DMC that it was not in compliance with the market capitalization/public float requirement. DMC's common stock average closing price had declined from approximately $4.70 per share to $1.50 per share over the period from January through October 1999.

      After reviewing various strategic alternatives, including the possibility of obtaining alternative equity or debt financing, the board of directors decided on October 29, 1999 to resume negotiations with SNPE. In mid-November, representatives of DMC and SNPE negotiated a non-binding term sheet for the Transaction, which would involve a $7.0 million cash investment in DMC by SNPE and SNPE's gaining a controlling interest in DMC. Because of DMC's pressing need for cash, defaults on its bank credit line and desire to complete a transaction quickly, SNPE and DMC agreed to defer any consideration or discussion of whether and on what terms the bonding assets of SNPE might be contributed to DMC in exchange for additional common stock of DMC. Due to the significant deterioration of its bonding business and decline in its stock price, DMC will receive a premium of approximately 100% per share on its sale of shares to SNPE at $2.75 per share under the proposed Transaction, compared to the premium of approximately 30% DMC would have received had it completed the sale of shares to SNPE at $6.25 per share under the transaction originally proposed by SNPE in March 1999.

      From November 1999 through mid-January 2000, representatives of DMC and SNPE negotiated definitive documentation for the Transaction. The board of directors met several times during this period to review and direct the progress of the negotiations. On January 14, 2000, the board of directors determined that the Transaction was fair and in the best interests of the stockholders of DMC, and the parties executed the Stock Purchase Agreement on January 20, 2000. See "MATERIAL TERMS OF THE TRANSACTION."

      In the course of its deliberations, the board of directors considered the potential risks and benefits of proceeding with the Transaction, and the alternatives to the Transaction. The board of directors considered DMC's pressing need for cash, the defaults under its credit arrangements, the unavailability of other debt or equity financing on acceptable terms and the likelihood that any financing that might become available would have terms which were significantly less favorable than the Transaction. The board of directors also considered the likelihood that a prolonged period of economic instability of DMC would negatively affect important customer and supplier relationships. The board of directors also considered the premium DMC would receive on the issuance of shares to SNPE and the favorable terms of the convertible subordinated note, the use of the cash proceeds of the Transaction to achieve compliance with or replace its credit arrangements and possible operating and marketing synergies with SNPE's bonding and other businesses. See "THE PROPOSAL--Background of the Transaction" and "--Reasons for the Transaction."

Material Terms of the Transaction

      The following is a summary of material terms of the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement attached to this proxy statement as appendices A, B and C. See also "MATERIAL TERMS OF THE TRANSACTION."

      Stock Purchase Agreement. The Stock Purchase Agreement provides for the purchase by SNPE of 2,109,091 shares of common stock at a purchase price of $2.75 per share, or $5.8 million in the aggregate, and for the purchase of the convertible subordinated note. The closing of the purchase and sale of the shares will take place on the earlier of June 30, 2000 and the date on which all of the closing conditions set forth in the Stock Purchase Agreement, including approval by the stockholders of DMC, are satisfied.

      Pending the closing, DMC has agreed to conduct its business consistent with past practices and to use reasonable best efforts to preserve its business organization and relationships intact. DMC also has agreed that it will not take certain actions, including material amendments to or failures to perform under material contracts or permits, sales and capital expenditures in excess of agreed limits, termination of certain officers or plant managers, and increases in indebtedness above agreed limits.

      DMC has agreed that it will not solicit, initiate or participate in negotiations or discussions, or take certain other actions with regard to a possible acquisition, merger, consolidation or liquidation of DMC, or any other similar transaction, subject to the fiduciary obligations of its board of directors.

      The obligations of both parties under the Stock Purchase Agreement are subject to certain conditions to closing including receipt of necessary consents and approvals, approval by the DMC stockholders and expiration or termination of required waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the Defense Production Act of 1950, as amended (Exon-Florio). The waiting periods under both statutes have expired without regulatory action.

      In addition, the obligation of SNPE to close the Transaction is subject to certain other conditions, including ownership by SNPE following the closing of not less than 50.10% of the outstanding common stock and the amendment by DMC of its Shareholder Rights Plan to exempt from the provisions triggering exercise of the share purchase rights any purchase of common stock deemed necessary by SNPE to maintain legal and beneficial ownership of not less than 50.10% of the common stock, excluding in each case the number of shares which SNPE may acquire upon conversion of the convertible subordinated note.

      The Stock Purchase Agreement may be terminated prior to the closing by (i) the mutual written consent of DMC and SNPE, or (ii) by either DMC or SNPE if (a) the closing does not occur on or before June 30, 2000, and the terminating party is not in material breach of the agreement, (b) the transaction is prohibited by any governmental authority of competent jurisdiction, or (c) prior to closing either party is in material breach of any representation, warranty or covenant in the agreement and the breach is not cured within 10 days of notice of such breach, except that this right is not available to any party that is in material breach of the agreement or to SNPE if the aggregate effect of breaches by DMC would result in an adverse effect on DMC of less than $1.5 million.

      The Stock Purchase Agreement may be terminated by DMC if its board of directors exercises its fiduciary duties to stockholders in a manner consistent with certain provisions of the Stock Purchase Agreement. The Stock Purchase Agreement may be terminated by SNPE if the board of directors of DMC (a) withdraws, modifies or changes, in any manner adverse to SNPE, its approval or recommendation of the Stock Purchase Agreement, (b) recommends to the stockholders an acquisition proposal, or (c) fails to recommend against a tender offer for 20% or more of the outstanding common stock of DMC.

      In certain circumstances set forth in the Stock Purchase Agreement, DMC will be required to pay to SNPE a $250,000 termination fee plus any documented expenses incurred by SNPE.

      Convertible Subordinated Note. DMC will issue to SNPE a convertible subordinated note in the principal amount of $1.2 million, bearing interest at the rate of 5% per annum payable quarterly in arrears, with the principal and all accrued interest due and payable on the date which is five years from the closing date. The convertible subordinated note is convertible by SNPE at any time prior to its maturity, in whole or in part, into shares of common stock at a conversion price of $6.00 per share of common stock, subject to adjustment from time to time to avoid dilution. Payment by DMC of principal and interest on the convertible subordinated note is subordinated to the prior payment in full of all senior indebtedness of DMC pursuant to its bank credit lines and its industrial development revenue bonds.

      Registration Rights Agreement. Within five years following the date of the registration rights agreement, any party holding or having the right to acquire at least 50% of the common stock issued pursuant to the Stock Purchase Agreement and issuable upon conversion of the convertible subordinated note may make a written request, or demand, for registration by DMC under the Securities Act of 1933 of a specified number of shares of such common stock. DMC is not required to effect more than two demand registrations. In addition, if DMC registers securities of DMC other than shares of common stock owned by SNPE, then SNPE may require DMC to register its shares with the same registration.

Recommendation of the Board of Directors

      The board of directors believes that the proposed Transaction is fair to and in the best interests of the stockholders of DMC, other than SNPE, and recommends that stockholders vote for the Transaction. See "THE PROPOSAL--Background of the Transaction" and "--Reasons for the Transaction." Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. TWC will receive fees for serving as financial advisor, a portion of which is contingent upon stockholder approval and closing of the Transaction.

Opinions of Financial Advisors

      TWC has delivered its written opinion dated January 20, 2000 to the board of directors to the effect that, as of such date, the consideration to be received by DMC in connection with the

Transaction is fair, from a financial point of view, to DMC's stockholders, other than SNPE. Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. TWC will receive fees for serving as financial advisor, a portion of which is contingent upon stockholder approval and closing of the Transaction. See "THE PROPOSAL--Opinion of TWC Regarding the Transaction."

      Stifel, Nicolaus & Company, Incorporated ("Stifel") also has delivered its written opinion dated January 20, 2000 to the board of directors to the effect that, as of such date, the consideration to be received by DMC in connection with the Transaction is fair, from a financial point of view, to DMC's stockholders, other than SNPE. See "THE PROPOSAL--Opinion of Stifel Regarding the Transaction."

Interests of Certain Persons in the Transaction

      Following the closing of the Transaction, DMC's board of directors will have seven members, four of whom will be nominated by SNPE. Messrs. Allwein and Franson will resign from the board of directors at the time of closing. Messrs. Allen, Morgenthaler and Bartlett will complete their current terms as directors and thereafter their successors will be nominated and elected as provided in DMC's bylaws. Until completion of their current terms, one or more of Messrs. Allen, Morgenthaler and Bartlett will serve on a committee of the board of directors, which will initially be composed of equal numbers of representatives of SNPE and DMC, created to consider and approve the granting of stock options to directors, officers, employees or affiliates of DMC or SNPE.

      Mr. Allwein, DMC's President, had an employment agreement with DMC, which expired on March 18, 2000, under which he would have been entitled to receive his base salary for six months or the remaining term of his employment agreement following involuntary termination of his employment without cause. Mr. Santa, DMC's Chief Financial Officer, is party to an employment agreement with DMC under which he is entitled to receive 26 weeks of severance pay if he is involuntarily terminated without cause or as the result of a change of control. Messrs. Allwein, Santa and Jarman, DMC's Vice President Corporate Development, are parties to change of control agreements that would provide certain benefits in the event of a change of control as defined in the agreements. The Transaction does not constitute a change of control as defined in the change of control agreements. DMC maintains a severance compensation plan under which severance payments could be made to employees terminated due to a change of control of DMC at the election of the board of directors and with the concurrence of SNPE.

      Options granted under DMC's stock option plan must either be maintained or replaced by DMC or SNPE following the Transaction, or option vesting must be accelerated and an option exercise period provided before the closing date of the Transaction, after which the options would terminate. Grants made under DMC's employee stock purchase plan will continue in full force and effect following the closing of the Transaction.

      DMC has in effect indemnification agreements with all of its directors and officers, and SNPE has agreed to cause DMC to maintain, until July 1, 2002, directors and officers liability insurance comparable to that currently in effect, subject to certain conditions. See "THE PROPOSAL--Interests of Certain Persons in the Transaction."

      Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. DMC has agreed to pay TWC a total fee of $300,000 in connection with its services related to the Transaction, of which $95,000 has been paid as of the date of this proxy statement at the rate of $7,500 per month since the engagement commenced, an additional $22,500 has accrued but may not be paid until the closing of the Transaction, and the current remaining balance of $182,500 is contingent upon DMC stockholder approval and closing of the Transaction. See "THE PROPOSAL--Opinion of TWC Regarding the Transaction."

Effects of the Proposal on Existing Holders of Common Stock

      Assuming the issuance of the shares of common stock to SNPE pursuant to the Stock Purchase Agreement, the percentage of DMC's voting securities owned of record and beneficially by existing holders of common stock, other than SNPE, will be reduced significantly. The Transaction, if approved by Stockholders, would reduce the aggregate interest of existing holders of common stock other than SNPE to approximately 49.20% (assuming the convertible subordinated note is not converted) or 47.30% (assuming the convertible subordinated note is converted in its entirety) and increase SNPE's ownership to approximately 50.80% or 52.70%, respectively, of the outstanding common stock. SNPE, as the holder of more than 50% of the outstanding common stock, will be able to elect all of the directors of DMC and to direct corporate policy. See "THE PROPOSAL--Effects of the Transaction on the Rights of Stockholders."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of DMC's common stock as of April 21, 2000 by: (i) each person or group known by DMC to be the beneficial owner of more than 5% of DMC's common stock, (ii) each director of DMC; (iii) each executive officer of DMC; and (iv) all executive officers and directors of DMC as a group.

                                                                         Beneficial
                                                                        Ownership (1)
                                                                   ----------------------
                                                                    Number         Percent
Name and Address of Beneficial Owner (2)                          of Shares       of Total
-------------------------------------                              ---------     ---------
Heartland Advisors, Inc.
    790 North Milwaukee Street
    Milwaukee, WI 53202...........................................   537,200         18.90%

SNPE, Inc. (3)
    5 Vaughan Drive
    Suite 111
    Princeton, NJ 08540...........................................   406,400         14.30%

Mr. Joseph P. Allwein (4)(5)......................................   100,000          3.47%

Mr. Richard A. Santa (5)..........................................    44,533          1.54%

Mr. Mark W. Jarman (5)............................................    22,053              *

Mr. Dean K. Allen (5).............................................    24,500              *

Mr. David E. Bartlett (5).........................................    27,500              *

Mr. Michael C. Franson (5)........................................    13,500              *

Dr. George W. Morgenthaler (5)....................................   105,278          3.67%

All executive officers and directors as a group (7 persons) (6)...   337,364         11.13%

----------
*     Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, DMC believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 2,842,429 shares outstanding on April 21, 1999 adjusted as required by rules promulgated by the SEC.

(2) Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 551 Aspen Ridge Drive, Lafayette, Colorado 80026.

(3)   The information reported is based solely on information contained in the
      Schedule 13D filed by each of SNPE, Inc., SOFIGEXI, and SNPE. Each reported that it had shared voting and investment power and beneficial ownership of 406,400 shares.

(4) Of the shares reported, DMC has the option to purchase 12,500 shares if Mr. Allwein ceases to be employed by DMC after March 18, 2000 and before March 18, 2001. Of the shares reported, 3,750 shares are subject to forfeiture if Mr. Allwein ceases to be employed by DMC. Of these shares, 1,875 shares will cease to be subject to forfeiture on March 18 in each of the years 2001 and 2002, assuming Mr. Allwein continues to be employed by DMC on such date.

(5) Amounts reported include shares subject to stock options exercisable within 60 days of April 21, 2000 as follows: Mr. Allwein, 37,500 shares; Mr. Santa, 43,750 shares; Mr. Jarman, 21,167 shares; Mr. Allen, 22,500 shares; Mr. Bartlett, 27,500 shares; Mr. Franson, 12,500 shares; and Mr. Morgenthaler, 22,500 shares.

(6) The amount reported includes 187,417 shares subject to stock options exercisable within 60 days of April 21, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires DMC's directors and officers, and persons who own more than 10% of a registered class of DMC's equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of common stock and other equity securities of DMC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DMC with copies of all Section 16(a) forms they file.

      To DMC's knowledge, based solely on a review of the copies of such reports furnished to DMC and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that SNPE and NEF jointly made late filings of one Form 3 reporting one transaction and one Form 4 reporting one transaction.

                             RELATIONSHIP WITH SNPE

      SNPE currently owns 406,400 shares, or approximately 14.30%, of DMC's outstanding common stock. These shares were acquired in open market transactions from July 1998 through March 1999. The Nobelclad Division of Nobel Explosifs France ("NEF"), a wholly owned subsidiary of SNPE, S.A., is a competitor of DMC in the bonding business.

      In early and mid-1997, DMC conducted discussions with NEF regarding the possible acquisition by DMC of the bonding assets of NEF. These discussions did not result in a transaction between DMC and NEF, and terminated in mid-1997.

      In August 1997, DMC sued the Nobelclad Division of NEF, a former DMC employee, his new business entity, and others. DMC alleged, among other things, breach of fiduciary duties, misappropriation of trade secrets and unfair trade practices. The former employee and his new business entity serve as marketing agents for NEF. In November 1997, NEF commenced an action against DMC, alleging certain breaches of a nondisclosure agreement entered into between DMC and NEF in connection with the discussions regarding DMC's possible acquisition of NEF's bonding assets. Both suits were settled and dismissed with prejudice in February 1999. No cash or other payment was made by any party in connection with the settlement.

                                  THE PROPOSAL

Background of the Transaction

      DMC has been engaged in the bonding business since the early 1970s. In early and mid-1997, DMC conducted discussions with NEF regarding the possible acquisition by DMC of the bonding assets of NEF. These discussions did not result in a transaction between DMC and NEF, and terminated in mid-1997.

      In 1998, DMC commenced construction of a new explosion bonded clad metal plate manufacturing facility in southwestern Pennsylvania. DMC financed the construction with $6.85 million in industrial revenue bonds. Also during 1998, DMC diversified its operations by acquiring the assets of three businesses that supply high precision metal forming, machining, welding and assembly for the aerospace, defense, satellite launch vehicle and other industries. The aggregate purchase price for these acquisitions was approximately $12.0 million. DMC financed these acquisitions with approximately $8.0 million in long-term senior debt and a combination of working capital loans and cash.

      In November 1998, members of DMC's management met with SNPE management in New York to discuss the settlement of pending litigation matters. See "RELATIONSHIP WITH SNPE." During those meetings, the potential strategic benefits of combining the bonding businesses of the two companies were also discussed briefly.

      At a regular meeting of the board of directors on January 8, 1999, management presented strategic alternatives for DMC, which included the possible sale of the bonding business and use of the proceeds from such sale to repay debt and acquire other businesses with greater growth prospects for DMC. Management identified SNPE and Ametek as likely strategic buyers. The board of directors discussed the strategic alternatives presented and the retention of TWC to serve as financial advisors to DMC in its further consideration and possible implementation of strategic alternatives for DMC, including the marketing and sale of DMC's bonding business. The board of directors discussed the interest of Mr. Franson, a director of DMC and a principal in TWC, in the retention of TWC, and related material facts were disclosed to and discussed by the board of directors. Also, at this meeting, the board of directors adopted a share purchase rights plan, under which share purchase rights would become exercisable upon acquisition by a person or group of 15% of the common stock without the approval of the board of directors. The Board had begun considering the adoption of a share purchase rights plan in October 1998, following a significant decline in the price of DMC's common stock, in order to preserve for DMC's stockholders the long-term value of their investment in DMC in the event of a hostile takeover. The board of directors declared a dividend of one share purchase right for each share of common stock payable on January 29, 1999 to shareholders of record on that date. See "DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY--Preferred Share Purchase Rights".

      On January 11, 1999, SNPE reported to DMC that it had acquired 393,400 shares, or approximately 14.44%, of the common stock of DMC. On January 12, 1999, DMC notified SNPE that it had adopted a share purchase rights plan. See "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY--Preferred Share Purchase Rights." At a special telephonic meeting on January 14, 1999, the board of directors discussed the acquisition of common stock by SNPE, and changed the record date for the dividend of share purchase rights under the plan to January 15, 1999. In its Form 13G filed on January 25, 1999, SNPE stated that the securities had not been acquired and were not held for the purpose or effect of changing or influencing control of DMC.

      On January 21, 1999, DMC formally engaged TWC to act as its financial advisor to consider strategic alternatives available to DMC, including the possible sale of DMC's bonding business. The services to be provided included identification of possible sales opportunities for the bonding business, assistance in contacting and evaluating prospective purchasers and in the negotiation of a sales transaction and, if so requested, the rendering of an opinion to the board of directors as to whether a proposed transaction would be fair to DMC's stockholders from a financial point of view.

      In January and February 1999, TWC prepared an information memorandum regarding the bonding business, and identified and contacted potential financial and strategic buyers for the bonding business, which included Ametek, a diversified manufacturing company with a competing roll bond business, and SNPE. Litigation settlement discussions between DMC and SNPE continued through December 1998 and January 1999. In February 1999, the litigation between DMC and SNPE was settled, and management of DMC and representatives of TWC met with management of SNPE to discuss the possible acquisition by SNPE of the bonding business.

      In February and March 1999, representatives of SNPE, Ametek and other potential bidders conducted due diligence visits to DMC's Dunbar and Mt. Braddock, Pennsylvania and Louisville, Colorado bonding facilities. On March 4, 1999, the board of directors held a special meeting by telephone to discuss progress in the sale of the bonding business. Management of DMC and Mr. Franson described the bidding process being conducted by TWC and reviewed financial analyses prepared by TWC of control premiums, valuations of the bonding businesses of both DMC and SNPE, and other matters. Management and Mr. Franson also reviewed with the board of directors materials regarding the bonding businesses of both companies, a proposed transaction structure and other matters that had been prepared for a scheduled meeting with SNPE regarding the bonding business.

      Management and representatives of TWC met with representatives of SNPE in Paris on March 8 and 9, 1999. On March 19, 1999 SNPE changed its filing from a Form 13G to a Form 13D. SNPE reported on its Form 13D that it owned a total of 406,400 shares, or approximately 14.44 %, of DMC's outstanding common stock, had entered into discussions with DMC regarding possible cooperative ventures between the companies and might acquire additional shares of DMC's common stock. A stockholder whose intent is to change or influence the control of the issuer of those securities must use Form 13D to make its required disclosure of beneficial ownership of more than 5% of a class of securities to the issuer of the securities.

      At its regular meeting on March 26, 1999, the board of directors considered the written nonbinding bids of Ametek and SNPE for the bonding business. Ametek proposed to acquire the bonding business, excluding approximately $2.0 million in net working capital assets, for $17.0 million in cash. SNPE proposed to pay $6.0 million in cash and contribute its bonding assets, then valued by DMC at approximately $8.0 million, to DMC in exchange for common stock of DMC at $6.25 per share which, together with its existing holdings, would total approximately 52% of the common stock outstanding following the Transaction. The board of directors considered strategic options and an analysis of those options presented by Bruce Hoyt, a principal in TWC. The board of directors reviewed and compared financial analyses of DMC's business on a status quo basis (assuming the completion of certain acquisitions), with the sale of the bonding business to Ametek, and with the transaction proposed by SNPE. Mr. Hoyt presented, and the board of directors considered, a separate valuation analysis of the

Nobelclad bonding business of SNPE on a stand-alone basis and combined with DMC's bonding business. The board of directors concluded that the Ametek transaction was the more attractive alternative and authorized management to pursue negotiation of a transaction with Ametek in accordance with the proposal described.

      In April, May and early June 1999, Ametek conducted a due diligence investigation of DMC's bonding business, and Ametek and DMC negotiated an asset purchase agreement for the sale of DMC's bonding business (the "Asset Purchase Agreement"). At its special telephonic meeting on May 6, 1999, the board of directors obtained an update regarding the progress of the Ametek transaction. On May 10, 1999, SNPE filed a Form 13D/A, amending its previous Form 13D, stating that SNPE wished to discuss with DMC possible combinations of the bonding businesses of both companies and the possible subscription for common stock of DMC. At its regular meeting on May 21, 1999, Mr. Franson and management provided the board of directors with further information regarding the progress of the Ametek transaction. The board of directors considered and discussed the strategic and financial benefits to DMC of the Ametek transaction, including the anticipated use of the cash received to restructure DMC's long-term debt and fund additional aerospace acquisitions. The board of directors concluded that TWC and management of DMC should proceed with due diligence and negotiations with Ametek.

      The board of directors held a special telephonic meeting on June 10, 1999 to review and consider the terms of the Asset Purchase Agreement that had been negotiated with Ametek. The board of directors discussed the strategic and financial benefits of the transaction with Mr. Hoyt and DMC's management. The board of directors concluded that it was in the best interests of DMC to proceed with the sale of the bonding business to Ametek, and authorized DMC's management to complete and sign definitive documentation on behalf of DMC. In recognition of his interest in the proposed transaction as a principal of TWC, Mr. Franson abstained from voting on the Ametek transaction. On June 23, 1999, DMC announced that it had reached an agreement to sell the assets of its bonding business to Ametek for approximately $17.0 million.

      During the period from April through August 1999, the financial and operating results of DMC's bonding business began to deteriorate significantly. DMC experienced reduced sales and earnings due to reduced demand for chemical processing equipment and other explosion bonded plate products in the U.S. and Asia. DMC expects that reduced demand for explosion bonded plate products will continue through 2000. In June and July 1999, Ametek met with customers of DMC's bonding business and continued other due diligence activities. During this period, SNPE management continued to express to DMC orally and in writing SNPE's interest in increasing its equity position in DMC in exchange for cash and contribution of its bonding assets.

      As a result of the operating loss DMC incurred for the quarter ended June 30, 1999, DMC violated certain financial covenants under both its bank credit facility and the reimbursement agreement for the letter of credit supporting its industrial development revenue bonds. The bank waived compliance with these covenants until September 30, 1999. On July 20, 1999, DMC received a letter from SNPE requesting that DMC's board of directors reconsider SNPE's original offer, which the board of directors discussed at its regular meeting on July 22, 1999. Management reported to the board of directors regarding progress of the Ametek transaction, including an update on the positive results of Ametek's due diligence on sales and marketing and progress with respect to certain closing conditions. The board of directors decided to proceed with the Ametek transaction, and DMC communicated that decision to SNPE.

      By letter dated August 25, 1999, Ametek informed DMC that it was terminating the Asset Purchase Agreement due to DMC's alleged material breaches of its representations and warranties, including representations about the financial condition of its bonding business. The board of directors held a special telephonic meeting on August 27, 1999 to consider the termination letter and DMC's response. The board of directors sought and received advice from its financial and legal advisors regarding various business and legal aspects of the transaction and Ametek's attempted termination of the transaction. Following a full discussion of those and other issues, the board of directors directed DMC's management to respond and to notify Ametek that DMC considered its termination of the Asset Purchase Agreement to be improper.

      The board of directors held another special telephonic meeting on September 3, 1999 to receive and consider additional legal advice and alternatives regarding the threatened termination by Ametek. DMC announced on September 14, 1999 that Ametek and DMC were in dispute over the terms of the agreement for the sale of the bonding business, and that Ametek had indicated that it might be willing to renegotiate the sale on the basis of a substantial reduction in the purchase price.

      On September 17, 1999, DMC received a letter from SNPE's legal counsel, demanding that any contemplated sale of the bonding business be submitted to DMC's shareholders for approval, and alleging that failure to do so would violate Section 271 of the Delaware General Corporation Law and the fiduciary duties of DMC's board of directors. Section 271 of the Delaware General Corporation Law provides that the board of directors of a corporation may sell or otherwise dispose of all or substantially all of the corporation's assets only with the approval of the holders of a majority of the corporation's outstanding stock. On September 29 and 30, 1999, members of DMC's management and representatives of TWC met with SNPE management and legal counsel in New York to communicate the possibility that, if the Ametek transaction did not close, DMC would be interested in renewing discussions with SNPE. SNPE management expressed its interest in pursuing a transaction similar to that which SNPE had previously proposed.

      On October 15, 1999, DMC and KeyBank entered into a Deferral and Waiver Agreement pursuant to which KeyBank waived until December 30, 1999 certain defaults under its credit facility and the reimbursement agreement which supports DMC's industrial revenue bonds. DMC's defaults included breaches of covenants regarding (i) minimum debt service ratios; (ii) ratios of DMC's outstanding borrowings to its earnings before income taxes, depreciation and amortization; (iii) ratios of current assets to current liabilities; and (iv) ratio of total indebtedness to tangible net worth. In November 1999, at the request of KeyBank, DMC and KeyBank jointly retained Arthur Andersen pursuant to a consulting engagement to review and evaluate certain aspects of DMC's business. In mid-December 1999, Arthur Andersen delivered a letter (the "Arthur Andersen Letter") to DMC and KeyBank that commented on DMC's business plan and certain peer group analysis and benchmarking studies, and recommended a monitoring system to help KeyBank continually monitor DMC's cash position and progress. DMC and KeyBank have executed subsequent amendments to the Deferral and Waiver Agreement which extended KeyBank's waiver of DMC's defaults until June 30, 2000. In the absence of the payment deferrals and default waivers agreed to by KeyBank, KeyBank's remedies against DMC would include acceleration of all amounts outstanding under the credit facility and foreclosure against the assets securing the Loan including DMC's accounts receivable, inventory, equipment and general intangibles.

      On October 20, 1999, Ametek notified DMC that it had terminated the Asset Purchase Agreement as of that date, claiming breaches of certain representations and failure to comply with certain closing conditions. On October 21, 1999, DMC announced the termination of the Asset Purchase Agreement and that its lender had deferred certain principal payments due in September 1999 and waived certain covenant defaults until December 30, 1999.

      On October 27, 1999, the Nasdaq National Market notified DMC that it was not in compliance with the market capitalization/public float requirement. Nasdaq advised DMC that it would be provided until January 27, 2000 to comply with the public float requirement, or be delisted by the Nasdaq National Market. DMC's common stock average closing price had declined from approximately $4.70 per share to $1.50 per share over the period from January through October 1999. On January 3, 2000, DMC applied to change its listing to the Nasdaq SmallCap Market. On February 4, 2000, DMC's common stock began trading on the Nasdaq SmallCap Market.

      During October and November 1999, DMC's management and representatives of TWC contacted eight potential buyers, of which six were the potential strategic and financial buyers initially identified in early 1999, as well as approximately 15 potential equity or debt providers, in an attempt to determine whether a cash infusion might be quickly available and whether possible alternatives existed to transactions with Ametek and SNPE. All of the potential buyers and equity and debt providers declined to enter into discussions regarding possible transactions with DMC due to the deterioration in DMC's bonding business and financial condition, including its defaults under its debt arrangements.

      At its regular meeting on October 29, 1999, the board of directors received legal advice regarding Ametek's termination of the Asset Purchase Agreement. The board of directors considered several strategic alternatives available to DMC, including the possible sale of the bonding business to another purchaser, the possible availability of subordinated debt or equity financing and the transaction originally proposed by SNPE. Mr. Franson and Mr. Hoyt reported on the assumptions and financial analyses prepared by TWC regarding each of these alternatives, and on the unsuccessful efforts of TWC and DMC's management to interest potential lenders, equity investors or purchasers other than SNPE in a transaction. Following a full discussion of these matters and the financial condition of DMC, the board of directors concluded that a possible transaction with SNPE resulting in a cash investment in DMC presented the most attractive alternative. The board of directors directed TWC and DMC's management to commence negotiations with SNPE.

      On November 15 and 16, 1999, representatives of TWC, DMC's management and legal counsel met with SNPE management and legal counsel in New York, and negotiated a nonbinding term sheet for a transaction on substantially the terms of the Transaction that would involve a $7.0 million cash investment in DMC by SNPE and SNPE's gaining a controlling interest in DMC. Because of DMC's pressing need for cash, defaults on its bank credit line and desire to complete a transaction quickly, SNPE and DMC agreed to defer any consideration or discussion of whether and on what terms the bonding assets of SNPE might be contributed to DMC in exchange for additional common stock of DMC. DMC will receive a premium of approximately 100% per share on its sale of shares to SNPE at $2.75 per share under the proposed Transaction, compared to the premium of approximately 30% DMC would have received had it completed the sale of shares to SNPE at $6.25 per share under the transaction originally proposed by SNPE in March 1999.

      At a special telephonic board of directors meeting held on November 19 and 20, 1999, the board of directors considered the terms of the proposed transaction with SNPE outlined in a term sheet previously circulated to the board of directors. The board of directors also considered alternatives to the proposed transaction and the financial condition of DMC. The board of directors received the advice of management and its legal and financial advisors regarding the proposed transaction and the alternatives. After full discussion of the issues, the board of directors instructed TWC to enter into further negotiations with SNPE on several issues, including improvement of the financial terms of the proposed transaction, limitation of SNPE's ability to acquire common stock in addition to that acquired in the proposed transaction, and the need for a due diligence review of SNPE's bonding assets. The board of directors also instructed TWC to arrange a meeting between the board of directors and SNPE management to discuss certain issues related to the business of DMC following SNPE's acquisition of a controlling interest in DMC.

      As directed by the board of directors, representatives of TWC and management proceeded to conduct negotiations with SNPE by telephone during approximately the last two weeks of November and the first two weeks of December 1999. DMC was unsuccessful in improving the financial terms of the proposed transaction or in limiting SNPE's ability to acquire common stock in addition to that acquired in the proposed transaction. SNPE did agree to requested changes in the composition of a board committee to consider and approve stock option grants for employees following the closing of the Transaction, and to certain other matters. These agreements were reflected in a revised term sheet provided to the board of directors.

      During November and December 1999 and January 2000, SNPE conducted a due diligence review of DMC and its operations. Representatives of SNPE toured DMC's operations and DMC provided SNPE with additional information regarding its business, including operating and financial projections. Also during this period, a representative of DMC's management and Mr. Allen, a director of DMC, conducted due diligence visits to SNPE facilities in Sweden and France. On December 7, 1999, certain members of the board of directors met with SNPE management at DMC's offices and discussed certain organizational and management issues, as well as potential strategic synergies between the bonding businesses of the two companies.

      On December 13, 1999, the board of directors met by telephone to review the results of DMC's due diligence review of SNPE's bonding assets, the revised term sheet reflecting the most recent discussions between DMC and SNPE, and the financial condition of DMC. After a thorough discussion of the terms of the proposed transaction, and receiving and considering the advice of its legal and financial advisors, the board of directors instructed DMC's management and TWC to proceed to negotiate definitive documentation on the basis of the revised term sheet presented to the board of directors.

      Representatives of DMC and legal counsel met on December 21 and 22, 1999 in New York with legal counsel of SNPE to negotiate definitive documentation. Negotiations continued through early January 2000. In view of the significant role of TWC as the financial advisor to DMC in the bidding and negotiation process, including negotiation of the Transaction, DMC retained Stifel to provide a second analysis of the proposed Transaction and determine whether the Transaction is fair, from a financial point of view, to the stockholders of DMC other than SNPE.

      SNPE stated in its Form 13D filing on January 5, 2000 that NEF had transferred its shares in DMC to SNPE, Inc. SNPE also stated in the Form 13D that it had recently reentered discussions with DMC. DMC issued a press release on January 10, 2000, announcing that it was discussing with SNPE the possible issuance for cash of common stock of DMC and a note convertible into common stock, but had not reached a definitive agreement.

      On January 11, 2000, the board of directors met by telephone to review DMC's progress in documentation on the Transaction. The board of directors received information from DMC's legal counsel about the progress of negotiations and from DMC's management about the financial condition of DMC, including the extension until March 30, 2000 by DMC's lender of the principal payment deferrals and covenant waivers previously received and DMC's application to move its common stock listing to the Nasdaq SmallCap Market. The board of directors considered these matters and DMC's liquidity, together with the advice of its legal and financial advisors.

      On January 14, 2000, the board of directors, with its legal counsel, TWC and Stifel in attendance, considered the Transaction at its regular meeting. The board of directors received an update on the outcome of negotiations with SNPE. Then TWC presented its oral opinion to the board of directors that, as of such date, the Transaction was fair, from a financial point of view, to DMC's stockholders, other than SNPE. Mr. Franson, a director of DMC, is a principal in TWC. TWC will receive fees for serving as financial advisor in connection with the Transaction, a portion of which is contingent upon stockholder approval and closing of the Transaction. Stifel presented its oral opinion to the board of directors that, as of such date, the Transaction was fair, from a financial point of view, to DMC's stockholders, other than SNPE. The board of directors concluded that DMC should proceed with the Transaction pursuant to the terms of the Stock Purchase Agreement and the convertible subordinated note. In recognition of his interest in the proposed transaction as a principal of TWC, Mr. Franson abstained from voting on the Transaction. Thereafter, the parties executed the Stock Purchase Agreement on January 20, 2000, and TWC and Stifel delivered their written opinions, which merely confirmed their earlier oral opinions.

      In late December and early January, DMC provided TWC and Stifel with a large amount of background material in connection with TWC's and Stifel's engagement as described in this proxy statement. Included in the material was a copy of the Arthur Andersen Letter delivered to DMC and KeyBank relating to the Arthur Andersen engagement described above. Arthur Andersen has informed DMC that the Arthur Andersen Letter had been intended to be a restricted letter. The Arthur Andersen Letter was issued to DMC and KeyBank and related to Andersen's provision of limited scope services to DMC and KeyBank. Since neither TWC nor Stifel had relied on the Arthur Andersen Letter in arriving at their opinions, TWC agreed to reissue its fairness opinion removing any references to the Arthur Andersen Letter as one of the items reviewed by TWC. The revised opinion is attached to this proxy statement as Appendix D.

Certain Projections

      DMC does not as a matter of course make public forecasts as to future operations. However, DMC did prepare certain projections for use by TWC and Stifel in connection with their preparation of fairness opinions on the Transaction. These projections were provided to SNPE in connection with its due diligence review of DMC following the negotiation of a definitive term sheet by SNPE and DMC relating to the Transaction. The projections set forth below are included in this proxy statement solely because such information was provided by DMC to TWC, Stifel and SNPE and was used in connection with TWC's January 20, 2000 fairness opinion.

      The projections set forth below were not prepared by DMC with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information, nor was the information prepared with the assistance of, nor were the projections the subject of a review, compilation or examination report by, our independent public accountants, Arthur Andersen LLP. Consequently, Arthur Andersen LLP assumes no responsibility for the projections, and no other independent expert has reviewed the projections.

      The projections reflect numerous assumptions of a forward-looking nature relating to future events and the future financial performance of DMC, all made by management of DMC. The assumptions relate to, among other things, industry performance and general business, economic, market and financial conditions, all of which are difficult to predict and many of which are beyond DMC's control. Projections are based on future business decisions which are subject to change, especially in light of the impending change in control of DMC by virtue of the Transaction with SNPE contemplated herein. The projections (i) do not include the pro forma effects of the SNPE Transaction, including, among other things, the shares that would be issued in such Transaction, infusion of $7.0 million in capital by SNPE, or the expenses of the SNPE Transaction, and (ii) assume no acquisitions or divestitures. There can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results may be materially greater or less than those contained in the projections set forth below.

      Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, DMC cautions that, while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material. Where, in any forward-looking statement, DMC, expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the projection, expectation or belief will result, or be achieved or accomplished. Actual results may be outside of the range of projected results. The projection and actual results will vary, and those variations may be material.

      The inclusion of the projections in this proxy statement should not be regarded as an indication that DMC or any of its financial advisors or other representatives, or its officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward looking information of any kind, DMC cautions that no undue reliance should be placed on such information. DMC does not intend to update, revise or correct such projections if they become inaccurate (even in the short term).

                              2000            2001           2002           2003
                          (Projection)    (Projection)   (Projection)   (Projection)
                          ------------    ------------   ------------   ------------
Sales                     $ 23,728,000    $ 29,800,000   $ 35,054,000   $ 40,429,620
Cost of Products Sold       19,350,241      23,249,276     26,353,520     29,607,689
                          ------------    ------------   ------------   ------------
Gross Profit                 4,377,759       6,550,724      8,700,480     10,821,931
Operating Expenses           4,699,583       5,170,000      5,428,500      5,699,925
                          ------------    ------------   ------------   ------------
Operating Income (Loss)       (321,824)      1,380,724      3,271,980      5,122,006
Interest Expense, Net        1,235,144         985,013        730,013        475,013
Income Taxes                  (622,787)        158,285      1,016,787      1,858,797
                          ------------    ------------   ------------   ------------
Net Income (Loss)         $   (934,181)   $    237,426   $  1,525,180   $  2,788,196
                          ============    ============   ============   ============
Earnings (Loss) per
  Common Share                   (0.33)           0.08           0.54           0.99
                          ============    ============   ============   ============
Weighted Shares
  Assumed to be
  Outstanding                2,828,577       2,828,577      2,828,577      2,828,577
                          ============    ============   ============   ============

Reasons for the Transaction

      The board of directors determined on January 14, 2000 that the Transaction was fair to, and in the best interests of, DMC and its stockholders, other than SNPE. This determination was based on the following material factors (not necessarily in order of importance).

      (i) DMC has pressing needs for cash. DMC projects that cash flows will be insufficient to fund projected debt service requirements in 2000 and any operating losses that may occur, due to continued reduced demand for products of the bonding business. DMC failed to make principal payments due on its senior bank debt in September and December 1999, and has failed to comply with certain financial covenants since June 30, 1999. DMC's lender had deferred principal payments and waived financial covenant compliance until March 30, 2000, but had indicated the importance of a significant and timely cash infusion into DMC. Subsequent to the board meeting, DMC's lender extended the waiver until June 30, 2000. There can be no assurance that the lender will continue to defer payments and waive covenants.

      (ii) The board of directors evaluated various debt financing opportunities considered most likely to be available to DMC. DMC and its financial advisors solicited debt financing opportunities from numerous sources, including asset based lenders, mezzanine funds and other sources of debt and equity funding, and received no favorable responses, due primarily to the financial condition of DMC. The board of directors was advised that third party financing was unlikely to be available within the required time frame and that such financing would have required DMC to pay higher interest rates and transaction costs.

      (iii) Alternative equity financing is unlikely due to the current price of the common stock and the continuing low demand for the products of DMC's bonding business. If alternative equity financing could be obtained, it would likely be at a discount to the current price of the common stock, rather than at the premium to the current price of the common stock to be paid by SNPE in the Transaction. In addition, alternative equity financing would potentially be more dilutive than the Transaction, and would probably result in significantly higher transaction costs.

      (iv) A prolonged period of economic instability of DMC, without a cash infusion, could force DMC to liquidate assets to satisfy outstanding obligations within a time frame which would result in receipt by DMC of less than fair value for its assets.

      (v) A prolonged period of economic instability of DMC, without a cash infusion, is likely to negatively affect long-term relationships with DMC's key suppliers and customers, and further reduce shareholder value in DMC.

      (vi) Although the Transaction results in dilution to existing holders of common stock and provides SNPE with rights to acquire additional common stock, in the absence of the Transaction DMC could be forced into less attractive financing alternatives, if any were available. In such event, the holders of common stock could experience greater dilution.

      (vii) TWC, on behalf of the board of directors, conducted a thorough identification and solicitation of potential strategic and financial purchasers of the bonding business and potential investors in DMC, which resulted in the two offers from Ametek and SNPE. These efforts were intensive from January through March 1999 and September through November 1999, and spanned almost one year, during a period in which the worldwide sales markets for products of the bonding business declined significantly. The decrease in sales volume is due primarily to a reduced demand for chemical processing equipment and other explosion bonded plate products in the U.S. and Asia, and is expected to continue at least through 2000. The initial transaction with Ametek was terminated in part due to Ametek's unwillingness to pay the purchase price it had originally offered for the bonding business due to the financial deterioration of the business.

      (viii) DMC will receive a premium of approximately 100% per share on its sale of shares to SNPE at $2.75 per share, compared to the average share price during the 30-day period ending December 31, 1999. The board of directors chose a 30-day period to reduce the possible effect of short-term volatility in DMC's low volume, low priced, common stock which might result from a small number of trades. The board of directors chose a period ending on December 31, 1999 to reduce or eliminate the effect of the first public disclosure of discussions between DMC and SNPE, which occurred when SNPE filed its Form 13D on January 5, 2000. The interest rate and payment terms of the convertible subordinated note are more favorable than the terms of DMC's bank loan and the terms of other financing, if any, that might be available to DMC. The convertible subordinated note is unsecured, subordinated to DMC's senior debt, and imposes no financial, operational or other covenants on DMC. The equity and debt financing comprising the Transaction provide financing on favorable terms, when compared to those that might be available in the equity and debt markets generally.

      (ix) DMC will be able to use a substantial portion of the cash it receives in the Transaction to achieve compliance with the terms of its bank facility, under which approximately $9.1 million is currently outstanding, or to attempt to secure replacement financing on terms with which DMC can comply. The financial prospects for DMC will be enhanced by the Transaction, which will improve the capitalization of DMC.

      (x) The board of directors considered the possibility that operating and marketing synergies with SNPE's bonding businesses may result from SNPE's investment.

      (xi) DMC has received the opinions of both TWC and Stifel that the Transaction is fair, from a financial point of view, to the stockholders of DMC, other than SNPE.

      (xii) The board of directors considered the fact that multiples used in certain precedent transactions reviewed by TWC yielded an implied price per share that was higher than the share purchase price in the Transaction, and that one other transaction value included in the TWC analysis was higher than the blended price to be received by DMC in the transaction, which assumes conversion of the convertible subordinated note into DMC common stock at $6.00 per share. The board of directors recognized that the note conversion price of $6.00 per share of common stock is significantly higher than the current share price, and that conversion of the note may not occur. The board of directors considered this information in conjunction with the other analyses performed by TWC and Stifel, all of which were considered by them in concluding that the Transaction is fair, from a financial point of view, to the stockholders of DMC, other than SNPE.

      (xiii) The board of directors believed that SNPE's willingness to provide financial support to DMC in exchange for a larger stake in DMC will be viewed favorably by the public equity market and commercial lenders as a vote of confidence in the future performance of DMC by a large stockholder.

Opinion of TWC Regarding the Transaction

      DMC retained TWC to act as its financial advisor in connection with the Transaction. The board of directors selected TWC based on TWC's experience and expertise in merger and acquisition and private placement transactions, and because of TWC's familiarity with DMC and its business as DMC's financial advisor in connection with, among other things, the financing of its acquisition of Detaclad in 1996, and the exploration of strategic alternatives.

      During the period from January through April 1999, TWC identified a number of potential strategic and financial buyers for DMC's bonding business, and after discussion with DMC, contacted such potential buyers. In January and February 1999, TWC prepared an information memorandum describing DMC and its bonding business and provided copies of the memorandum and other information to six potential buyers who expressed interest in the transaction. TWC actively participated with DMC management in initial discussions with all of the potential buyers regarding the bonding business and the structure of possible transactions, and assisted in the due diligence efforts of those buyers in February and March 1999. TWC, with DMC management, conducted negotiations with Ametek and SNPE that led to their initial bids for the bonding business in March 1999. TWC advised DMC's board of directors regarding strategic, financial and other aspects of these two initial bids.

      Once the board of directors decided to proceed with the Ametek transaction, TWC was actively involved with DMC management in the negotiation of the Asset Purchase Agreement with Ametek. TWC continued communications with Ametek throughout June, July and August 1999, during Ametek's continuing due diligence regarding the bonding business. TWC provided advice to the board of directors in connection with Ametek's initial attempts to terminate the Asset Purchase Agreement in August 1999 and its subsequent termination of the Asset Purchase Agreement in October 1999, including advice regarding strategic alternatives to the Ametek transaction. TWC, with DMC management, resolicited in October and November 1999 the six initial potential buyers, two additional potential strategic buyers and numerous other potential sources of debt or equity financing. TWC participated with DMC management and legal counsel in structuring and negotiating the Transaction with SNPE from November 1999 through execution of the Stock Purchase Agreement on January 20, 2000.

      On January 14, 2000, TWC rendered its oral opinion to the board of directors of DMC that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by SNPE in the Transaction was fair, from a financial point of view, to the stockholders of DMC, other than SNPE. TWC confirmed its oral opinion with a subsequent written opinion dated and delivered on January 20, 2000, the date on which the Stock Purchase Agreement was signed.

      A copy of TWC's written opinion dated January 20, 2000, which sets forth the factors considered, assumptions made, and certain limitations on the scope of the review conducted by TWC, is included as appendix D to this proxy statement. Stockholders are urged to read this opinion in its entirety. The TWC opinion was intended for the use and benefit of the board of directors of DMC and was directed only to the fairness of the Transaction from a financial point of view to the stockholders of DMC, other than SNPE. The opinion does not constitute a recommendation to any stockholder of DMC as to how such stockholder should vote on the proposed Transaction.

      In arriving at its opinion, TWC:

      (i) reviewed DMC's 1999 unaudited financial statements for the nine months ended September 30, 1999, management's fourth quarter 1999 projections and audited consolidated financial statements for the fiscal years 1995 to 1998;

      (ii)  visited and toured the facilities of DMC;

      (iii) held discussions with certain members of DMC's management and board of directors;

      (iv) reviewed certain terms of the contemplated transactions, including but not limited to the equity price per share and terms of the convertible subordinated note;

      (v) evaluated and reviewed the possible alternative transactions available to DMC;

      (vi) reviewed documentation related to the transaction including the term sheet, Stock Purchase Agreement, note and the registration rights agreement;

      (vii) reviewed publicly available data on companies deemed comparable or otherwise relevant to DMC;

      (viii) compared business profile, financial strength, financial performance, potential growth, size and risk of DMC to that of comparable or otherwise relevant companies;

      (ix) reviewed publicly available data on precedent merger transactions, where the target was deemed to be comparable to DMC by size or industry or otherwise relevant;

      (x) compared business profile, financial strength, financial performance, potential growth and risk of DMC to that of precedent merger transaction target companies;

      (xi) reviewed certain financial projections, as provided by DMC in its forecasts of fiscal years 1999, 2000, 2001, 2002 and 2003;

      (xii) determined a discount rate applicable to an equity investment in DMC;

     (xiii) performed discounted cash flow analysis of DMC's projections under several scenarios;

      (xiv) reviewed studies on size discounts and control premiums;

      (xv) conducted a lengthy sales process during 1999 in which potential strategic and financial acquirers were contacted, bids were solicited, and an agreement for the purchase of DMC's bonding business and subsequently for an investment in DMC were negotiated and signed; and

      (xvi) performed such additional review as TWC deemed appropriate.

      In preparing its opinion, TWC relied upon the accuracy and completeness of all information supplied or made available to TWC. TWC did not assume any responsibility for independently reviewing or verifying such information. With respect to information involving financial forecasts for DMC, TWC assumed that such forecasts were the best current estimates of management and were reasonably prepared based on the judgement of management to reflect the expected future financial performance of DMC. In preparing its opinion, TWC based its analysis on the economic and market conditions and on DMC's financial condition as they existed and could be evaluated on the date of the opinion.

      Following is a summary of all of the material analyses performed by TWC in connection with its work on its opinion:

      DMC's Financial Condition. TWC spent considerable time analyzing the current financial condition of DMC. Specifically, TWC focused on the prospects for DMC to be able to continue operating in the normal course given that (i) DMC is highly leveraged with debt, (ii) DMC is in default on its senior debt and operating under a temporary deferral of principal payments and waiver of covenant compliance, (iii) DMC's auditors may consider whether DMC is viable as a going concern in conjunction with their year-end 1999 audit report, and (iv) both a key vendor and customer of DMC have inquired as to the financial viability of DMC and its relationship with its senior lender. TWC concluded that there is a significant risk that DMC would not be able to continue normal operations of the business in the future due to its weak current financial condition.

      Transaction Share Price and Blended Price. TWC reviewed the terms of the Transaction, consisting of the sale to SNPE of 2,109,091 shares of DMC common stock at $2.75 per share for a $5.8 million cash payment, and the payment to DMC of an additional $1.2 million pursuant to a subordinated note bearing interest at the rate of 5% per year and convertible into DMC common stock at $6.00 per share. TWC calculated the blended share purchase price, reflecting the value and assuming conversion of the convertible subordinated note, at $3.03 per share of DMC common stock as follows:

   ------------------------------------------------------------------------
     Proceeds            Security          Price/Share       Shares Issued
     ----------       --------------       -----------       ------------
     $5,800,000       Common Stock           $2.75            2,109,091
     $1,200,000           Note               $6.00              200,000
      ---------       --------------         -----             --------
     $7,000,000                              $3.03            2,309,091
   ------------------------------------------------------------------------

      Market Analysis. TWC reviewed market and stock trading information concerning DMC. The following represents recent stock trading activity and average prices for DMC's shares prior to the announcement of the proposed Transaction.

--------------------------------------------------------------------------------
Closing stock price as of December 31, 1999 .....................        $1.1875
30 day average stock price as of December 31, 1999 ..............        $1.3969
Share volume on December 31, 1999 ...............................         45,900
Average daily share volume for the 30 days ended December 31,
  1999 ..........................................................         18,193
--------------------------------------------------------------------------------

      In conducting its market and stock trading analysis, TWC also considered the information that DMC had been notified it no longer qualifies for listing on the Nasdaq National Market and was in the process of applying for listing on the Nasdaq SmallCap Market.

      Control Premium Analysis. TWC studied average control premiums paid for public companies with equity values less than $25.0 million from 1993 through the third quarter of 1999. Based upon its study, TWC concluded that the average control premium paid for public companies in that period was 38.8%. TWC applied this premium to DMC's December 31, 1999 and 30 day average stock prices. The December 31, 1999 share price was used as the last day of the measurement period as it is the closing price three days prior to SNPE's public filing of its amended 13D filing which discussed the Transaction. Applying the 38.8% average control premium to DMC's 30 day average share price and December 31, 1999 closing share price resulted in implied values of $1.94 per share and $1.65 per share, respectively.

       ----------------------------------------------------------------------
                                                    30 Day
                                                 Average Stock  Current Stock
                                                     Price         Price
                                                 ------------   ------------
      Stock Price ............................     $ 1.3969        $ 1.1875
      Control Premium ........................         38.8%           38.8%
                                                   --------        --------
      Implied Value ..........................     $ 1.9389        $ 1.6483
       ----------------------------------------------------------------------

      The $2.75 per share purchase price and $3.03 blended price which DMC will receive in the Transaction represent a control premium of approximately 96.9% and 116.9%, respectively, to DMC's average 30 day closing share price. When applied to DMC's December 31, 1999 closing share price, the Transaction share price and blended share price represent 131.6% and 155.7% control premiums. The control premium to be received by DMC in the Transaction is thus significantly higher than the average control premiums paid for public companies with equity values less than $25.0 million.

      Comparable Company Analysis. TWC compared financial information relating to DMC to corresponding data from a group of five publicly traded companies deemed comparable to DMC. The comparable companies include Ducommun Inc., Fansteel Inc., Precision Cast Corp., RTI International Metals Inc. and SPS Technologies, Inc. The comparable group of companies was chosen because they participate in the specialty metal fabricating industry, the aerospace industry, or both. These companies are generally much larger and more profitable than DMC. TWC calculated the comparable company valuation statistics including price to earnings ratios, enterprise to operating income, enterprise value to EBITDA, enterprise value to revenue and price to book value. The comparable company valuation statistics were adjusted by reducing valuations to reflect a 35.6% size discount, reflecting an average reduction in prices paid for small companies like DMC from prices paid for companies the size of those in the comparable group, and increasing valuations to reflect the 38.8% average control premium determined as described above.

      ---------------------------------------------------------------------
                                                                    Average
                                                                    Ratios
                                                                    -------
      Price to Earnings ...................................          9.9 x
      Enterprise to Operating Income ......................          8.0 x
      Enterprise to EBITDA ................................          5.4 x
      Enterprise to Revenue ...............................          0.7 x
      Price to Book Value .................................          0.9 x
      ---------------------------------------------------------------------

      The table above summarizes the comparable company multiples. DMC's lack of positive trailing net income, EBIT, or EBITDA restricts the analysis to multiples of sales and book value, generally less reliable valuation standards than earnings based ratios. Taking the comparable company group average, adjusting for size discounts and control premiums, and calculating equity value results in an average implied equity value of $2.12 per share for DMC. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction are significantly higher than its average implied equity value of $2.12.

      Precedent Transactions. TWC reviewed recent merger and acquisition transactions for which public information was publicly available involving two groups of companies. The first group studied included companies in the specialty metal fabrication or aerospace industries, similar lines of business to those of DMC. This comparable group included only three companies, including DMC's acquisition of Detaclad in 1996. The second group studied included a group of smaller specialty manufacturing companies in a variety of industries that were more similar in size and slow growth characteristics to DMC. This group included eleven companies.

      As with the comparable public company group, TWC calculated relevant valuation multiples for each of the precedent transactions, including price to earnings, enterprise value to operating income, enterprise value to EBITDA, enterprise value to revenue and price to book value. Once again, DMC's weak current operating results prevented meaningful comparison to the comparable groups in terms of earnings, operating income or EBITDA. The multiples of enterprise to book value were not meaningful for one company in each of the two groups, and were excluded from the information analyzed and summarized below. The precedent transaction group valuation multiples were adjusted for size and compared with the proposed Transaction valuation.

   ------------------------------------------------------------------------
                                                     Average Ratios
                                              -----------------------------
                                              Group One          Group Two
                                              ---------          ----------
   Price to Earnings........................    14.7 x             13.1 x
   Enterprise to Operating Income...........     9.0 x              8.8 x
   Enterprise to EBITDA.....................     6.8 x              6.0 x
   Enterprise to Revenue....................     0.9 x              0.6 x
   Price to Book Value......................     2.0 x              1.7 x
   ------------------------------------------------------------------------

      The table above shows the valuation ratios of the two precedent transaction groups. An analysis of the first group, those in similar lines of business to those of DMC, yields an implied price per share of $3.25, higher than both the $2.75 share purchase price and the $3.03 blended price. An analysis of the second group, more similar in size and slow growth characteristics to DMC, yields an implied price per share of $2.77, slightly higher than the $2.75 share purchase price, but lower than the $3.03 blended price. Taking an average of these two groups and applying the enterprise to revenue and price to book value ratios to DMC results in an implied price of $3.01 per share for DMC, slightly lower than the $3.03 blended price DMC will receive in the Transaction (which assumes conversion of the convertible subordinated note), although higher than the $2.75 share purchase price.

      Discounted Cash Flow Analysis. TWC estimated the present value of the projected future cash flows of DMC using discounted cash flow analysis. TWC used management's cash flow projections for the fiscal years 2000 through 2003, applied a range of estimated terminal multiple values of 4.0 times through 6.0 times DMC's estimated 2003 EBITDA and discounted the resulting cash flows back using discounts of 15% through 20% based on weighted average cost of capital computations. This analysis resulted in a range of estimated present values of DMC's equity of approximately $0.05 per share to $3.82 per share with a midpoint of $1.80 per share. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction (which assumes conversion of the convertible subordinated note) compare favorably to the midpoint equity value of $1.80 per share.

      Liquidation Analysis. Management provided TWC with an estimated forced liquidation value for the bonding assets and all of the assets of DMC. Management estimates that DMC could generate approximately $8.3 million of net proceeds from the forced liquidation of the bonding business. Applying this cash to pay down debt, and utilizing management's forecast for the aerospace division going forward, TWC calculated a discounted cash flow equity value of $(0.84) per share for DMC. The $2.75 share purchase price and the $3.03 blended price which DMC will receive in the Transaction (which assumes conversion of the convertible subordinated note) compare favorably to the discounted cash flow equity value of $(0.84) per share.

      Management estimates net cash proceeds of approximately $13.8 million would result from the forced liquidation of the entire company. Applying this cash to the assumed outstanding debt balance of $16.8 million leaves DMC with an assumed unpaid debt balance of $3.0 million, leaving no value for stockholders.

      Conclusion. In reaching its conclusion as to the fairness of the Transaction and in its presentation to the board of directors, TWC did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. TWC believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

      The analysis of TWC is not necessarily indicative of actual values or future results, which may be significantly different than those suggested by the analyses. Analyses relating to the value of companies are not intended to be appraisals or valuations or to necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to DMC or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which DMC was compared and other factors that could affect the public trading values of the companies. In this regard, TWC noted substantially lower profitability and smaller revenues for DMC when compared to comparable companies or precedent merger transactions.

      For purposes of its opinion, TWC relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by DMC or otherwise made available to TWC and did not assume responsibility for the independent verification of such information. TWC relied upon the assurances of the management of DMC that (i) the information provided to it by DMC was prepared on a reasonable basis, (ii) the financial forecasts reflected the best currently available estimates of management, (iii) management was not aware of any information or facts that would make the information provided to TWC incomplete or misleading and (iv) there were no material changes in DMC's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to TWC.

      Pursuant to the terms of an engagement letter dated March 15, 2000, DMC has agreed to pay TWC a total fee of $300,000 in connection with its services related to the Transaction. At the date of this proxy statement, TWC has been paid $95,000 at the rate of $7,500 per month for the period commencing with TWC's engagement and ending on January 31, 2000. Fees continue to accrue at the rate of $7,500 per month, but TWC has permitted DMC to defer the payment of these fees. If the Transaction were to close on June 30, 2000, total additional fees of $37,500 will have been accrued. The remaining fee owed to TWC, $182,500 as of the date of this proxy statement or $167,500 if the Transaction were to close on June 30, 2000, is contingent upon the closing of the Transaction. In addition, DMC has agreed to indemnify TWC against certain liabilities, including liabilities under federal securities laws, in connection with such engagement.

Opinion of Stifel Regarding the Transaction

      Opinion of Financial Advisor. On January 20, 2000, Stifel delivered its written opinion, dated January 20, 2000, to the board of directors to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits on review set forth in Stifel's opinion, the consideration to be received by DMC in the Transaction, consisting of consideration received by DMC from the investment contemplated by the Stock Purchase Agreement, dated January 20, 2000, and the convertible subordinated note, is fair to DMC from a financial point of view. Stifel's written opinion confirmed its oral opinion previously delivered to the board or directors on January 14, 2000.

      The full text of the opinion of Stifel, dated January 20, 2000, is attached as appendix E to this proxy statement and sets forth the assumptions made, matters considered and limits on the review undertaken. Stockholders are urged to read the opinion of Stifel in its entirety. Stifel's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by DMC from the investment contemplated pursuant to the Stock Purchase Agreement, whereby DMC will sell and SNPE will purchase 2,109,091 shares (the "Shares") of common stock for $5.8 million or $2.75 per share, and the convertible subordinated note in an aggregate principal amount of $1.2 million, is convertible by SNPE in whole or in part into 200,000 common shares at $6.00 per share within five years of the closing date. Except as set forth below and in the full text of Stifel's opinion, no limitations were imposed by the board of directors upon Stifel with respect to the investigations made or procedures followed by it in rendering its opinion. In rendering its opinion, Stifel did not opine as to any other transactions or contractual arrangements to be entered into or payments to be made by or to DMC or any other person concurrently with the Transaction. In addition, Stifel was not requested to opine as to, and its opinion did not address, the underlying business decision of the board of directors to proceed with or to effect the Transaction.

      The summary of the opinion of Stifel set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion set forth as appendix E to this proxy statement and incorporated herein by reference. Stifel's opinion does not constitute a recommendation to any stockholder of DMC as to how such stockholder should vote on the proposals at the special meeting.

In arriving at its opinion, Stifel:

      (i) reviewed DMC's Annual Reports to Stockholders for the fiscal years ended December 31, 1996, 1997 and 1998, its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1999;

      (ii) reviewed certain operating and financial information, including current estimates for fiscal 1999 through 2003 provided to Stifel by DMC's senior management, relating to DMC's businesses and prospects;

      (iii) reviewed the Term Sheet, the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement;

      (iv) met with or had telephone conversations with certain members of DMC's senior management to discuss DMC's businesses and operations, historical financial performance, estimated financial performance for fiscal 1999 through 2003, current financial condition and liquidity, expected capital requirements and future prospects;

      (v) reviewed the historical prices, trading activity and valuation parameters of the shares of the common stock;

      (vi)  reviewed possible strategic alternatives available to DMC;

      (vii) determined DMC's cost of capital based on its current borrowing ratios and risk profile and performed a discounted cash flow analysis of DMC's financial projections;

      (viii) determined an applicable control premium based on transactions of similar size;

      (ix) reviewed publicly available financial data, stock market performance data and valuation parameters of certain companies which Stifel deemed reasonably comparable to DMC, or otherwise relevant;

      (x) reviewed the terms of selected precedent merger and acquisition transactions, to the extent publicly available, involving companies which Stifel deemed reasonably comparable to DMC or otherwise relevant;

      (xi) reviewed a draft of this proxy statement in substantially the form in which it is being distributed to stockholders; and

      (xii) conducted such other studies, analyses, inquiries and investigations as Stifel deemed appropriate.

      In connection with the foregoing, Stifel relied upon and assumed the accuracy and completeness of the financial and other information provided to it by DMC and representations of DMC's senior management related thereto. With respect to DMC's budgets and current estimates for fiscal 1999 through 2003 referred to in the previous paragraph, Stifel assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of DMC as to the expected performance of DMC for fiscal 1999 through 2003. Stifel did not assume any responsibility for the information or current estimates provided to it and relied upon the assurances of the senior management of DMC that it was unaware of any facts that would make the information provided to Stifel incomplete or misleading. In arriving at its opinion, Stifel did not perform or obtain any independent appraisal of the assets of DMC. Stifel's opinion was necessarily based on economic, market and other conditions, and the information made available to it, as of the date thereof.

      In rendering its opinion, Stifel considered:

      (i) DMC's recent financial performance, current financial condition and (based on recent trends as well as the discussions with senior management described above) future prospects;

      (ii) the engagement with TWC regarding the attempted sale of DMC's bonding business, the offers received in connection with the engagement and the terminated transaction with Ametek;

      (iii) that DMC could be considered to be in distress given the facts that DMC is in default on its senior bank debt, DMC's auditors have indicated the possibility of a "going concern" qualification and DMC faced transfer from the Nasdaq National Market to the Nasdaq SmallCap Market;

      (iv) DMC's prospects for raising debt or equity in the public and private capital markets; and

      (v)   the various terms and conditions of the Transaction.

      The following is a summary of the principal financial and valuation analyses performed by Stifel to arrive at its opinion. Based on these financial and valuation analyses and the other factors discussed herein, Stifel determined that, as of the date of its opinion, the consideration to be received by DMC pursuant to the Transaction is fair, from a financial point of view, to the stockholders of DMC other than SNPE.

      Financial and Operating Performance of DMC. As part of its overall analysis, Stifel examined the historical financial and operating performance of DMC for its last three full fiscal years and the estimated financial and operating performance of DMC for fiscal 1999 through 2003, furnished by senior management and described above. This analysis considered DMC's reported revenues, gross profit, earnings before interest and income taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income.

      Stifel noted that on a fiscal year 1999 management-estimated basis, EBITDA, EBIT and net income were all negative and significantly below historical and projected levels. Stifel also noted that because of the operating results for DMC on a latest twelve month basis, it was not meaningful to conduct any valuation analysis based on (i) total enterprise value to EBIT, (ii) total enterprise value to EBITDA and (iii) price/earnings multiples.

      Stock Market Trading Activity. As part of its review and analysis, Stifel examined the historical trading performance of the common stock in light of the recent financial and operating trends of DMC. In particular, Stifel reviewed the range of closing prices of the common stock over the last 52 weeks, which ranged from $6.4375 to $0.875 on average volume of 9,474 shares per day. Stifel also reviewed the closing stock prices surrounding the June 23, 1999 announcement by DMC of the Asset Purchase Agreement with Ametek to sell the bonding business and the subsequent termination of that agreement on October 20, 1999, which saw the stock price closing in a range from approximately $5.00 to $1.00 during the period.

      Discounted Cash Flow Analysis. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent cash flows anticipated to be generated by the assets of the business. Stifel performed a discounted cash flow analysis for fiscal 2000 through 2003 to estimate the present value of the stand-alone, unlevered free cash flows of DMC. For purposes of this analysis unlevered free cash flows were defined as after-tax operating earnings, plus depreciation and amortization, less projected capital expenditures and investment in working capital. To derive a terminal value, Stifel applied a range enterprise value to EBITDA multiples of 4.5x to 6.5x to the projected EBITDA of DMC in fiscal 2003. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 15.0% to 25.0%, representing an estimated range of the weighted average cost of capital of DMC. From the derived present value of the unlevered free cash flows, Stifel then subtracted the value of DMC's net debt (defined as estimated total debt less cash at December 31, 1999) to obtain the implied equity value. Based on management's projections of an enterprise value to EBITDA multiple of 5.5x and a discount rate of 20%, Stifel valued DMC's common stock at $1.82 per share. The $2.75 share purchase price and $3.03 blended price (reflecting the value of both the share purchase price and the convertible subordinated note) which DMC will receive in the Transaction compare favorably to this $1.82 share value.

      Inherent in any discounted cash flow valuation is the use of a number of assumptions and judgments, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

      Control Premium Analysis. Typically an acquirer will pay a premium over a public company's market value to gain control of the public company. Stifel reviewed premiums paid by buyers of a controlling interest (defined as 50% or greater) in public companies valued at under $50.0 million from 1996 to 1999. Stifel reviewed these transactions by year. For each transaction, Stifel looked at the 5- and 30-day premiums paid. Stifel's analysis is summarized below:

        ----------------------------------------------------------------
              Year                          Control Premiums
              ----                   -------------------------------
                                       5 Day                 30 Day
                                    -----------            ----------
              1996                    36.5%                   43.7%
              1997                    29.4%                   39.7%
              1998                    35.9%                   42.2%
              1999                    35.9%                   40.0%
                                     ------                  ------
              Averages:               34.4%                   41.4%

              Average Premium:                    37.9%
        ----------------------------------------------------------------

      Based upon this analysis, Stifel concluded that the average control premium paid for public companies during that period was 37.9%. Stifel then applied this premium to DMC's January 20, 2000 stock price and 30 day average.

      This analysis concluded that an average price of $2.10 per share for DMC's common stock would reflect the average control premium paid for public companies of 37.9%. The $2.75 per share purchase price and $3.03 blended price which DMC will receive in the Transaction represent control premiums of 77.4% and 95.5%, respectively, to DMC's 30 day average closing share price, and premiums of 83.3% and 102%, respectively, to DMC's closing stock price on January 20, 2000. The control premiums to be received by DMC in the Transaction are thus significantly in excess of the 37.9% average control premium.

      Analysis of Selected Publicly Traded Companies. This analysis is generally used to determine the market value of a company by comparing it to a group of comparable companies. Stifel used this analysis to determine if DMC traded at a premium or a discount to the relevant group. Stifel compared certain operating and financial information of DMC to certain publicly available operating, financial, trading and valuation information of twelve publicly traded companies in the fabricated metals products and aerospace components industries which, in Stifel's judgment, were reasonably comparable to DMC (collectively, the "Comparable Companies") based on size, product line and margins. Although these companies are all larger than DMC in terms of revenues, they trade at similar discounts to their operating results as does a small-cap company like DMC. Stifel's analysis of the Comparable Companies included reviewing their enterprise values as a multiple of revenues, EBITDA, EBIT and book value and their stock prices as a multiple of earnings per share. In reviewing the valuation parameters of

DMC, Stifel noted that DMC could only be analyzed based on a multiple of revenues and a multiple of book value as a result of its recent financial performance.

      Stifel's analysis of the Comparable Companies indicated that the range of enterprise value to revenues multiples was 0.2x to 1.0x with an arithmetic mean (excluding the high and low values) of 0.6x. Stifel noted that enterprise value to revenue multiple valuations are generally not regarded as a highly reliable method of valuation. In addition, Stifel's analysis of the Comparable Companies indicated that the range of enterprise value to book value multiples was 0.5x to 4.1x with an arithmetic mean (excluding the high and low values) of 1.4x. Stifel noted that enterprise value to book value multiple valuations are generally not regarded as a highly reliable method of valuation. By applying these multiples to DMC's operating results for 1999, applying the 37.9% control premium to the resulting value and subtracting DMC's net debt, Stifel valued DMC's common stock at $1.74 per share. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction compare favorably to this valuation.

      Analysis of Selected Precedent Merger and Acquisition Transactions. Stifel reviewed and analyzed the publicly available financial terms of 23 recent merger and acquisition transactions ("Precedent M&A Transactions") from 1996 through January 20, 2000 involving companies which focus primarily on specialty metal fabrication that, in Stifel's judgment, were reasonably comparable to DMC for purposes of this analysis based on size and product line.

      Stifel reviewed the prices paid in the Precedent M&A Transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Stifel noted that none of the Precedent M&A Transactions were identical to the Transaction and that, accordingly, any analysis of the Precedent M&A Transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the value of DMC versus the acquisition values of the companies to which DMC was being compared. In addition, Stifel noted that the Precedent M&A Transactions could generally be analyzed based on various valuation parameters such as enterprise value as a multiple of revenues, EBIT, EBITDA and book value whereas DMC could only be analyzed based on a multiple of revenues and book value as a result of its recent financial performance.

      Stifel's analysis of the Precedent M&A Transactions indicated that the range of enterprise value to revenue multiples was 0.1x to 1.7x with an arithmetic mean (excluding the high and low values) of 0.6x. One transaction was excluded from this analysis because the available data did not provide a multiple. Stifel noted that enterprise value to revenue multiple valuations are generally not regarded as a highly reliable method of valuation. Stifel's analysis of eight of the Precedent M&A Transactions indicated that the range of enterprise value to book value multiples was 0.1x to 1.7x with an arithmetic mean (excluding the high and low values) of 2.9x. Fifteen of the M&A Precedent Transactions were excluded from this analysis because the available data did not provide a multiple. Stifel noted that enterprise value to book value multiple valuations are generally not regarded as a highly reliable method of valuation. By applying these multiples to DMC's operating results for 1999 and subtracting DMC's net debt, Stifel valued DMC's common stock at $2.43 per share. The $2.75 share purchase price and $3.03 blended price which DMC will receive in the Transaction compare favorably to this valuation.

      The Convertible Subordinated Note. As part of its overall analysis, Stifel evaluated the terms of the convertible subordinated note, including the 5% annual interest rate (payable quarterly) and the implied conversion premiums associated with DMC's common stock price compared with the current market price. In its review of the convertible subordinated note's interest rate, Stifel considered the financial condition of DMC and DMC's current average borrowing rate of 8.1% (before considering tax effects). In its review of the convertible subordinated note's implied conversion premiums, Stifel noted that, based upon the (i) $6.00 conversion price and (ii) the market price of the common stock of $1.50 per share on January 20, 2000, the resulting 300.0% implied conversion premium appeared fair to DMC's common stockholders with Stifel's knowledge of market premiums and DMC's financial performance.

      Conclusions. Stifel arrived at its opinion based on the foregoing analyses and factors. However, the summary set forth above does not purport to be a complete description of the analysis performed and factors considered by Stifel in arriving at its opinion, although it does reflect all material factors considered and analyses performed by Stifel. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Stifel's opinion. In arriving at its opinion, Stifel considered the results of all such reviews, calculations and analyses. The analyses were prepared solely for purposes of providing its opinion as to the fairness of the consideration to be received by DMC pursuant to the Transaction, from a financial point of view, to the stockholders of DMC, other than SNPE, and do not purport to be appraisals or to necessarily reflect the prices at which securities of DMC might actually be sold to other parties. Analyses based upon future prospects are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Stifel's opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the Transaction and recommend the Transaction to the stockholders of DMC.

      DMC retained Stifel in connection with the Transaction based upon Stifel's qualifications, expertise and reputation, including the fact that Stifel, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Stifel may actively trade securities of DMC for its own account and for the accounts of its customers and, accordingly, may, at any time, hold a long or short position in such securities.

      Pursuant to the terms of an engagement letter dated January 10, 2000, DMC has agreed to pay Stifel a total fee of $75,000, of which $25,000 was paid upon execution of the engagement letter and an additional $50,000 is payable upon distribution of this proxy statement. In addition, DMC has agreed to indemnify Stifel against certain liabilities, including liabilities under federal securities laws, in connection with such engagement.

Interests of Certain Persons in the Transaction

      In considering the recommendations of DMC's board of directors, stockholders should be aware that certain members of management of DMC and of such board of directors have certain interests in the Transaction that are in addition to the interests of stockholders generally and that may create potential conflicts of interest.

      Directorships. The Stock Purchase Agreement requires that the bylaws of DMC will be amended to increase the size of DMC's board of directors to seven members, four of whom will be nominated by SNPE. On the closing of the Transaction, Messrs. Allwein and Franson will resign from the board of directors. Messrs. Allen, Morgenthaler and Bartlett will complete their current terms as directors and thereafter their successors will be nominated by the DMC board of directors and elected at the annual stockholder meeting at which their terms expire. One or more of Messrs. Allen, Morgenthaler and Bartlett will serve on a board of directors committee, to be composed of equal numbers of representatives of SNPE and DMC, created to consider granting of stock options to directors, officers, employees or affiliates of DMC or SNPE. Such stock option grants may be approved only by the unanimous vote of the committee members.

      Officers. SNPE has informed DMC that Mr. Allwein is expected to serve as Chief Operating Officer following the closing of the Transaction. DMC expects that Mr. Santa will continue to serve as Vice President and Chief Financial Officer and that Mr. Jarman will continue to serve as Vice President of Corporate Development following the closing of the Transaction.

      Employment Agreements. Mr. Allwein had an employment agreement with DMC, which expired on March 18, 2000, under which he would have been entitled to receive his base salary for the longer of six months or the remaining term of his employment agreement following involuntary termination of his employment without cause. Under the Stock Purchase Agreement, the term of Mr. Allwein's employment agreement may not be extended without the consent of SNPE.

      Mr. Santa has an employment agreement with DMC under which he is entitled to receive severance equal to 26 weeks of salary if he is involuntarily terminated without cause or as the result of a change of control of DMC.

      Change of Control Agreements. Messrs. Allwein, Jarman and Santa, have entered into change of control agreements with DMC. Each agreement entitles the executive to remain employed by DMC for up to one year after a change of control, as defined in the Agreement, and to receive his base annual salary and bonus and benefits at a rate equal to or greater than that in effect immediately prior to the change of control. The Transaction does not constitute a change of control as defined, which includes only transactions following four quarters during which DMC has had operating profits.

      Severance Plan. DMC maintains a severance compensation plan under which those employees selected for participation in the plan and who are involuntarily terminated from employment may receive severance compensation and/or continuation of certain other benefits after termination as determined by DMC. There are currently no participants in the severance compensation plan, and any action by DMC to select plan participants or to provide benefits would require the approval of SNPE under the Stock Purchase Agreement.

      Indemnification and Insurance of Directors and Officers. Directors and officers of DMC are, to the extent permitted by Delaware law, indemnified in DMC's bylaws and in separate indemnification agreements with DMC. In addition, under the Stock Purchase Agreement, SNPE is required to use reasonable efforts to cause DMC to maintain, until July 1, 2002, directors' and officers' liability insurance in amounts and coverages comparable to that currently maintained by DMC at a cost not to exceed 125% of the annual premium currently paid by DMC.

      Stock Options. Under DMC's 1997 Equity Incentive Plan, either (i) SNPE or DMC must maintain outstanding stock options or replace them with stock awards which are economically comparable or (ii) DMC must accelerate the vesting of stock options and provide a period within which such options may be exercised prior to the closing date of the Transaction. DMC expects to maintain outstanding stock options granted under the 1997 Equity Incentive Plan after the closing of the Transaction.

      Employee Stock Purchase Plan. Grants made under DMC's employee stock purchase plan provide employees, including DMC officers, with the right to purchase DMC common stock at prices not less than the lesser of 85% of the fair market value of the stock on the date of the grant or the date on which the right may be exercised. The rights granted under the employee stock purchase plan will continue in full force and effect following the closing of the Transaction.

      Investment Banking Fees. Mr. Franson, a Director of DMC, is a principal in TWC, the financial advisor to DMC in connection with the Transaction. DMC has agreed to pay TWC a total fee of $300,000 in connection with its services related to the Transaction. At the date of this proxy statement, TWC has been paid $95,000 at the rate of $7,500 per month for the period commencing with TWC's engagement and ending on January 31, 2000. Fees continue to accrue at the rate of $7,500 per month, but TWC has permitted DMC to defer the payment of these fees. If the Transaction were to close on June 30, total additional fees of $167,500 will have been accrued. The remaining fee owed to TWC, $182,500 as of the date of this proxy statement or $167,500 if the Transaction were to close on June 30, 2000, is contingent upon the closing of the Transaction. In addition, DMC has agreed to indemnify TWC against certain liabilities, including liabilities under federal securities laws, in connection with such engagement.

Effects of the Transaction on the Rights of Stockholders

      Assuming the issuance of the shares of common stock to SNPE under the Stock Purchase Agreement as proposed in this proxy statement, the percentage of DMC's voting securities owned of record and beneficially by existing holders of common stock (other than SNPE) will be reduced significantly on a fully diluted basis. If the Transaction is approved, the 2,109,091 shares of common stock issued to SNPE pursuant to the Stock Purchase Agreement, combined with the 406,400 shares already owned by SNPE, would reduce to 49.20% the interest of existing holders of common stock other than SNPE and increase SNPE's ownership to 50.80% from 14.30% of the outstanding shares of common stock. If SNPE converts the convertible subordinated note at the original conversion price of $6 per share, it will receive an additional 200,000 shares, thus increasing its total number of shares of common stock to 2,715,491 or 52.70% of DMC's outstanding common stock, and reducing to 47.30% the interest of existing stockholders other than SNPE. SNPE, as the holder of greater than 50% of the outstanding shares of Common stock, will be able to elect all of the directors of DMC standing for election at each meeting and to direct corporate policy.

                        MATERIAL TERMS OF THE TRANSACTION

      The terms of the Transaction which stockholders are being asked to approve are set forth in the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement. The Stock Purchase Agreement has been amended to change the closing date from on or before May 15, 2000 to on or before June 30, 2000. The following is a summary of the material provisions of the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement, copies of which are attached as appendices A, B and C to this proxy statement. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, the convertible subordinated note and the registration rights agreement.

Stock Purchase Agreement

      The Stock Purchase Agreement provides for the purchase by SNPE of 2,109,091 shares of common stock at a purchase price of $2.75 per share, or $5.8 million in the aggregate, and for the purchase of the convertible subordinated note.

      Closing. The consummation of the purchase and sale of the shares (the "closing") shall take place on the earlier of June 30, 2000 and the date on which all of the closing conditions set forth in the Stock Purchase Agreement, including approval by the stockholders of DMC, are satisfied (the "closing date"). At the closing, DMC will issue 2,109,091 shares of common stock to SNPE, and SNPE will pay $5.8 million to DMC. Also at the closing, DMC will issue the convertible subordinated note to SNPE, and SNPE will pay $1.2 million to DMC.

      Representations and Warranties. The Stock Purchase Agreement contains representations and warranties of the parties concerning, among other things, incorporation, authority of the parties to execute the Stock Purchase Agreement and the absence of conflicts. DMC has made certain additional representations and warranties regarding, among other things, its capital structure, assets, liabilities, expenditures, employee compensation, labor relations, material contracts, legal proceedings, taxes, inventory and environmental matters.

      Covenants. Each of SNPE and DMC has agreed to seek all necessary consents and approvals, to provide the other party with full access to information, and to notify the other party of any material changes or developments. Pending the closing, DMC has agreed to conduct its business consistent with past practices and to use reasonable best efforts to preserve its business organization and relationships intact, to amend its bylaws to effect changes in the composition of the board of directors effective as of the closing date which are required by the Stock Purchase Agreement, and to issue the convertible subordinated note and enter into the registration rights agreement.

      DMC has agreed that it will not, prior to the closing date, take or agree to take any action that would have a Company Material Adverse Effect (as defined in the Stock Purchase Agreement) on DMC. DMC also has agreed that it will not take certain other actions including:

      (i) amending its corporate documents, pay dividends or issue capital stock other than under existing benefit plans;

      (ii) increasing employee compensation or amend employee benefit plans other than in the ordinary course of business;

      (iii) materially amending or failing to perform under material contracts or permits;

      (iv) selling assets in excess of $50,000 or make capital expenditures, other than with respect to the Mount Braddock facility, in excess of $100,000;

      (v)   terminating certain officers or plant managers;

      (vi) increasing indebtedness above agreed limits or issue additional indebtedness with a maturity of more than one year; or

      (vii) changing the composition of the board of directors.

      SNPE has agreed to use reasonable efforts to cause DMC to maintain until July 1, 2002 directors' and officers' liability insurance in amounts and coverages comparable to that currently maintained by DMC at a cost not to exceed 125% of the annual premium currently paid by DMC.

      Solicitation. DMC has agreed that prior to the closing date it will not, without the prior written consent of SNPE, directly or indirectly, solicit, initiate or participate in negotiations or discussions, or provide any information or assistance to or enter into an agreement with any other party with regard to a possible acquisition, merger, consolidation, liquidation, dissolution, disposition of assets or any other transaction that would result in the transfer (other than in the ordinary course of business) of any part of the business or assets of or equity interest in DMC, or assist or participate in, facilitate or encourage any other party to attempt to do the foregoing. These restrictions do not apply to transactions which would not result in the disposition of a material amount of DMC's capital stock or assets. In addition, if DMC receives an unsolicited acquisition proposal (as defined in the Stock Purchase Agreement), or an unsolicited inquiry reasonably likely to result in the making of an acquisition proposal, from a party reasonably believed by the board of directors after consultation with its financial advisors to have the financial resources to consummate an acquisition proposal, and the board of directors believes in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with fiduciary duties to stockholders under applicable law, the board of directors may participate in discussions regarding such acquisition proposal or furnish information regarding DMC and its business to the party making such unsolicited acquisition proposal or inquiry pursuant to an appropriate confidentiality agreement. If DMC receives, directly or indirectly, from any party other than SNPE any acquisition proposal, DMC must promptly notify SNPE.

      Conditions. The obligations of both parties under the Stock Purchase Agreement are subject to certain conditions to closing including the representations of the other party being true and correct at closing, receipt of necessary consents and approvals, and expiration or termination of required waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and the Defense Production Act of 1950 as amended (Exon-Florio). As of the date of this proxy statement, the required waiting periods under Hart-Scott and Exon-Florio have expired, and the U.S. Committee on Foreign Investment has informed SNPE that the Transaction does not present issues of national security sufficient to warrant an investigation under Exon-Florio. Other conditions include the approval of DMC stockholders and the absence of litigation against either party which could render the Transaction unlawful.

      In addition the obligations of SNPE under the Stock Purchase Agreement are subject to DMC's fulfilling certain conditions, including:

      (i) amendment by DMC of its Shareholder Rights Plan to exempt from the provisions triggering exercise of the share purchase rights (a) the acquisition by SNPE of common stock to be issued in connection with the Transaction and (b) any other purchase of common stock deemed necessary by SNPE to maintain legal and beneficial ownership of not less than 50.10% of the common stock (excluding the number of shares which SNPE may acquire upon conversion of the convertible subordinated note);

      (ii) performance by DMC of additional subsurface environmental investigations regarding Hazardous Materials (as defined in the Stock Purchase Agreement) at DMC's Mount Braddock, Pennsylvania property and completion of any required remediation;

      (iii) purchase by DMC of environmental insurance on terms and covering sites set forth in the Stock Purchase Agreement, and receipt by DMC of any required transfers or renewals of, or applications for, Environmental Permits as defined in the Stock Purchase Agreement;

      (iv) absence of a Company Material Adverse Effect, defined in the Stock Purchase Agreement as any change, event or effect, whether or not foreseeable or known as of the date of the Stock Purchase Agreement, that, individually or in the aggregate with any other changes, events or effects, would be, or would reasonably be expected to be, materially adverse to:

            o DMC's business, condition (financial or otherwise) or results of operations;

            o the Transaction or the legality, validity or enforceability of the Stock Purchase Agreement; or

            o DMC's ability to promptly perform its obligations under the Stock Purchase Agreement; and

      (v) ownership by SNPE following the closing of the Transaction of not less than 50.10% of the outstanding common stock (without regard to the common stock which may be acquired by SNPE upon conversion of the convertible subordinated note).

      Termination. The Stock Purchase Agreement may be terminated at any time prior to the closing by the mutual written consent of DMC and SNPE, or by either DMC or SNPE if:

      (i) the closing does not occur on or before June 30, 2000, except that this right is not available to a party that is in material breach of the agreement or whose failure to fulfill an obligation under the agreement is the cause of the effective time failing to occur on or before June 30, 2000;

      (ii) the transaction is prohibited by any governmental authority of competent jurisdiction; or

      (iii) prior to closing either party is in material breach of any representation, warranty or covenant in the agreement and the breach is not cured within 10 days of notice of such breach, except that this right is not available to any party that is in material breach of the agreement or to SNPE if the aggregate effect of breach of DMC would result in an adverse effect on DMC of less than $1.5 million.

      The Stock Purchase Agreement may be terminated by DMC if its board of directors exercises its fiduciary duties to stockholders in a manner consistent with certain provisions of the Stock Purchase Agreement as described in the following section, "Termination Fees and Expenses."

      The Stock Purchase Agreement also may be terminated by SNPE if the board of directors of DMC (a) withdraws, modifies or changes, in any manner adverse to SNPE, its approval or recommendation of the Stock Purchase Agreement, (b) recommends to the stockholders an acquisition proposal or (c) fails to recommend against a tender offer for 20% or more of the outstanding common stock of DMC.

      Termination Fee and Expenses. If DMC terminates the Stock Purchase Agreement because its board of directors determines that its fiduciary duty to its stockholders makes it necessary to accept an acquisition proposal (as described above), DMC will pay to SNPE a $250,000 termination fee plus any documented expenses incurred by SNPE.

      SNPE may terminate the Stock Purchase Agreement if DMC's board of directors (a) withdraws, modifies or changes, in any manner adverse to SNPE, its approval or recommendation of the Stock Purchase Agreement, (b) recommends to DMC's stockholders an acquisition proposal or (c) fails to recommend against a tender offer for 20% or more of the outstanding common stock of DMC. If SNPE terminates the Stock Purchase Agreement for any of those reasons, and DMC enters into a definitive acquisition, merger or similar agreement to effect an acquisition proposal within one year of the date of termination, then DMC must pay to SNPE a $250,000 termination fee plus its documented expenses.

      If DMC or SNPE terminates the Stock Purchase Agreement because the DMC stockholders do not approve the Stock Purchase Agreement, and at the time of such failure to approve, a third party has made a public announcement or communicated to DMC or its stockholders concerning an acquisition proposal that has neither been rejected by DMC nor withdrawn or terminated by the party making it, and if DMC enters into a definitive agreement to effect an acquisition proposal within one year of the date of the termination, then DMC has agreed to pay SNPE a $250,000 termination fee plus its documented expenses.

Convertible Subordinated Note

      In connection with the sale of common stock to SNPE, DMC will issue the convertible subordinated note to SNPE. The convertible subordinated note is in the principal amount of $1.2 million and bears interest at the rate of 5% per annum payable quarterly in arrears on each March 30, June 30, September 30 and December 30, with the principal and all accrued interest due and payable on the date which is five years from the closing date. The convertible subordinated note is convertible by SNPE at any time prior to its maturity, in whole or in part, into shares of common stock at a conversion price of $6.00 per share of common stock, subject to adjustment from time to time to avoid dilution.

      Payment by DMC of principal and interest on the convertible subordinated note is subordinated to the prior payment in full of all senior indebtedness of DMC pursuant to its bank credit lines and its industrial development revenue bonds, as described in the convertible subordinated note. SNPE is subrogated equally and ratably to the rights of the holders of the senior indebtedness. Should DMC engage in a reclassification, change, consolidation, merger, sale or conveyance, DMC or its successor shall, as a precondition to such event, provide SNPE with a new note evidencing rights in respect of the resulting entity similar to those provided in the convertible subordinated note. DMC may prepay the convertible subordinated note, in whole or in part, without premium or penalty.

Registration Rights Agreement

      Within five years following the date of the registration rights agreement, any party holding or having the right to acquire at least 50% of the common stock issued pursuant to the Stock Purchase Agreement and issuable upon conversion of the convertible subordinated note may make a written request, or demand, for registration under the Securities Act of 1933 of a specified number of shares of such common stock, and other holders of such common stock shall have the right to include all or a portion of such common stock owned by them in such registration. DMC is not required to effect more than two demand registrations.

      If DMC is eligible to use a short-form registration statement for registering securities for public sale, the party making a demand may request that any registration statement effected pursuant to its demand be effected on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933. In this event, DMC shall keep the registration statement effective until the earlier of (i) the date on which all of that party's shares under the registration statement have been disposed of or (ii) 180 days after the registration statement is declared effective.

      In addition, if DMC registers equity securities of DMC other than SNPE's shares of common stock, then SNPE may require DMC to register its shares with the same registration.

                                 CAPITALIZATION

               (In thousands, except share and per share amounts)

      The following table sets forth DMC's unaudited current liabilities and capitalization as of December 31, 1999, and as adjusted on a pro forma basis assuming (i) SNPE acquires 2,109,091 shares of the common stock at $2.75 per share in exchange for a $5.8 million cash payment, (ii) DMC issues the $1.2 million convertible subordinated note to SNPE, and (iii) proceeds from the issuance of the common stock and the convertible subordinated note are used to repay line of credit borrowings.

                                                                December 31, 1999
                                                 ----------------------------------------------
                                                               Proceeds from    As adjusted for
                                                                issuance of     common stock
                                                                common stock          and
                                                  Actual        and note (5)    note proceeds
                                                 ----------    --------------   ---------------
Current maturities on long-term debt .........   $ 16,785(1)    $ (7,000)(2)       $  9,785(4)
Current portion of capital lease obligation ..         35             --                 35
Accrued and other current liabilities ........      3,101             --              3,101
                                                 --------       --------           --------
  Total current liabilities ..................   $ 19,921       $ (7,000)          $ 12,921
                                                 --------       --------           --------
Long-term debt ...............................   $     --       $  1,200(3)        $  1,200
Capital lease obligations ....................          3             --                  3
Stockholders' equity:
  Convertible preferred stock, $.05 par value;
    4,000,000 shares authorized: no shares
    issued and outstanding ...................         --             --                 --
  Common stock, $.05 par value; 15,000,000
    shares authorized; 2,828,577 shares issued
    and outstanding and, as adjusted on a pro
    forma basis, 4,937,668 shares outstanding         142            105                247
  Additional paid-in capital .................      7,123          5,695             12,818
  Deferred compensation ......................        (38)            --                (38)
  Retained earnings ..........................      2,803             --              2,803
                                                 --------       --------           --------
Total stockholders' equity ...................     10,030          5,800             15,830
                                                 --------       --------           --------
Total capitalization .........................   $ 10,033       $  7,000           $ 17,033
                                                 ========       ========           ========

(1) Includes $10.1 million in borrowings under bank lines of credit and $6.685 million in outstanding industrial development revenue bonds. Since DMC had violated certain financial covenants under both agreements, had failed to make certain principal payments that were due on September 30, 1999 and December 31, 1999 under the bank line of credit and had secured a deferral and waiver agreement that extended only to March 30, 2000, all amounts outstanding as of December 31, 1999 were classified as current on DMC's December 31, 1999 balance sheet.

(2) It is assumed that proceeds of $7.0 million from SNPE's equity and debt investment are used to repay all outstanding borrowings under the "working capital" and "accommodation line" components of DMC's revolving credit facility and a portion of outstanding borrowings under the "acquisition line" component, leaving $10.25 million of debt outstanding. The remaining debt includes $6.85 million in industrial development revenue bonds and $3.4 million of bank debt under the "acquisition line."

(3) The convertible subordinated note carries an interest rate of 5%, with quarterly interest payments due in arrears. The principal is due in its entirety five years from the closing date but may be prepaid without penalty. Since the convertible subordinated note is convertible by SNPE into DMC's common stock at a price of $6.00 per share, which represents a significant premium to the current market price, the above pro forma financial information assumes that the convertible subordinated note is not converted.

(4) While it is not reflected in the pro forma capitalization table, DMC management believes that the $7.0 million equity and debt infusion by SNPE will enable DMC to restructure its existing debt agreements or enter into new agreements that will allow DMC to reclassify the industrial development revenue bonds and the bank "acquisition line" (or its replacement financing) from a current liability to long-term debt.

(5) Proceeds from the issuance of common stock have not been reduced for certain transaction costs that are expected to approximate $500,000. The portion of these transaction costs that relates directly to the SNPE equity investment will be recorded as a reduction in additional paid-in capital, thereby decreasing both the amount of debt reduction and the increase in stockholders' equity reflected in the pro forma capitalization table.

                 DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY

      DMC is authorized by its certificate of incorporation to issue 15 million shares of common stock, par value $.05 per share, and 4 million shares of preferred stock, par value $.05 per share. As of April 21, 2000, there were approximately 2,842,429 shares of common stock issued and outstanding. The board of directors has authorized for issuance 200,000 shares of Series A Junior Participating Preferred Stock in connection with approval of DMC's Shareholder Rights Plan. No shares of preferred stock are issued and outstanding.

Common Stock

      The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. The holders of DMC's common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. The holders of common stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of DMC, holders of common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and payment of the aggregate liquidation preference of any shares of preferred stock outstanding.

      The transfer agent for the common stock is Harris Trust Company, 311 West Monroe, Chicago, IL 60690.

Preferred Stock

      Shares of DMC's preferred stock may be issued from time to time in one or more series. DMC's board of directors is authorized, without stockholder approval, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The terms of such preferred stock may affect adversely the voting power and other rights of the holders of common stock and may make it more difficult for a third party to gain control of DMC.

Preferred Share Purchase Rights

      On January 8, 1999, the board of directors of DMC declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. The dividend was paid on January 15, 1999, the rights record date, to the stockholders of record on that date. Each Right entitles the registered holder to purchase from DMC one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.05 per share (the

"junior preferred shares") of DMC at a purchase price of $22.50, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of January 9, 1999 between DMC and Harris Trust & Savings Bank, as rights agent.

      The Rights Agreement provides that until the earlier to occur of (i) 10 business days after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of DMC's common stock, (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or the first public announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock or (iii) 10 business days after a change in the composition of the board of directors over a period of 18 consecutive months or less such that 50% or more of the members of the board of directors who were directors at the beginning of such 18 month period cease to be directors during such period, and are replaced by directors that have not been unanimously elected or nominated by persons who were directors at the commencement of such 18 month period or other directors so elected or nominated (the earliest of such dates being referred to as the "Distribution Date"), the Rights will be evidenced by the common stock certificate registered in the names of the holders thereof, and not by separate Rights certificates, and will be transferable only in connection with the transfer of the associated common stock.

      Until the Distribution Date (or the earlier redemption or expiration of the Rights), common stock certificates issued after the rights record date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the rights record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of common stock as of the close of business on the Distribution Date and such separate right certificates alone will evidence the Rights. The Rights Agreement provides that Rights may be issued subsequent to the Distribution Date under certain circumstances as set forth in the Rights Agreement.

      The Rights are not exercisable until the Distribution Date. The Rights will expire on January 8, 2009, the final expiration date, unless the final expiration date is extended or unless the Rights are earlier redeemed or exchanged by DMC, in each case, as described below.

      The purchase price payable, and the number of junior preferred shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the junior preferred shares, (ii) upon the grant to holders of junior preferred shares of certain rights or warrants to subscribe for or purchase junior preferred shares at a price, or securities convertible into junior preferred shares with a conversion price, less than the then current market price of the junior preferred shares or (iii) upon the distribution to holders of the junior preferred shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in junior preferred shares) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding Rights and the number of one one-hundredths of a junior preferred share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the Distribution Date.

      Junior preferred shares purchasable upon exercise of the Rights will not be redeemable. Each junior preferred share will be entitled to a preferential semi-annual dividend payment of the greater of $1.00 per share or 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred shares will be entitled to a minimum preferential liquidation payment of the greater of $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or 100 times the payment made per share of common stock. Each junior preferred share will have 100 votes, voting together with common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or other property, each junior preferred share will be entitled to receive 100 times the amount received per DMC common stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the junior preferred shares dividend, liquidation and voting rights, the value of the one one-hundredth interest in a junior preferred shares purchasable upon exercise of each Right should approximate the value of one share of common stock.

      In the event that DMC is acquired in a merger or other business combination transaction of 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of DMC common stock (or that number of one-hundredths of a junior preferred shares or of a share of a class or series of DMC's preferred stock having equivalent rights, preferences and privileges) having a market value of two times the exercise price of the Right.

      At any time prior to the time any person or group becomes an Acquiring Person, the board of directors may redeem the Rights in whole, but not in part, at the redemption price of $.001 per Right. The redemption of the Rights may be made effective at such time on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. Upon completion of the Transaction, SNPE, through its control of DMC's board of directors, could cause the Rights to be redeemed to facilitate its acquisition of additional shares of DMC's common stock.

      At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding DMC common stock and prior to the acquisition by such person or group of 50 % or more of the outstanding DMC common stock, DMC board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of DMC common stock, or one one-hundredth of a junior preferred shares (or of a share of a class or series of DMC's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

      With certain exceptions, no adjustment in the purchase price for the junior preferred shares will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional junior preferred shares will be issued (other than fractions that are integral multiples of one one-hundredth of a junior preferred shares, which may, at the election of DMC, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the junior preferred shares preferred shares on the last trading day immediately prior to the date of exercise.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding common stock, the board of directors may exchange the Rights (other than Rights owned by the Acquiring Person which will have become void), in whole or in part, at an exchange ratio of 1 share of common stock, or one one-hundredth of a junior preferred share (or of a share of a class or series of DMC's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

      For so long as the Rights are redeemable, DMC may, except with respect to redemption price, amend the Rights in any manner. After the Rights are no longer redeemable, DMC may amend the Rights in any manner that does not adversely affect the interests of the holders of the Rights or cause the Rights to again become redeemable.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of DMC, including, without limitation, the right to vote or to receive dividends.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of DMC common stock without the prior approval of DMC board of directors. The Rights should not interfere with any merger or other business combination approved by DMC board of directors prior to the time that a person or group has acquired beneficial ownership of 15% or more of DMC common stock since the Rights may be redeemed by DMC at the Redemption Price until such time.

      A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A12B dated January 21, 1999. A copy of the Rights Agreement is available free of charge from DMC. This description of the Rights is a summary of the material terms of the Rights. Other information which is important to you may be included in the Rights Agreement, which will be provided to you upon request.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      This proxy statement incorporates by reference documents which are not presented in or delivered with this proxy statement. Documents incorporated by reference, excluding exhibits unless specifically incorporated, are available without charge upon request to Secretary, Dynamic Materials Corporation, 551 Aspen Ridge Drive, Lafayette, Colorado 80026. Telephone requests may be directed to Mark Jarman at (303) 665-5700. In order to ensure timely delivery of the documents, any request should be made by May 31, 2000.

      The following portions of DMC's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000, are incorporated in this proxy statement by reference:

      o "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 11 to 18.

      o     "Financial Statements" on pages 20 to 46.

      Any statement contained in this proxy statement or in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this proxy statement or in any other subsequently filed document that also is incorporated in this proxy statement by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement, except as so modified or superseded.

                              INDEPENDENT AUDITORS

      The firm of Arthur Andersen LLP has served as DMC's independent auditors since 1994. It is expected that representatives of Arthur Andersen LLP will be present at the special meeting, both to respond to appropriate questions of stockholders of DMC and to make a statement if they so desire.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders to be presented at DMC's 2000 Annual Meeting of Stockholders must have been received by DMC not later than December 23, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

           DIRECTORS TO BE DESIGNATED BY SNPE PRIOR TO THE NEXT ANNUAL
                           STOCKHOLDERS MEETING OF DMC

      On the closing date, the Bylaws of DMC will be amended to increase the size of DMC's board to seven members, four of whom will be nominated by DMC. SNPE, Inc. has informed DMC that it plans to nominate the following designees for the four board seats provided pursuant to the Stock Purchase Agreement.

      Mr. Bernard Hueber. Mr. Hueber, age 58, currently serves as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France, a company engaged in the manufacture and sale of commercial explosives for industrial applications and the explosive cladding business, a position he has held since 1990.

      Mr. Bernard Fontana. Mr. Fontana, age 39, has been Vice President of GROUPE SNPE, North America since September 1999, and President of SNPE, Inc. since November 1999. Mr. Fontana was Vice President of Strategy and Business Development of the Chemicals division of GROUPE SNPE from June 1998 to September 1999, General Manager of SNPE CHIMIE from September 1996 to June 1998 and General Manager of Bergerac N.C., a business unit of GROUPE SNPE, from 1992 to September 15, 1996.

      Mr. Bernard Riviere. Mr. Riviere, age 50, has served as Senior Vice President of GROUPE SNPE since September 1999. Mr. Riviere was Senior Vice President of the Chemicals division of GROUPE SNPE from April

1996 to September 1999 and Senior Vice President of Business Development for GROUPE SNPE from September 1994 to April 1996.

      Mr. Michel Philippe. Mr. Philippe, age 56, is currently Corporate Senior Vice President of Financial and Legal Affairs of GROUPE SNPE, a position he has held since 1990.

      None of the above designees is a party to any proceeding adverse to DMC, has any material interest adverse to DMC, or has any business relationships or dealings with DMC.

      Compensation of Directors. The directors designated by SNPE shall be compensated in the same manner as the other non-employee directors of DMC are compensated. During 1999, each non-employee director of DMC received a quarterly retainer of $2,000 and per meeting fees of $2,000 for attendance at non-telephonic board meeting, $500 for attendance at telephonic board meetings and $500 for attendance at committee meetings. The members of the board of directors are also eligible for reimbursement for their expenses incurred in connection with attendance at board meetings, in accordance with DMC policy.

      Each non-employee director also receives automatic grants of nonstatutory stock option under DMC's Amended and Restated 1997 Equity Incentive Plan. Upon the initial election or appointment of a non-employee director to DMC's board, such director is automatically granted, without further action by DMC, the board or stockholders of DMC, a nonstatutory option to purchase 7,500 shares of common stock. On the date of each annual meeting of DMC's stockholders, each person who is then a non-employee director is automatically granted an option purchase that number of common stock of DMC determined by multiplying 5,000 shares by a fraction the numerator of which is the numbers of days the person continuously has been a non-employee director since the date of the last annual meeting as of the date of grant and the denominator of which is 365. The exercise price of such options may not be less than 85% of the fair market value of common stock subject to the option agreement which typically states that the option may not be exercised until the date upon which the optionee has provided one year continuous service as a non-employee director following the date of grant of the option. The term of each option is 10 years. If the non-employee director's continuous status as a director terminates, the option will terminate on the earlier of its expiration date and three months following the date of such termination.

                                  OTHER MATTERS

      The board of directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                              AVAILABLE INFORMATION

      No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the Transaction, and if given or made, such information or representations may not be relied upon as having been authorized by DMC. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of DMC since the date hereof.

                                                                      Appendix A

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                          Dated as of January 20, 2000

                                     between

                          DYNAMIC MATERIALS CORPORATION

                                       and

                                   SNPE, Inc.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I THE ACQUISITION ..............................................    A-1
       Section 1.1 Purchase and Sale of Shares .........................    A-1
       Section 1.2 Consideration for the Shares ........................    A-1
       Section 1.3 Closing Date Deliveries and Payments ................    A-1
ARTICLE II THE CLOSING .................................................    A-1
       Section 2.1 Date of Closing .....................................    A-1
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..............    A-1
       Section 3.1 Corporate Organization ..............................    A-2
       Section 3.2 Authority; Absence of Conflicts .....................    A-2
       Section 3.3 Outstanding Capital Stock; Title to Shares ..........    A-2
       Section 3.4 Absence of Undisclosed Liabilities; Indebtedness ....    A-2
       Section 3.5 Absence of Changes ..................................    A-3
       Section 3.6 Financial Statements ................................    A-5
       Section 3.7 Real Property .......................................    A-5
       Section 3.8 Tangible Personal Property ..........................    A-6
       Section 3.9 Computer Software ...................................    A-6
       Section 3.10 Year 2000 Compliance ...............................    A-7
       Section 3.11 Intellectual Property Rights .......................    A-7
       Section 3.12 Material Contracts .................................    A-8
       Section 3.13 Permits and Licenses ...............................    A-8
       Section 3.14 Legal Proceedings ..................................    A-8
       Section 3.15 Employee Benefit Plans; ERISA ......................    A-9
       Section 3.16 Labor Matters ......................................    A-10
       Section 3.17 Environmental Matters ..............................    A-10
       Section 3.18 Tax Matters ........................................    A-11
       Section 3.19 Operating Insurance ................................    A-12
       Section 3.20 Regulatory Filings .................................    A-12
       Section 3.21 Books and Records ..................................    A-12
       Section 3.22 Compliance with Laws ...............................    A-13
       Section 3.23 Certain Business Practices,
         Potential Conflicts of Interest ...............................    A-13
       Section 3.24 Brokers' or Finders' Fees ..........................    A-13
       Section 3.25 SEC Documents ......................................    A-13
       Section 3.26 Disclosure .........................................    A-13
       Section 3.27 Inventory ..........................................    A-13
       Section 3.28 Receivables ........................................    A-13
       Section 3.29 Employment Agreements ..............................    A-13
       Section 3.30 WARN ...............................................    A-14
       Section 3.31 No Subsidiaries; Other Equity Investments ..........    A-14
       Section 3.32 Ownership of Company Common Stock ..................    A-14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER .....................    A-14
       Section 4.1 Organization and Corporate Power ....................    A-14
       Section 4.2 Authority; Absence of Conflicts .....................    A-14
       Section 4.3 No Investigation ....................................    A-15
       Section 4.4 Securities Laws Matters .............................    A-15
       Section 4.5 Brokers' or Finders' Fees ...........................    A-15
ARTICLE V COVENANTS ....................................................    A-15
       Section 5.1 Full Access and Cooperation; Confidentiality ........    A-15
       Section 5.2 Preservation of Business ............................    A-15
       Section 5.3 Negative Covenants ..................................    A-15
       Section 5.4 Governmental and Third Party Consents ...............    A-15
       Section 5.5 No Solicitation .....................................    A-16
       Section 5.6 Notice of Developments ..............................    A-16
       Section 5.7 Notice of Breach ....................................    A-16

       Section 5.8 Schedules ...........................................    A-16
       Section 5.9 Reasonable Efforts ..................................    A-17
       Section 5.10 Delivery of Certificates ...........................    A-17
       Section 5.11 Registration Rights Agreement ......................    A-17
       Section 5.12 Note ...............................................    A-17
       Section 5.13 Board Composition ..................................    A-17
       Section 5.14 Directors' and Officers' Liability Insurance .......    A-17
ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY ......    A-17
       Section 6.1 Representations, Warranties and Covenants ...........    A-17
       Section 6.2 Closing Certificate .................................    A-18
       Section 6.3 No Adverse Proceedings ..............................    A-18
       Section 6.4 Buyer Consents ......................................    A-18
       Section 6.5 Payment .............................................    A-18
       Section 6.6 Stockholder Approval ................................    A-18
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER ...........    A-18
       Section 7.1 Representations, Warranties and Covenants ...........    A-18
       Section 7.2 Closing Certificate .................................    A-18
       Section 7.3 Legal Opinion .......................................    A-18
       Section 7.4 No Adverse Proceedings ..............................    A-18
       Section 7.5 No Company Material Adverse Effect ..................    A-18
       Section 7.6 Company Consents ....................................    A-18
       Section 7.7 Stockholder Approval ................................    A-19
       Section 7.8 Amendment to Shareholder Rights Plan ................    A-19
       Section 7.9 Clean-Up Mt. Braddock Facility ......................    A-19
       Section 7.10 Note ...............................................    A-19
       Section 7.11 Registration Rights Agreement ......................    A-19
       Section 7.12 Banking Authority ..................................    A-19
       Section 7.13 Final Monthly Balance Sheet ........................    A-19
       Section 7.14 Environmental Matters ..............................    A-19
       Section 7.15 Environmental Permits and Releases .................    A-19
       Section 7.16 Percentage of Ownership of Company Common Stock ....    A-19
ARTICLE VIII TERMINATION ...............................................    A-19
       Section 8.1 Termination .........................................    A-19
       Section 8.2 Liabilities Upon Termination ........................    A-20
       Section 8.3 Termination Fee .....................................    A-20
ARTICLE IX MISCELLANEOUS ...............................................    A-21
       Section 9.1 Definitions .........................................    A-21
       Section 9.2 Expenses ............................................    A-22
       Section 9.3 Attorneys' Fees .....................................    A-22
       Section 9.4 Notices .............................................    A-23
       Section 9.5 Successors and Assigns ..............................    A-23
       Section 9.6 Entire Agreement and Modification ...................    A-23
       Section 9.7 Certain Interpretive Matters ........................    A-23
       Section 9.8 Governing Law .......................................    A-24
       Section 9.9 Counterparts ........................................    A-24
       Section 9.10 Further Assurances .................................    A-24
       Section 9.11 Severability .......................................    A-24
       Section 9.12 Public Statements ..................................    A-24
       Section 9.13 Specific Performance ...............................    A-24
       Section 9.14 Schedules ..........................................    A-24
       Section 9.15 Survival of Representation and Warranties ..........    A-24

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 20th day of January 2000, by and between Dynamic Materials Corporation, a Delaware corporation (the "Company"), and SNPE, Inc., a Delaware corporation ("Buyer").

                                    RECITALS:

      WHEREAS, Buyer is presently the legal and beneficial owner of approximately 14.4% of the outstanding common stock, par value $0.05 per share, of the Company (the "Company Common Stock") and wishes to increase such interest by an amount sufficient to achieve voting control of the Company;

      WHEREAS, the Company desires to issue and sell to Buyer, and Buyer desires to purchase from the Company, 2,109,091 additional shares (the "Shares") of Company Common Stock; and

      WHEREAS, contemporaneously with the purchase of the shares hereunder, Buyer will purchase from the Company a Convertible Subordinated Note (the "Note") with an aggregate principal amount of $1,200,000, convertible into additional shares of Company Common Stock and having such other terms as the parties have agreed;

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                 THE ACQUISITION

      Section 1.1 Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1 hereof), the Company will sell and deliver to Buyer, and Buyer will purchase and acquire from the Company, all right, title and interest in and to the Shares, free and clear of all Encumbrances (as defined in Section 3.8 hereof.)

      Section 1.2 Consideration for the Shares. The aggregate consideration (the "Purchase Price") payable by Buyer for the Shares shall be Five Million Eight Hundred Thousand Dollars ($5,800,000).

      Section 1.3 Closing Date Deliveries and Payments. At the Closing, the Company shall deliver to Buyer the stock certificates evidencing the Shares. At the Closing, Buyer shall pay to the Company the Purchase Price by wire transfer of immediately available funds to a bank account that shall have been identified to the Buyer by the Company not less than three business days prior to the Closing Date.

                                   ARTICLE II
                                   THE CLOSING

      Section 2.1 Date of Closing. The consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") shall take place on the earlier of May 15, 2000 (or such other date as the parties may mutually agree upon) or the fifth business day following the date upon which the last remaining condition set forth in Articles VI and VII has been satisfied or waived by the party entitled to waive that condition, at the offices of ______________________________________________ at ____________ local time, or on such other date or at such other place designated by the parties in writing. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Articles VI and VII.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company makes the following representations and warranties to Buyer, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date as conditions to the Closing and shall be unaffected by any investigation heretofore or hereafter made by Buyer.

      Section 3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans. The Company is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the business conducted by it, except where the lack of such qualification or license would not have a Company Material Adverse Effect (as defined in Section 3.5 hereof). The Company has provided to Buyer complete and correct copies of (a) its Certificate of Incorporation certified by the competent authority of the jurisdiction of incorporation within 30 days of the date hereof and (b) its Bylaws, certified as true and correct by the Secretary of the Company, each as amended to the date hereof.

      Section 3.2 Authority; Absence of Conflicts. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, and no other corporate action (other than the stockholder approval referenced in Section 7.7 hereof) on the part of the Company is necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles (whether applied in a court of equity or a court of law).

      Except for the consents and approvals listed in Schedule 3.2 hereto (collectively, the "Company Consents"), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will: (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.12 hereof); (iii) accelerate or give to others any interests or rights, including without limitation rights of acceleration, termination, modification or cancellation, under any Material Contract or in or with respect to the capital stock, business, assets or properties of the Company; (iv) result in the creation of any Encumbrance on the capital stock, business, assets or properties of the Company; (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal (each, a "Governmental Entity") to which the Company or any of its assets or properties are subject, except as would not have a Company Material Adverse Effect; or (vi) require the Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity, except as would not have a Company Material Adverse Effect.

      Section 3.3 Outstanding Capital Stock; Title to Shares. The authorized capital stock of the Company consists of: 15,000,000 shares of Company Common Stock, of which at the date hereof 2,828,577 shares are issued and outstanding and 4,000,000 shares of Company Preferred Stock, of which none are issued and outstanding. No other classes of capital stock of the Company are authorized or outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and none of such shares has been issued in violation of any preemptive rights of any present or former shareholders.

      The Shares have been duly authorized and reserved for issuance and, when issued by the Company to Buyer in exchange for the Purchase Price pursuant to the Agreement, will be validly issued, fully paid and non-assessable, and Buyer shall have good title thereto, free and clear of any Encumbrance.

      Except as provided in Schedule 3.3 hereto, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company any shares of Company Common Stock or any other security of the Company, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock or other security.

      Section 3.4 Absence of Undisclosed Liabilities; Indebtedness. (a) Except as set forth in Schedule 3.4(a) hereto, the Company has no direct or indirect indebtedness or other liability, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof (collectively, "Liabilities"), other than: (i) Liabilities set forth in the Financial Statements (as defined in Section 3.6 hereof); and (ii) Liabilities which have arisen after the date of the Financial Statements in the ordinary course of business consistent with past practice, all of which are accurately and fairly reflected in the books and records of the Company and which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      (b) As of the date hereof, the Liabilities of the Company incurred or identified in connection with the closing of the Louisville, Colorado, facility (the "Louisville Facility") do not exceed by more than $200,000 the Liabilities identified in Schedule 3.4(b) with respect to the closing of the Louisville Facility.

      (c) As of the date hereof, the Liabilities of the Company incurred or identified in connection with the commencement of operations at the Dunbar and Mount Braddock, Pennsylvania, facilities (collectively, the "Pennsylvania Facility") do not exceed by more than $300,000 the Liabilities identified in
Schedule 3.4(c) with respect to the commencement of operations at the Pennsylvania Facility.

      (d) Except as set forth in Schedule 3.4(d) hereto and as set forth in
Section 3.5(Q), the Company has no outstanding: (i) short-term and long-term indebtedness for borrowed money; (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments (without duplication of any amounts identified pursuant to clause (i)); (iii) Liabilities with respect to rent or other amounts due under a lease to which the Company is a party that is required to be classified and accounted for as a capitalized lease under generally accepted accounting principles other than such leases for a term of less than one year or involving total annual payments of less than $25,000; (iv) Liabilities incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations (excluding trade accounts payable and purchase money Liabilities arising in the ordinary course of business consistent with past practice and otherwise not in breach of any other representation in this Section 3.4); (v) Liabilities relating to the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; or
(vi) Liabilities in respect of guarantees by the Company of items referred to in clauses (i) through (v) above of other Persons (collectively, "Indebtedness").

      Section 3.5 Absence of Changes. Except as set forth in Schedule 3.5 hereto, since December 31, 1998, the Company has been operated in all material respects in the ordinary course of business consistent with past practice and there has not been any change, event, development or state of facts with respect to the business or condition of the Company, which, individually or together with other such changes, events, developments, or states of facts, has had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" means any change, event or effect, whether or not foreseeable or known as of the date of this Agreement, that, individually or in the aggregate with any such other changes, events or effects, would be, or would reasonably be expected to be, materially adverse to: (i) the (a) business, (b) condition (financial or otherwise), or (c) results of operations of the Company; (ii) the transactions contemplated by this Agreement; (iii) the legality, validity or enforceability of this Agreement or the realization of the rights and remedies hereunder; or (iv) the ability of the Company to promptly perform its obligations under this Agreement. In addition, without limiting the foregoing, except as disclosed in Schedule 3.5 hereto or except in the ordinary course of business consistent with past practice or except as otherwise contemplated by this Agreement, there has not occurred since December 31, 1998:

      (A) any amendment or change to the Certificate of Incorporation, Bylaws or other organizational documents of the Company;

      (B) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock or other property) in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any equity securities of the Company;

      (C) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock or other securities of the Company, or any option, warrant, right or other security relating to such capital stock or such other security, or any modification or amendment of any right of any holder of any outstanding shares of capital stock or other securities of the Company (other than pursuant to existing Plans (as defined in Section 3.15 hereof);

      (D) (1) any increase (whether current or deferred) in the salary or bonus of any director, officer, employee, agent, consultant or representative of the Company, other than salary increases in the ordinary course of business consistent with past practice, (2) any payment of consideration of any nature whatsoever (i) to any officer, director, stockholder, employee other than salary, bonus or dividend equivalent salary paid in the ordinary course of business consistent with past practice, or (ii) to any agent consultant or representative of the Company other than in the ordinary course of business consistent with past practice, (3) any grant of any severance, continuation or termination pay or similar rights to any director, officer, stockholder, employee, agent consultant or representative of the Company, or (4) any adoption, entering into, amendment, modification, or termination (partial or complete) of any Plan or employment contract with respect to any officer, director, stockholder, employee, agent consultant or representative of the Company;

      (E) any write-off or write-down of or any determination to write off or write down any of the assets of the Company in an aggregate amount exceeding $25,000;

      (F) any sale, license or other disposition of, or incurrence of an Encumbrance other than a Permitted Lien as defined in Section 3.7 hereof) on any asset of the Company in an aggregate amount exceeding $50,000;

      (G) any entering into, material amendment, modification, termination (partial or complete) or granting of a waiver, or failure to perform under (i) any Material Contract (as defined in Section 3.12(a) hereof) which is required to be disclosed in Schedule 3.12 hereto (or had it been in effect on the date hereof would have been required to be listed on Schedule 3.12(a) as a Material Contract), or (ii) any material amendment, termination, waiver, disposal, or lapse of, or failure to preserve, any material Permit (as defined in Section
3.13 hereof) or other form of authorization held by the Company or its Subsidiaries;

      (H) any revaluation of any of the assets or properties of the Company;

      (I) any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets, other than expenditures or commitments made with respect to the Pennsylvania Facility as set forth on Schedule 3.4(c), in an aggregate amount exceeding $100,000;

      (J) any transaction by the Company with any officer, director, stockholder, Affiliate or associate of the Company or any business or entity in which any such individual has an interest, other than: (i) any transaction that would not (x) be reportable by a reporting company pursuant to Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as set forth on Schedule 3.5 or (y) constitute a breach of subsection (D) above; or (ii) pursuant to any Material Contract listed pursuant to Schedule 3.12 hereto;

      (K) any loan or advance by the Company to any Person, except for advances in the ordinary course of business consistent with past practice to employees for business travel and other business expenses;

      (L) any material change in the accounting methods or procedures of the Company, except to the extent required by GAAP (as defined in Section 3.6) or any Governmental Entity;

      (M) any work-stoppage, strike, labor difficulty, or union organizational campaign (in process or, to the Company's knowledge after due inquiry, threatened) at or affecting the Company;

      (N) any payment, prepayment, discharge, or satisfaction by the Company of any lien or liability of or owing by the Company other than liens or liabilities that were paid, discharged or satisfied in the ordinary course of business and consistent with past practice;

      (O) any cancellation of any liability or indebtedness owed to the Company by any other Person in an aggregate amount exceeding $25,000;

      (P) The Company will not terminate the officers or plant managers identified on Schedule 3.5(P) without cause and, as of the date hereof, the Company has received no notice of intent to resign from such officers or plant managers. The Company will notify the Buyer promptly in the event of receipt of such notice; or

      (Q) any increase in the amount of outstanding of the (i) Fayette County Industrial Development Authority Multi-Mode Variable Rate Industrial Development Revenue Bonds, Series 1998 issued pursuant to the Trust Indenture between Fayette County Industrial Development Authority and Star Bank, N.A., as Trustee, dated as of September 1, 1998 ("IDRB Indebtedness") of the Company above the amount of such IDRB Indebtedness as of the date of this Agreement of approximately $6,850,000, (ii) the Acquisition Line Credit Limit (as that term is defined in the First Amendment to the Amended and Restated Credit Facility and Security Agreement between the Company and Keybank National Association, N.A., the "Credit Agreement")) Indebtedness of the Company above the amount of such Acquisition Line Credit Limit Indebtedness as of the date of this Agreement of approximately

$5,000,000, (iii) the Accommodation Line (as that term is defined in the Credit Agreement) Indebtedness above the amount of such Accommodation Line Indebtedness as of the date of this Agreement of approximately $2,300,000, and (iv) the Working Capital Line (as that term is defined in the Credit Agreement) Indebtedness above the amount of such Working Capital Line Indebtedness as of the date of this Agreement of approximately $5,000,000 pursuant to which to date the Company has drawn down approximately $2,100,000 and subject to the borrowing base requirements of such Indebtedness prescribed by the lender thereof without modification, amendment or waiver thereto.

      Section 3.6 Financial Statements. The Company has delivered to Buyer true and complete copies of: (a) the audited balance sheets of the Company at December 31, 1996, 1997, and 1998 and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal years then ended, certified by the Company's independent public accounting firm; and (b) the unaudited balance sheets of the Company at March 31, June 30, and September 30, 1999 and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal quarters then ended (collectively, the "Financial Statements"). Except as set forth on Schedule 3.6 hereto, such Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"), except for the absence of notes and year end adjustments with regard to unaudited Financial Statements, and such Financial Statements, including the related notes thereto, if any, fairly present the financial position of the Company at the dates indicated and such statements of income, changes in stockholders' equity and cash flow fairly present the results of operations, changes in stockholders' equity and cash flow of the Company for the periods indicated. No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements. The Financial Statements were compiled from and are in accordance with the books and records of the Company which are in all material respects complete.

      Section 3.7 Real Property. (a) Schedule 3.7(a) hereto sets forth a complete list of: (a) the real property owned in fee by the Company (the "Owned Real Property"); and (b) all real property leased by the Company, including any options, including options to purchase, or rights of first offer relating thereto (the "Leased Real Property") (the Owned Real Property, the Leased Real Property and all other rights or interests of the Company in real property (the "Other Real Property Interests") being collectively referred to herein as the "Real Property"). The Company has made available to Buyer true and correct copies of all leases, subleases, abstracts of title, surveys, title opinions and title insurance policies in the possession of the Company relating to all of the Real Property. Except as set forth in Schedule 3.7(a), none of the Real Property reflected in the Financial Statements has been disposed of, and no Real Property has been acquired by the Company since December 31, 1998.

      (b) Except for: (i) liens and encumbrances disclosed on Schedule 3.7(b) hereto; (ii) liens for current Taxes (as hereinafter defined) not yet delinquent; (iii) covenants, conditions and restrictions of record, none of which materially impairs the use of such property in the manner currently used or impairs the ability of the Company to deliver good title and/or other real property rights and interests in such Real Property; and (iv) any mechanic's, workmen's, repairmen's, materialmen's, contractor's, warehousemen's, carrier's, supplier's or vendor's lien, if payment is not yet due on the underlying obligation (collectively, the "Permitted Liens"), the Company has good title in fee simple to all Owned Real Property, and a valid leasehold interest in all Leased Real Property, free and clear of any mortgage, pledge, assessment, security interest, lien, claim, charge, conditional sales contract, lease, sublease, adverse claim, charge, restriction, reservation, option, right of first refusal, other encumbrance of any nature whatsoever or other Contract to give any of the foregoing (collectively, "Encumbrances"). Except as set forth on
Schedule 3.7(b) hereto, the Company has good title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Leased Real Property and which are owned by the Company, as reflected in the Financial Statements, free and clear of any Encumbrances except for Permitted Liens, and none of such assets is subject to any contract, sublease or other arrangement for its use by any Person other than the Company.

      (c) Except as set forth on Schedule 3.7(c) hereto, each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no material default by the Company (or to the knowledge of the Company, by the lessor) under any such lease or sublease, and, except as set forth on
Schedule 3.7(c) hereto, each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease.

      (d) The Company duly and timely delivered to E.I. du Pont de Nemours (the "Landlord") a notice of extension of the lease between the Landlord and the Company relating to the Pennsylvania Facility.

      (e) Except as set forth on Schedule 3.7(e) hereto, no work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any additional mechanic's, materialmen's, workmen's, repairmen's, carrier's or similar Encumbrance aggregating in excess of $50,000.

      (f) The Company has not received notice of and has no knowledge of any law, ordinance or regulation (whether in effect, pending or proposed) which would reasonably be expected to have a Company Material Adverse Effect on the Company's use of the Leased Real Property.

      (g) With respect to the option to extend the term of the Operating Lease made as of March 18, 1998, by and among Spin Forge, LLC, the Company and Joseph
P. Allwein, affecting the property located at 1700 East Grand Avenue, El Segundo, CA (the "Spin Forge Lease"), for one additional term of 10 years, as set forth in Section 1C of the Spin Forge Lease (the "Extension Option"), the Extension Option remains in full force and effect.

      (h) The structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on each parcel of Owned Real Property and, to the Company's knowledge after due inquiry, each parcel of Leased Real Property comply in all material respects with all applicable laws (including Environmental Laws as defined in Section 3.17), ordinances, rules, regulations and similar governmental and regulatory requirements. Each parcel of Owned Real Property and Leased Real Property is in good operating condition and repair, ordinary wear and tear excepted. Each parcel of Owned Real Property and, to the Company's knowledge after due inquiry, each parcel of Leased Real Property (in view of the purposes for which each parcel of Owned Real Property or Leased Real Property is currently used) conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to the knowledge of the Company, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements. All existing electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are, to the knowledge of the Company, in good operating condition and repair, ordinary wear and tear excepted.

      (i) The Other Real Property Interests include all material easements, rights-of-way and similar rights necessary to conduct the business of the Company as presently conducted and to use all of its Real Property as currently used. No such material easement or right will be breached by, nor will any party thereto be given a right of termination, as a result of, the transactions contemplated by this Agreement.

      Section 3.8 Tangible Personal Property. (a) The Company has good title to all machinery and equipment, tools, spare and maintenance parts, furniture, vehicles and all other tangible personal property (collectively, the "Tangible Personal Property") owned by the Company, free and clear of any Encumbrance of any kind or nature whatsoever, except for Permitted Liens. All material items of Tangible Personal Property currently owned or used by the Company as of the date hereof are in good operating condition and repair, ordinary wear and tear excepted, are physically located at or about the places of business of the Company and are owned outright by the Company or validly leased. Except as set forth on Schedule 3.8(a) hereto, the owned and leased Tangible Personal Property consists of all tangible personal property necessary for the operation of the business of the Company as currently conducted or as currently contemplated to be conducted.

      (b) Schedule 3.8(b) hereto sets forth a complete and correct list of all Tangible Personal Property leases to which the Company is a party involving total annual payments in excess of $25,000 or for a term of more than one year, together with a brief description of the property leased. The Company has made available to Buyer complete and correct copies of each lease (and any amendments thereto) listed on Schedule 3.8(b) hereto. Except as set forth on Schedule 3.8(b): (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company nor (to the knowledge of the Company) any other party is in material default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or (to the knowledge of the Company) any other party under such lease; and (iii) to the knowledge of the Company, there are no material defaults alleged against the Company or by any other party with respect to any such lease.

      Section 3.9 Computer Software. All computer software programs (excluding noncustomized computer software available to the Company on an over-the-counter basis through normal commercial channels) used by the Company in the conduct of its business are owned or licensed by the Company free and clear of Encumbrances, except for Permitted Liens, and, to the Company's knowledge, do not infringe any patent, copyright, trade secret or trademark of any other Person. Schedule 3.9 hereto sets forth a list of all such computer software programs and identifies whether such programs are owned by the Company or used by license.

      Section 3.10 Year 2000 Compliance. All Date-Sensitive Systems of the Company are Year 2000 Compliant. The Company has made inquiries of its vendors, suppliers and other business partners, and has not been advised that they and/or their products, as applicable, are not Year 2000 Compliant. The Company has prepared and will implement promptly manual workarounds in the event of Year 2000 malfunctions of the Company or any business partner of the Company. "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company for its internal use, or which the Company sells, leases, licenses, assigns or otherwise provides, or the benefit of which the Company provides, to its customers, vendors, suppliers, affiliates or any other third party. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Year 2000 Compliant" means, with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, but not limited to, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware. The Company has prepared, adopted, implemented and completed a Year 2000 Compliance and has provided Buyer a complete and accurate copy thereof.

      Section 3.11 Intellectual Property Rights. (a) As used herein, the term "Recorded Intellectual Property" shall mean domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications. Schedule 3.11(a) hereto sets forth a true and complete list of all of the Recorded Intellectual Property owned or used by the Company in the operation of its business. Such Recorded Intellectual Property, together with copyrights, service marks, trademarks, trade secrets, trade names, technical knowledge, know-how, and other confidential proprietary information and related ownership, use and other rights, shall be collectively referred to hereinafter as the "Intellectual Property." Except as set forth on Schedule 3.11(b) hereto, the Company has the right to use, free and clear of any claims or rights of others, all Intellectual Property owned or used by it in the operation of its business that is material to the business, and such use does not, to the knowledge of the Company, infringe on any patent, trademark, copyright, service mark or trade name, or misappropriate, any other Intellectual Property or right, of others.

      (b) The Company owns or has the right to use all Intellectual Property necessary for the operation of its business as presently conducted and as presently proposed to be conducted. Each material item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company, immediately subsequent to the Closing hereunder. The Company has taken all necessary or reasonable action to protect and preserve the confidentiality of all trade secrets, processes, know-how, technical knowledge and other Intellectual Property not otherwise protected by patents, patent applications or copyright that are material to the business of the Company. Except as set forth on Schedule 3.11(b), each employee of the Company has executed a confidentiality agreement, which includes an agreement to assign to the Company all rights to Intellectual Property originated or invented by such employee relating to the business of the Company and to maintain the confidentiality of all confidential information of Company, including, without limitation, all trade secrets, technical knowledge and know-how. To the knowledge of the Company, no breach of any such confidentiality agreements has occurred.

      (c) Except as set forth on Schedule 3.11(c) hereto, to the knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, the Company has not received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation. No third party has, to the knowledge of the Company, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

      (d) Schedule 3.11(d) hereto identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to any contract. To the knowledge of the Company, with respect to each such item of used Intellectual Property:

            (i) the contract covering the item is legal, valid, binding, enforceable and in full force and effect;

            (ii) the contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after giving effect to the transactions contemplated hereby; and

            (iii) no party to the contract is in breach or default thereof.

      (e) Except as set forth on Schedule 3.11(e) hereto, the Company has not granted to any third party any license of or other right to use any of the material Intellectual Property of the Company.

      Section 3.12 Material Contracts. (a) Schedule 3.12(a) lists each contract, agreement, license, lease, sublease, arrangement or understanding, whether oral or written, or series of related contracts (excluding purchase orders and customer orders in the ordinary course of business), (A) which involves annual expenditures or receipts by the Company of more than $100,000, or (B) which provides for performance, regardless of amount, over a period in excess of one year after the date of such contract, arrangement or commitment (each, a "Material Contract").

      (b) Except as set forth on Schedule 3.12(b) hereto, to the knowledge of the Company, neither any officer, director or employee of the Company or any Affiliate, nor any member of any such Person's immediate family, is presently a party to or directly interested in any material transaction with the Company, including any contract or other binding arrangement (i) providing for the furnishing of material services by such Person (except in such Person's capacity as an officer, director, employee or consultant), (ii) providing for the rental of material real or personal property from such Person, or (iii) otherwise requiring material payments to such Person (other than for services as an officer, director, employee or consultant of the Company). For the purpose of this Agreement "Person" shall mean any natural person, corporation, joint stock corporation, general partnership, limited partnership, limited liability company or partnership, other entity, enterprise or business organization, trust, union, association or Governmental Entity (as defined in Section 3.2 hereof).

      The Company has made available to Buyer complete and correct copies of each written Material Contract (and any amendments thereto), and Schedule 3.12(a) hereto contains a reasonably detailed description of all oral Material Contracts. Except as set forth on Schedule 3.12(a) hereto: (i) each Material Contract is in full force and effect; (ii) neither the Company nor, to the knowledge of the Company, any other party is in default under any such Material Contract; and (iii) to the knowledge of the Company, there are no defaults alleged against the Company by any other party with respect to any such Material Contract.

      Section 3.13 Permits and Licenses. Except as set forth on Schedule 3.13 hereto or where failure to hold any Permit would not individually or in the aggregate, have a Company Material Adverse Effect, the Company holds all permits, licenses, approvals, franchises, notices, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments issued by any Governmental Entity to the Company (collectively, the "Permits") necessary for the ownership and conduct of the business of the Company in each of the jurisdictions in which the Company conducts or operates its respective business in the manner now conducted. All Permits are valid and in full force and effect. The Company is in compliance in all material respects with all terms required for the continued effectiveness of each such Permit, and there is not pending, or to the knowledge of the Company, threatened, any non-renewal, suspension, termination or revocation of any such Permit. Except as set forth in Schedule 3.13, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be adversely affected by consummation of the transactions contemplated hereby. No present or former officer, director, shareholder or employee, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits which the Company owns, possesses or uses in the conduct of its business as now or previously conducted.

      Section 3.14 Legal Proceedings. Except as set forth on Schedule 3.14 hereto, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits (collectively, "Legal Proceedings") pending or, to the knowledge of the Company, threatened, against the Company or its properties, assets, business, employees or agents in connection with the business of the Company which individually or together with similar Legal Proceedings involves a claim in excess of $50,000, or it is reasonably likely that such claims will be prosecuted successfully (in the reasonable judgment of the Buyer) and upon such successful prosecution, such claims would reasonably be expected to have a Company Material Adverse Effect. There are no such Legal Proceedings pending or, to the knowledge of the Company, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 3.14 hereto, there is no judgment, order, writ injunction, decree or award (whether issued by a Governmental Entity or otherwise) to which the Company is a party, or involving the property, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company.

      Section 3.15 Employee Benefit Plans; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, equity-based, severance or other plan or written agreement relating to employment, compensation or fringe benefits for employees, maintained or contributed to by the Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company could incur or could have incurred any direct or indirect, fixed or contingent liability (collectively, the "Plans") is listed on Schedule 3.15 attached hereto, and, except as set forth on Schedule 3.15, such Plans are in substantial compliance with all applicable laws and have been administered and operated in all material respects in accordance with their terms.

      (b) Except as set forth on Schedule 3.15, each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination. No event which constitutes a "reportable event" (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

      (c) Neither the Company nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be "qualified" within the meaning of Section 401(a) of the
Code) which provides benefits with respect to Employees or former employees following their termination of service with the Company (other than as required pursuant to Section 601 of ERISA). Each Plan subject to the requirements of
Section 601 of ERISA has been operated in substantial compliance therewith.

      (d) No individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is subject to Title IV of ERISA, as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto.

      (e) No Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for benefits payable in the ordinary course or PBGC insurance premiums) or Section 412(f) or (n) of the Code by any entity required to be aggregated with the Company, pursuant to Section 4001(b) of ERISA and/or Section 414(b) or (c) of the Code (and the regulations promulgated thereunder) with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

      (f) With respect to each Plan, the Company has delivered or caused to be delivered to Buyer and its counsel true and complete copies of the following documents, as applicable, to each respective Plan - (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared actuarial valuation reports; (vii) the most recently prepared financial statements; and
(viii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

      Section 3.16 Labor Matters. No union or other labor organization is certified or recognized as collective bargaining agent to represent any employees of the Company and the Company has no knowledge of any campaign currently in progress to seek representation with respect to any employees of the Company. The Company is not a party to, the subject of, involved in or, to the knowledge of the Company, threatened by any labor dispute, unfair labor practice charge, strike, work stoppage, work slowdown, picketing, boycott, handbilling or other concerted action by or on behalf of any employees of the Company.

      Section 3.17 Environmental Matters. Except as disclosed on Schedule 3.17 hereto:

      (a) The Company and its operations and properties are in compliance with all Environmental Laws, the Company has not received any communication from any person or Governmental Entity that alleges that the Company, its operations or properties are not in material compliance with Environmental Laws. There are no unreserved or unbudgeted capital expenditures required to bring the Real Property, the facilities, business or operations of the Company into compliance with Environmental Laws, whether currently applicable or reasonably expected to be required in the future.

      (b) The Company and its operations have obtained or applied for all Environmental Permits and are in material compliance with all terms and conditions of the Environmental Permits. All such Environmental Permits are in full force and effect or, where applicable, an application has been timely filed and is pending agency approval and will not prohibit or impair the Company from continuing to operate all of its facilities and conduct its operations as conducted prior to Closing or as contemplated pursuant to this transaction.

      (c) There is no material Environmental Claim pending or threatened: (i) against the Company; (ii) against any real or personal property or operation currently or formerly owned, leased or managed, in whole or in part, by the Company; or (iii) against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

      (d) There has been no Release of any Hazardous Materials that would be reasonably likely to: (i) form the basis of any Environmental Claim against the Company or its operations or properties; or (ii) cause any real property or operation currently or formerly owned, leased or managed, in whole or in part, by the Company to be subject to any restrictions on ownership, operation, occupancy, use or transfer. The Company is not currently required or obligated to perform any investigation, removal, remediation, response action or corrective action with respect to the presence of any Release of Hazardous Materials at any of the facilities, properties or operations where the Company conducts its business, as set forth in Schedule 3.7 (a), or at any other location.

      (e) The Company has provided to Buyer: (i) copies of all Environmental Permits as well as material environmental inspections, audits, studies, plans or reports conducted or prepared by or on behalf of the Company or its operations or properties; (ii) a list of all Hazardous Materials used, stored, generated, recycled or disposed of by the Company and or all such available information concerning its joint ventures; (iii) a list of all off-site Hazardous Materials treatment, storage or disposal facilities used by the Company; and (iv) the cost of: (A) all material pollution control equipment (including, without limitation, upgrades and other modifications to existing equipment); and (B) all remediation, in each case of (A) and (B) that are currently required, or reasonably contemplated to be required in the future.

      (f) There is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any Real Property at the time owned, leased or operated by the Company any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Material.

      For purposes of this Agreement, the following terms have the following definitions:

      "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, causes of action, notices, liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any Governmental Entity) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from: (A) the presence, or Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Permits.

      "Environmental Laws" means all applicable federal, state, local laws (including common laws), rules, ordinances, regulations, orders, directives and binding administrative or judicial interpretations thereof relating to: pollution, the environment (including, without limitation, indoor and outdoor air, surface water, groundwater, land surface or subsurface strata); noise and vibration, the protection and use of land or natural resources; the protection of human health and safety; or the Release, manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials.

      "Environmental Permits" means all applicable permits, consents, licenses, approvals or authorizations issued by Governmental Entities under Environmental Laws.

      "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; (b) any chemicals, materials or substances which are now defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Laws; (c) any chemicals, materials or substances which exhibit the characteristics of ignitability; reactivity; toxicity; and corrosivity; and (d) any other chemical, material, substance or waste (including without limitation, fertilizers, pesticides, herbicides and fungicides), the use, handling or exposure to which is now prohibited, limited or regulated under any Environmental Laws.

      "Release" means any actual or threatened release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

      Section 3.18 Tax Matters. (a) Except as disclosed on Schedule 3.18(a) hereto: (i) All Tax Returns (as defined below) required to be filed by or with respect to the Company have been timely filed; (ii) all Taxes shown on such Tax Returns or otherwise due have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the best knowledge of the Company, no basis exists for any such adjustment; (v) with respect to any period for which Taxes are not yet due, the Company has made sufficient current accruals for all such Taxes in its Financial Statements; (vi) the Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties; (vii) the Company has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (viii) no consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), has been filed with respect to the Company; (ix) there are no Encumbrances as a result of any unpaid Taxes, other than Taxes not yet due and payable, upon any of the assets of the Company; (x) the Company is not a party to any agreement or arrangement that would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (xi) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the Treasury regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (xii) the Company has not been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes; (xiii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (xiv) the Company is not a party to, is not bound by, and has no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or any other similar Contract;
(xv) the Company has no income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method; (xvi) the Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xvii) the Company is not subject to any accumulated earnings tax penalty or personal holding company tax and (xviii) the Company is not obligated under any agreement with respect to industrial development bonds or similar obligations under which the ability of the holder of such bonds to exclude from gross income the interest thereon for U.S. federal income tax purposes could be adversely affected by the transactions contemplated hereby.

      (b) Except as disclosed on Schedule 3.18(b) hereto:

      (i) There are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company; (ii) there are no outstanding waivers or agreements extending the statutory period of limitations for any period with respect to any Tax to which the Company may be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company; (iv) no closing agreement has been entered into by or with respect to the Company; (v) there are no requests for information currently outstanding that could affect the Taxes of the Company; (vi) since January 1, 1995, no claim has been made in writing addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation in that jurisdiction; and (vii) there are no proposed reassessments of any property owned by the Company or other proposals that would be reasonably likely to increase the amount of any Tax to which the Company would be subject.

      (c) The Company has made available to Buyer complete copies of: (i) all filed Tax Returns of the Company relating to the taxable periods since January 1, 1995; (ii) any audit report issued since January 1, 1995 relating to Taxes due from or with respect to the Company, its income, assets or operations; and
(iii) any extensions of the statute of limitations with respect to any Taxes due from or with respect to the Company, its income, assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company for the taxable years ended on the respective dates set forth on Schedule 3.18(c) hereto have been examined by the relevant Tax authority or the statute of limitations with respect to such Tax Returns has expired.

      "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

      "Tax Returns" shall mean reports, returns and statements required to be supplied to a Tax authority in connection with Taxes.

      Section 3.19 Operating Insurance. Schedule 3.19 hereto sets forth a complete and correct list and brief summary description of all insurance policies carried by, or covering, the Company with respect to its businesses. Complete and correct copies of each such policy have been made available to Buyer. All such policies are in full force and effect for such amounts, types of coverage and risks as are customarily obtained by Persons engaged in similar businesses. After giving effect to the transactions contemplated hereby, all such insurance in effect prior to the Closing will remain in full force and effect. No notice of cancellation has been received with respect to any such policy. All premiums due thereon have been paid in a timely manner and no event has occurred, including, without limitation, the failure of the Company to give any notice or information or the Company giving inaccurate or erroneous notice or information, which would reasonably be expected to have a Company Material Adverse Effect upon the rights of the Company under any such insurance policies. Except as set forth on Schedule 3.19 hereto, there are no pending claims or, to the knowledge of the Company, threatened claims, under the insurance policies of the Company with respect to their property or assets.

      Section 3.20 Regulatory Filings. Except as would not reasonably be likely to result, individually or in the aggregate, in a Company Material Adverse Effect, the Company has filed all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to Governmental Entities having jurisdiction over it, its business or its assets, and all required regulatory approvals in respect thereof are in full force and effect. All such regulatory filings were in compliance in all material respects with applicable laws, and no deficiencies have been asserted by any Governmental Entity with respect to such regulatory filings.

      Section 3.21 Books and Records. True and correct copies of the minute books and stock record books of the Company have been provided to Buyer. Such minute books contain true and complete originals or copies of all minutes of meetings of and actions by the shareholders and Board of Directors of the Company and accurately reflect in all material respects all corporate actions of the Company which are required by law to be passed upon by the Board of Directors or the shareholders of the Company. The stock record books accurately reflect all transactions in shares of the capital stock of the Company. All accounting, financial, reporting, business, tax, corporate and other similar books and records of the Company accurately reflect the business and financial condition of the Company. Except as set forth on Schedule 3.21 hereto, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company in connection with the conduct or administration of its business (including all means of access thereto and therefrom) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

      Section 3.22 Compliance with Laws. The Company: (i) is in compliance and has complied with all laws, statutes, rules, regulations, codes and ordinances applicable to its business, properties and operations; and (ii) is not in violation of any writ, judgment, decree, injunction, or similar order applicable to such entity, except where such failure to comply or violation would not or would not reasonably be expected to have a Company Material Adverse Effect. There have been no claims made or, to the Company's knowledge, threatened thereunder against the Company arising out of, relating to or alleging any violation of any of the foregoing, and no event has occurred that (with or without the giving of notice or the lapse of time or both) constitutes or results, directly or indirectly, in a violation by the Company or failure to comply with any law, except for claims which are no longer pending or which claims or events are set forth on Schedule 3.22 hereto or would not reasonably be expected to have a Company Material Adverse Effect.

      Section 3.23 Certain Business Practices, Potential Conflicts of Interest. Neither the Company nor any director, officer, agent or employee of the Company has: (i) used any of the Company's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of the Company; or (iii) made any other unlawful payment from the funds of the Company.

      Section 3.24 Brokers' or Finders' Fees. Except as set forth on Schedule
3.24 hereto, which fees or other compensation shall be the sole responsibility of the Company, no agent, broker, investment banker, or other person or firm acting on behalf of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated by this Agreement.

      Section 3.25 SEC Documents. The Company has provided to the Buyer a list of each effective registration statement, report, proxy statement or information statement filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act, as the case may be. None of the SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      Section 3.26 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Financial Statements, the Schedules hereto or any certificate furnished or to be furnished by or on behalf of the Company to the Buyer pursuant to this Agreement or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, certificate or other instrument.

      Section 3.27 Inventory. Except as set forth in Schedule 3.27 hereto, the inventories of the Company (including raw materials, supplies and other materials) are of a quality of usable or salable in the ordinary course of business, net of any applicable reserves for obsolete, damaged or defective inventory, which reserves are reasonable and appropriate under the circumstances and are in accordance with GAAP. The value at which the inventory is carried on the books and records of the Company reflects the normal inventory valuation policy utilized by the Company and is in accordance with GAAP, consistently applied.

      Section 3.28 Receivables. Except as set forth in Schedule 3.28 hereto, all of the accounts receivable reflected in the Financial Statements were generated from bona fide transactions by the Company in the ordinary course of business consistent with past practice and, except for reserves and trade provisions reflected in the Financial Statements, which reserves are reasonable and appropriate under the circumstances and are in accordance with GAAP, constitute valid, undisputed claims of the Company in the amounts reflected therein, and are not subject to valid defenses for a material amount, or material claims of set-off, recoupment or counterclaim.

      Section 3.29 Employment Agreements. Attached as Schedule 3.29 is a list of all of the Company's employment agreements. The Company has furnished to Buyer complete copies of each such agreement, together with all amendments or modification thereto. The Company has also furnished to Buyer copies of all consulting contracts or similar agreements in effect on the date hereof relating to any consultant employed or retained by the Company in its conduct of its businesses.

      Section 3.30 WARN. Except as set forth on Schedule 3.30, the Company has not been required by the Worker Adjustment and Retraining Notification Act (the "WARN Act"), at any time through the date of this Agreement, to provide any type of notice in respect of terminations of employees, reductions in the work force, temporary shutdowns of work sites or as may otherwise be required under the WARN Act.

      Section 3.31 No Subsidiaries; Other Equity Investments.

      (a) The Company has no Subsidiaries.

      (b) The Company does not own any shares of the capital stock of any corporation or have any equity or partnership interest or limited liability company interest in any other entity.

      "Subsidiary" means any corporation, association or other entity of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is made, owned or controlled, directly or indirectly, by the Company.

      Section 3.32 Ownership of Company Common Stock. As of the date hereof, after giving prospective effect to the transactions contemplated by this Agreement, Buyer will be the owner, legally and beneficially, of not less than 50.8% of the outstanding Company Common Stock (excluding for purposes of such calculation the number of shares of Company Common Stock which Buyer shall be entitled to receive upon conversion of the Note).

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer makes the following representations and warranties to the Company, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Company:

      Section 4.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power and authority to own, lease and operate the properties and assets which it currently owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans.

      Section 4.2 Authority; Absence of Conflicts. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Buyer, and no other corporate actions on the part of Buyer are necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

      Except for the consents and approvals listed on Schedule 4.2(a) hereto (collectively, the "Buyer Consents"), neither the execution and delivery of this Agreement the consummation of the transactions contemplated hereby nor compliance with the terms hereof will: (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws (or comparable constituent documents) of the Buyer; (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any material contract to which Buyer is a party or by which Buyer's assets are bound; (iii) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any Governmental Entity to which the Buyer or any of its assets or properties are subject; or (iv) except as set forth on Schedule 4.2(b) hereto, require the Buyer to give notice to, obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity.

      Section 4.3 No Investigation. There are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits pending or, to the knowledge of the Buyer, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby.

      Section 4.4 Securities Laws Matters. The Buyer is acquiring the Shares for its own account, for investment purposes and not with a view toward, or for the purpose of, the resale or distribution thereof. The Buyer will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Shares, or any securities issued or issuable with respect to any of the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise which the holders thereof are entitled to receive, in each case except pursuant to a registration under the Securities Act pursuant to an exemption therefrom or in a transaction not subject thereto, and, in any event, in compliance with all applicable state securities or blue sky laws.

      Section 4.5 Brokers' or Finders' Fees. Except as disclosed on Schedule 4.5 hereto, no agent, broker, investment banker, or other person or firm acting on behalf of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Buyer or the Company in connection with any of the transactions contemplated by this Agreement, other than customary fees and expenses of attorneys, accountants and similar professionals.

                                    ARTICLE V
                                    COVENANTS

      Section 5.1 Full Access and Cooperation; Confidentiality. From the date hereof through the Closing Date, the Company shall afford to Buyer and its counsel, accountants and other advisors and representatives, including but not limited to environmental professionals, reasonable access, during normal business hours, and the Company shall disclose and make reasonably available to them (with the right to make copies), all of the books and records of the Company relating to the ownership of the properties, operations, financial condition, assets, obligations and Liabilities of the Company, and the Company shall afford Buyer and its financing counsel, accountants and other advisors and representatives, including but not limited to environmental professionals, with reasonable access to the facilities and properties of the Company and to the officers and directors of the Company. Buyer agrees that it will hold, and will cause its Affiliates and each of their respective directors, officers, employees, agents (including counsel and accountants) and other representatives to hold, any information so obtained in confidence to the extent required by and in accordance with the provisions of the confidentiality agreement dated November 16, 1999 between the Company and Buyer. Within 30 days of the end of each month through the Closing Date, the Company will deliver to Buyer an unaudited balance sheet and income statement of the Company for the month then ended (the "Monthly Balance Sheet"), which financial statements shall be prepared in accordance with GAAP in a manner consistent with past accounting practices of the Company.

      Section 5.2 Preservation of Business. From the date hereof through the Closing Date, the Company shall conduct its business consistent with past business practices, and the Company shall use its reasonable best efforts to preserve the business organization of the Company intact, maintain in good repair all of the Tangible Personal Property of the Company, keep available the services of, and maintain present relationships with, key officers, directors, employees, consultants, and agents, the Company's material suppliers, customers, and others having material business relationships with them and preserve their goodwill, except that the Company shall not renew the Personal Services Agreement with Joseph P. Allwein upon its expiration on March 18, 2000 without the approval the Buyer.

      Section 5.3 Negative Covenants. From and after the date hereof through the Closing Date, the Company shall not, except with the prior written consent of Buyer, or except as expressly permitted by this Agreement (i) take or agree to take, whether in writing or otherwise, any of the actions described in Section 3.5, (ii) issue additional Indebtedness with a maturity date of more than one year from the date hereof or (iii) change the composition of the board of directors of the Company.

      Section 5.4 Governmental and Third Party Consents. Each of Buyer, on the one hand, and the Company, on the other hand, shall use their respective commercially reasonable efforts to obtain, and to cooperate with the other party in obtaining, as promptly as practicable, all authorizations, consents, orders and approvals of any Governmental Entity or other third party (including, without limitation, the Company Consents and the Buyer

Consents and all regulatory filings) that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement.

      Section 5.5 No Solicitation. From the date hereof until the Closing Date, neither the Company nor any Affiliate of the Company, nor any of the officers, directors, employees, representatives or agents of the Company or any of its Affiliates shall, without the prior written consent of Buyer, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Buyer) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition of assets of such party or any of its subsidiaries or other transaction that would result in the transfer to any such Person or Persons (other than in the ordinary course of business) of any part of the business or assets thereof or any equity interest therein (other than as contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing; provided, however, that the restrictions of this paragraph shall not apply to any transaction or series of transactions which would not result in the disposition of a material amount of a party's capital stock or assets; provided, that if the Company receives an unsolicited Acquisition Proposal (as defined below) from any Person or an unsolidated inquiry that would reasonably be likely to result in the making of an Acquisition Proposal from a Person reasonably believed by the Board of Directors (after consultation with its financial advisors) to have the financial resources to consummate an Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors may participate in discussions regarding such Acquisition Proposal or furnish information regarding the Company and its business to the Person making such unsolidated Acquisition Proposal or such unsolicited inquiry pursuant to an appropriate confidentiality agreement. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer for a merger, consolidation or other business combination involving the Company or any Affiliate or any proposal or offer to acquire or cause to be acquired or that would result in the acquisition in any manner, directly or indirectly, of all or any substantial portion of the business, assets or capital stock of the Company or any Affiliate, other than the transactions contemplated by this Agreement. If the Company or any representative thereof receives, directly or indirectly, from any Person (other than Buyer) any Acquisition Proposal, the Company or the relevant representative (as appropriate) shall promptly deliver a copy of such notice to the Buyer.

      Section 5.6 Notice of Developments. From the date hereof to the Closing, the Company shall notify Buyer of any changes or developments with respect to the business, operations or prospects of the Company which would have or would reasonably be expected to have a Company Material Adverse Effect.

      Section 5.7 Notice of Breach. From the date hereof to the Closing, each party hereto shall, immediately upon becoming aware thereof, give detailed written notice to the other party hereto of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of such party's covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof; provided, however, that such notice shall not be deemed to modify, amend or supplement the representations and warranties of the Buyer or the Company or the Schedules hereto for any purpose of this Agreement or shall not relieve the notifying party for any liability that such party may otherwise have in respect of such breach.

      Section 5.8 Schedules. From the date hereof until the Closing Date, the Buyer, on the one hand, and the Company, on the other hand, shall supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that none of such supplements or amendments shall be deemed to modify, amend or supplement the representations and warranties of the Buyer or the Company or the Schedules hereto for any purposes of this Agreement. Such amendments and supplements shall be provided every thirty days beginning February 1, 2000 or, in the event of any amendment or supplement regarding a matter that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, promptly following the Company's obtaining knowledge thereof.

      Section 5.9 Reasonable Efforts. Subject to the terms and conditions of this Agreement, between the date hereof and the earlier of the Closing Date or the Termination Date, Buyer, on the one hand, and the Company, on the other hand, will use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and to maintain the accuracy of its representations and warranties hereunder. Neither the Buyer nor the Company will take, agree to take or knowingly authorize to be taken any action or do or knowingly authorize to be done anything in the conduct of the business of the Buyer or the Company or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

      Section 5.10 Delivery of Certificates. At the Closing, each party shall deliver to the other such good standing certificates, officers' certificates and similar documents and incumbency certificates as counsel for the requesting party shall have reasonably requested prior to the Closing Date.

      Section 5.11 Registration Rights Agreement. The Company and the Buyer shall have entered a registration rights agreement substantially in form attached hereto as Exhibit A granting to the Buyer for a period of five years demand and "piggyback" registration rights with respect to the Shares and the shares of Company Common Stock issuable upon a conversion of the Note (the "Registration Rights Agreement").

    Section 5.12 Note. The Company shall issue and deliver to Buyer and the Buyer shall purchase the Note (as defined in the recitals hereto), substantially in the form attached hereto as Exhibit B.

      Section 5.13 Board Composition and Options Committee. The Bylaws of the Company shall be amended so provide for the following to become effective on the Closing Date:

      (a) the size of the board of the directors of the Company shall be expanded to seven members of whom four directors shall be nominated by the Buyer. On the Closing Date, Messrs. Allwein and Franson shall resign from the board of directors and Messrs. Morgenthaler, Allen and Bartlett shall be permitted to complete their current terms in office (subject to their removal for "cause" as that term is generally understood under the Delaware General Corporation Law) but shall not have the authority to designate their successors and, thereafter, the board members elected to fill such three board seats (the "Remaining Board Members") shall be nominated and elected as provided by the Bylaws of the Company, and

      (b) a committee of the board of directors of the Company shall be created to consider the granting of stock options to directors, officers, employees or affiliates of the Company or the Buyer. Any such grant of stock options will require unanimous approval of the members of such committee. Until the completion by each of Messrs. Morgenthaler, Allen and Bartlett of their respective current terms in office (or their earlier resignation, removal or death), the committee shall be comprised of an equal number of Buyer-nominated board members and Remaining Board Members.

      Section 5.14 Directors' and Officers' Liability Insurance. Buyer shall use reasonable efforts to cause the Company to maintain until July 1, 2002, directors' and officers' liability insurance in amounts and coverages comparable to that maintained by the Company on the date hereof; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 125% of the per annum rate of premium paid by the Company for such insurance on the date of this Agreement, then the Buyer shall use reasonable efforts to cause the Company to provide the maximum coverage that shall then be available at an annual premium equal to 125% of such rate.

                                   ARTICLE VI
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                                   THE COMPANY

      The obligations of the Company hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Company:

      Section 6.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case it shall have been true and correct as of such earlier date). Buyer shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

      Section 6.2 Closing Certificate. Buyer shall have delivered to the Company a certificate signed by a duly authorized officer of Buyer, dated as of the Closing Date, to the effect set forth in Section 6.1 hereof.

      Section 6.3 No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      Section 6.4 Buyer Consents. The Buyer Consents shall have been duly and validly obtained and all statutory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment") or otherwise shall have expired or terminated. The Buyer Consents shall be in full force and effect as of the Closing Date, and they shall not have required as a condition thereto the payment of any consent fee or other financial consideration or the material modification or amendment of any contract or Permit or any agreement to materially modify the future conduct of the business of the Company from the manner in which such business is currently conducted, except for the payment of filing and other customary fees to any Governmental Entity or such payments or such material modifications or amendments as were previously approved in writing by the Company.

      Section 6.5 Payment. Buyer shall pay to the Company all amounts due to the Company under Section 1.2 and the Buyer shall have purchased the Note substantially in the form attached as Exhibit B.

      Section 6.6 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company Certificate of Incorporation, Bylaws, the Securities Act, the Delaware General Corporation Law and all other applicable laws.

                                   ARTICLE VII
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

      The obligations of Buyer hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer.

      Section 7.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case it shall have been true and correct as of such earlier date). The Company shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

      Section 7.2 Closing Certificate. Buyer shall have received certificates to the effect set forth in Section 7.1 and Section 7.5 hereof signed by a duly authorized Officer of the Company, and dated as of the Closing Date.

      Section 7.3 Legal Opinion. Buyer shall have received the opinion of Davis, Graham, Stubbs LLP, counsel to the Company, dated as of the Closing Date in substantially the form attached hereto as Exhibit C.

      Section 7.4 No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency, or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      Section 7.5 No Company Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect, including without limitation as a result of a change in the laws or regulations that govern the business of the Company.

      Section 7.6 Company Consents. The Company Consents shall have been duly and validly obtained, and all statutory waiting periods under the HSR Act and the Exon-Florio Amendment or otherwise shall have expired or been terminated. The Company Consents shall be in full force and effect as of the Closing Date, and they shall not have required as a condition thereto the payment of any consent fee or other financial consideration or the modification or amendment to any Material Contract or Permit, or any agreement to materially modify the future conduct of the business of the Company from the manner in which such business is currently conducted (all as determined by Buyer in the reasonable exercise of its discretion), except for the payment of filing and other customary fees to any Governmental Entity or such payments or such material modifications or amendments as were previously approved in writing by the Buyer.

      Section 7.7 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Certificate of Incorporation, Bylaws, the Securities Act, the Delaware General Corporation Law and all other applicable laws.

      Section 7.8 Amendment to Shareholder Rights Plan. The Rights Agreement dated as of January 8, 1999 between the Company and Harris Trust and Savings Bank, as Rights Agent, shall have been amended to exempt (i) the transactions contemplated by this Agreement, and (ii) any purchase of any number of shares of Company Common Stock by Buyer that the Buyer deems necessary to maintain Buyer's legal and beneficial ownership of not less than 50.1% of Company Common Stock (excluding for the purposes of such calculation the number of shares of Company Common Stock which Buyer shall be entitled to receive upon Conversion of the
Note) from the triggering provisions thereof with respect to exercise of the Rights (as defined therein).

      Section 7.9 Clean-up Mt. Braddock Facility. The Company shall, after consultation with Buyer, undertake such additional subsurface environmental investigations as may be reasonably necessary to ascertain the presence or Release, if any, of Hazardous Materials at the Mount Braddock Facility. To the extent indicated by the results of such environmental investigation, the Company shall promptly perform such remediation as may be required by or pursuant to applicable Environmental Laws, including without limitation, the Pennsylvania Land Recycling and Environmental Standards Act (Act 2), where appropriate.

      Section 7.10 Note. The Company shall have issued and delivered to Buyer the Note, substantially in the form attached hereto as Exhibit B.

      Section 7.11 Registration Rights Agreement. The Company and the Buyer shall have entered into the Registration Rights Agreement.

      Section 7.12 Banking Authority. The Company shall have prepared all necessary documentation required by each bank at which the Company holds accounts to change the signatory authority on each account as specified by the Buyer.

      Section 7.13 Final Monthly Balance Sheet. The Buyer shall have received the Monthly Balance Sheet of the Company for the month immediately preceding the month in which the stockholders of the Company shall be required to vote to approve the transactions contemplated hereby, and such Monthly Balance Sheet shall reflect Indebtedness not in excess of that described in Section 3.5(Q) hereof.

      Section 7.14 Environmental Matters. The Company (a) shall have obtained, at the Company's sole cost and expense, for the benefit of Buyer and the Company, an environmental insurance policy in scope and coverage substantially similar to that set forth on Exhibit D for a term of not less than ten (10) years with an aggregate policy limit of not less than $10 million inclusive of those sites and facilities as set forth in Exhibit D; and (b) is maintaining all its operations and Real Property in compliance with all Environmental Laws and Environmental Permits to the reasonable satisfaction of the Buyer.

      Section 7.15 Environmental Permits and Releases. The Company shall have obtained any required transfer, renewal, assignment or application of any Environmental Permits pursuant to an Environmental Law.

      Section 7.16 Percentage of Ownership of Company Common Stock. As of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, Buyer will be the owner, legally and beneficially, of not less than 50.1% of the outstanding Company Common Stock (excluding for purposes of such calculation the number of shares of Company Common Stock which Buyer shall be entitled to receive upon conversion of the Note).

                                  ARTICLE VIII
                                   TERMINATION

      Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

      (a) By the mutual written consent of Buyer and the Company;

      (b) By either Buyer or the Company, if the Closing shall not have occurred on or before May 15, 2000 or such other date as the parties may mutually agree upon, (the "Termination Date") or any closing condition set forth in Articles VI or VII has not been satisfied by the date required for such satisfaction by the party of whom performance is required; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that is in material breach of this Agreement at the time the notice of termination is delivered or whose delay or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date nor to Buyer if not available to Buyer under Section 8.1(d)(ii);

      (c) By either Buyer or the Company, if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part hereof;

      (d) By either Buyer or the Company, if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by the party claiming such material default; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) (i) shall not be available to any party who is in material breach of this Agreement at the time notice of termination is delivered, and (ii) shall not be available to the Buyer if the aggregate effect of (x) breaches by the Company of this Agreement and (y) the nonfulfillment by the Company (whether or not such nonfulfillment constitutes such a breach) of any unwaived condition set forth in Article VII hereof results in or is reasonably likely to result in a Company Material Adverse Effect of less than $1,500,000, provided further, that the limitations on Buyer's right to terminate set forth in this Section 8.1(d) shall not apply to the condition precedent to Buyer's Obligations at Closing set forth in Section 7.16;

      (e) By the Company, if it receives an unsolicited Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with outside counsel, in order to comply with its fiduciary duties to stockholders under applicable law, to approve or recommend such Acquisition Proposal, to cause the Company to enter into an agreement with respect to such Acquisition Proposal and to terminate this Agreement. In the event this Agreement is terminated by the Company pursuant to this Section 8.1(e) as a result of the consideration of an Acquisition Proposal, within 30 days after such termination, the Company will pay to the Buyer, in immediately available funds, as liquidated damages and not as a penalty, an amount equal to all out-of-pocket fees and expenses (including fees and disbursements of counsel) incurred or paid by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement ("Expenses"); or

      (f) By Buyer, if (i) the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to Buyer or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Acquisition Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock or other Acquisition Proposal is tendered to the stockholders of the Company and the Board of Directors of the Company fails to recommend against acceptance of such tender offer, exchange offer or Acquisition Proposal by its stockholder (including by taking no position with respect to the acceptance of such tender offer, exchange offer or Acquisition Proposal by its stockholders).

      If either Buyer or the Company terminates this Agreement pursuant to the foregoing provisions of this Section 8.1, such termination shall be effected by written notice by the terminating party to the other party specifying the provision pursuant to which such termination is made.

      Section 8.2 Liabilities Upon Termination. Except for this Section 8.2,
Section 9.2, Section 9.12 and the confidentiality provisions of Section 5.1 hereof, which shall survive any termination of this Agreement, upon the termination of this Agreement, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, partners, employees, agents, consultants, stockholders, principals or other affiliates shall have any rights, obligations or liabilities hereunder or with respect hereto; provided, however, that nothing contained in Section 8.1 or this Section
8.2 shall relieve any party from liability for any breach of any representation or warranty or failure to comply with any covenant or agreement contained herein.

      Section 8.3 Termination Fee. (a) The Company agrees that, if (i) the Company shall terminate this Agreement pursuant to Section 8.1(e), (ii) Buyer shall terminate this Agreement pursuant to Section 8.1(f), or (iii) Buyer or the Company shall terminate this Agreement pursuant to Section 8.1(b) due to the failure to obtain the approval of the Company's stockholders and at the time of such failure, any Person shall have made a public announcement or otherwise communicated to the Company or its stockholders an Acquisition Proposal with respect to the Company which has not been rejected by the Company or terminated or withdrawn by the party making the Acquisition Proposal, then in accordance with Section 8.3(c), immediately prior to such termination in the case of clause (i), or in the case of clause (ii) or (iii) if, within one year following the date of termination, the Company enters into a definitive acquisition, merger or similar agreement to effect an Acquisition Proposal upon execution of such agreement, the Company shall pay to Buyer a termination fee in an amount equal to $250,000 (the "Termination Fee") and, in addition, the Company shall pay to the Buyer Expenses (as defined in Section 8.1(e) hereof), in the case of clause (i), according to the terms of Section 8.1(e), and in the case of clause (ii) or (iii), within 30 days after the Company enters into a definitive acquisition, merger or similar agreement to effect an Acquisition Proposal.

      (b) Each of Buyer and the Company agrees that the payments provided for in
Section 8.3(a) and 8.1(e) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 8.1, (e) or (f), as the case may be, and such remedy shall be limited to the payment stipulated in
Section 8.3(a); provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.

      (c) Any payment of a Termination Fee required to be made pursuant to
Section 8.3(a) shall be made to Buyer by the Company within 30 days after the Company enters into a definitive acquisition, merger or similar agreement to effect an Acquisition Proposal and shall be paid by wire transfer of immediately available funds to an account designated by Buyer.

      (d) The parties agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If the Company fails to promptly pay to Buyer any fee due hereunder, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Buyer to collect payment, together with interest on the amount of such unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

                                   ARTICLE IX
                                  MISCELLANEOUS

      Section 9.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

              Term                              Section
              ----                              -------
              Acquisition Proposal              5.5
              Affiliate                         9.7
              Agreement                         Recitals
              Buyer                             Recitals
              Buyer Consents                    4.2
              Closing                           2.1
              Closing Date                      2.1
              Code                              3.18(a)
              Company                           Recitals
              Company Common Stock              Recitals
              Company Consents                  3.2
              Company Material Adverse Effect   3.5
              Credit Agreement                  3.5(Q)
              Date Data                         3.10
              Date-Sensitive System             3.10
              Encumbrances                      3.7
              Environmental Claim               3.17
              Environmental Laws                3.17
              Environmental Permits             3.17
              ERISA                             3.15(a)
              Exchange Act                      3.5(J)

              Term                            Section
              ----                            -------
              Exon-Florio Amendment           6.4
              Expenses                        8.1(e)
              Extension Option                3.7(g)
              Financial Statements            3.6
              GAAP                            3.6
              Governmental Entity             3.2
              Hazardous Materials             3.17
              HSR Act                         6.4
              IDRB Indebtedness               3.5(Q)
              Indebtedness                    3.4
              Intellectual Property           3.11
              Landlord                        3.7(d)
              Leased Real Property            3.7
              Legal Proceedings               3.14
              Liability/Liabilities           3.4
              Louisville Facility             3.4(b)
              Material Contracts              3.12(a)
              Monthly Balance Sheet           5.1
              Note                            Recitals
              Notice                          9.4
              Other Real Property Interests   3.7
              Owned Real Property             3.7
              PBGC                            3.15
              Pennsylvania Facility           3.4(c)
              Permits                         3.13
              Permitted Liens                 3.7
              Person                          3.12(b)
              Plans                           3.15
              Purchase Price                  1.2
              Real Property                   3.7
              Recorded Intellectual Property  3.11
              Registration Rights Agreement   5.11
              Release                         3.17
              SEC                             3.25
              SEC Documents                   3.25
              Securities Act                  3.25
              Shares                          Recitals
              Spin Forge Lease                3.7(g)
              Subsidiaries/Subsidiary         3.31
              Tangible Personal Property      3.8
              Taxes                           3.18
              Tax Returns                     3.18
              Termination Date                8.1
              Termination Fee                 8.1
              WARN Act                        3.30
              Year 2000 Compliant             3.10

      Section 9.2 Expenses. The parties agree to share equally the filing fees for filing the notice required by the HSR Act. Each party shall be responsible for its own expenses incurred in connection with the transactions provided for herein or contemplated hereby.

      Section 9.3 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the party for whom judgment is finally granted by a court in connection with such action shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

      Section 9.4 Notices. Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given: (i) when personally delivered; or (ii) upon delivery by an overnight courier service which provides evidence of delivery, or (iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given written notice to the other parties hereto; or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee; or (v) when delivered by facsimile transmission, the sender having received machine confirmation thereof.

      Notice to the Company shall be directed to:

      Dynamic Materials Corporation
      551 Aspen Ridge Drive
      Lafayette, Colorado 80026

      Attention: Joseph P. Allwein and Richard A. Santa

      with a copy to:

      Davis, Graham & Stubbs LLP
      4410 Arapahoe Avenue, Suite 200
      Viewpoint on the Parkway
      Boulder, Colorado 80303

      Attention: John McCabe, Esq.

      Notice to Buyer shall be directed to:

      SNPE, Inc.
      5 Vaughn Drive, Suite III
      Princeton, New Jersey 08540

      Attention: Mr. Bernard Fontana

      with a copy to:

      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      125 West 55th Street
      New York, New York 10019

      Attention: Pierre F. de Ravel d'Esclapon, Esq.

      Section 9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any part hereof may not be assigned by any party without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations hereunder to an Affiliate. Any assignment in violation of the foregoing shall be null and void.

      Section 9.6 Entire Agreement and Modification. This Agreement, the Schedules and Exhibits hereto and agreements executed concurrently herewith (all of which are hereby incorporated by reference into and considered part of this Agreement) supersede all prior agreements and understandings among the parties or any of its respective affiliates (written or oral) relating to the subject matter of this Agreement, and are intended to be the entire and complete statement of the terms of the agreement among the parties, and may be amended or modified only by a written instrument executed by all of the parties. The waiver by one party of any breach of this Agreement by any other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties.

      Section 9.7 Certain Interpretive Matters. Unless the context otherwise requires: (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (ii) each term defined in this Agreement has the meaning assigned to it; (iii) "or" is disjunctive but not necessarily exclusive; (iv) words in the singular include the plural and vice versa; and (v) the term "Affiliate" means any

      Person controlling, controlled by or under common control with the applicable referenced Person. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

      Section 9.8 GOVERNING LAW. THIS AGREEMENT, AND THE RESPECTIVE RIGHTS, DUTIES AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

      Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

      Section 9.10 Further Assurances. Each of the parties shall, at any time and from time to time after the Closing Date, and at the expense of the other parties but without further consideration, execute and deliver such further instruments, assignments or documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

      Section 9.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      Section 9.12 Public Statements. The Buyer, on the one hand, and the Company, on the other hand, will consult with the other before issuing, and will provide the other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statements prior to such consultation except as may be required by applicable law or judicial process.

      Section 9.13 Specific Performance. In the event of a breach or threatened breach by any party hereto of any of his, her or its obligations hereunder to consummate the transactions provided for herein any other party hereto shall be entitled to specific performance with respect to said obligation. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

      Section 9.14 Schedules. Except to the extent specifically provided herein to the contrary, inclusion of, or reference to, matters in a schedule to this Agreement does not constitute an admission of what is material or the materiality of such matter.

      Section 9.15 Survival of Representations and Warranties. The representations and warranties made by the Company and the Buyer shall not survive the Closing Date.

1. IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        DYNAMIC MATERIALS CORPORATION

                                        By: /s/Joseph P. Allwein
                                           ------------------------------------
                                        Name: Joseph P. Allwein
                                        Title: President

Witness:

SNPE S.A.                                         SNPE, Inc.

By: /s/ Jean Faure                       By: /s/ Bernard Fontana
   ----------------------------------       --------------------------
Name: Jean Faure                         Name: Bernard Fontana
Title: Chairman                          Title: President

                                                                      Appendix B

                          CONVERTIBLE SUBORDINATED NOTE

US $1,200,000                                     ________ Date of Issuance

                                                  ________ Location of Issuance

      FOR VALUE RECEIVED, the undersigned, DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the "Company"), promises to pay to the order of SNPE, INC., a Delaware corporation (the "Holder"), at the office of the Holder located at 5 Vaughn Drive, Suite 111, Princeton, New Jersey 08540, on [--], 2005, (the "Maturity Date") the principal amount of ONE MILLION TWO-HUNDRED THOUSAND U.S. DOLLARS (U.S. $1,200,000).

      1. Interest.

      The Company promises to pay interest on the unpaid principal amount hereof at a rate of five percent (5%) per annum. The Company will pay interest quarterly in arrears on each March 30, June 30, September 30, and December 30 commencing June 30, 2000 and on the Maturity Date (whether as stated, by acceleration or otherwise). Interest on this Note will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance of this Note through but excluding the date on which interest is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Upon the occurrence and during the continuation of an Event of Default (as defined in Section 5 hereof) and after the Maturity Date (whether as stated, by acceleration or otherwise) this Note shall bear interest on the unpaid principal amount hereof from time to time outstanding, payable on demand by the Holder and upon payment in full hereof, at a rate equal to 2% above the rate otherwise applicable pursuant to this Section 1.

      2. Method of Payment.

      The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company may, however, pay principal and interest by its check payable in such money by mail to the Holder's registered address.

      3. Subordination.

      (a) Note Subordinated to Senior Indebtedness. The Company agrees, and the Holder by acceptance hereof likewise agrees, that the payment of the principal of and interest on this Note is subordinated, to the extent and in the manner provided in

      (b) this Section 3, to the prior payment in full of all Senior
Indebtedness.

      This Section 3 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

      As used in this Note, "Senior Indebtedness" means the principal of and interest on the outstanding Indebtedness of the Company under (a) the Amended and Restated Credit Facility and Security Agreement dated as of July 19, 1996 between the Company and Keybank National Association (as amended to the date hereof and as it may be further amended on and after the date hereof) and (b) the Loan Agreement between Fayette County Industrial Development Authority and the Company dated as of September 1, 1998 (as amended to the date hereof and as it may be further amended on and after the date hereof) entered into in connection with the Fayette County Industrial Authority Multi-Mode Variable Rate Industrial Development Revenue Bonds, Series 1998 (Dynamic Materials Corporation Project).

      As used in this Note, "Indebtedness" of any person means any indebtedness, contingent or otherwise, in respect of borrowed money, whether short-term or long-term and whether recourse or non-recourse, all obligations with respect to letters of credit and bankers' acceptances or evidenced by bonds, notes, debentures or similar instruments, and all obligations to pay the deferred purchase price of any property (except trade payables), and shall also include, to the extent not otherwise included, any capitalized lease obligations, indebtedness (recourse or nonrecourse) secured by a lien to which the property or assets owned or held by such person are subject, whether or not the obligations secured thereby shall have been assumed, guarantees of items that would be included within this definition, and obligations in respect of currency agreements, interest swap obligations, obligations to reimburse the issuer of any letters of credit and obligations with respect to royalty or other similar arrangements for purchase in exchange of assets and any and all deferrals, renewals, extensions or modifications of same.

      (c) Company Not to Make Payments with Respect to Note in Certain Circumstances.

            (i) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, all principal thereof and interest thereon shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of or interest on this Note.

            (ii) In the event that notwithstanding the provisions of this
      Section 3(b), the Company shall make any payment on account of the principal of or interest on this Note, after the happening of a default in payment of the principal of or interest on Senior Indebtedness, then, unless and until such default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the recipient thereof for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

      The Company shall give prompt written notice to the Holder of any default in the payment of principal of or interest on any Senior Indebtedness.

      (d) Note Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of the Company. Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

            (i) the holders of all Senior Indebtedness shall first be entitled to receive payments in full of the principal thereof, premium, if any, and interest due thereon before the Holder is entitled to receive any payment on account of the principal of or interest on this Note;

            (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 3, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of this Note, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of the Senior Indebtedness or their representative, or to the trustee under any indenture under which Senior Indebtedness may have been issued (pro rata as to each such holder, representative or trustee on the basis of the respective amounts of unpaid Senior Indebtedness held or represented by each), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness; and

            (iii) in the event that notwithstanding the foregoing provisions of this Section 3(c), any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of this Note, shall be received by the Holder on account of principal of or interest on this Note before all Senior Indebtedness is paid in full, or effective provision made for its payment, such payment or distribution (subject to the provisions of Section 3(f) and 3(g)) shall be received and held for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which such Senior Indebtedness may have been issued (pro rata as provided in subsection (b) above), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

      The Company shall give prompt written notice to the Holder of any dissolution, winding up, liquidation or reorganization of the Company.

      (e) Holder to be Subrogated to Rights of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Holder shall be subrogated equally and ratably to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on this Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the Holder by virtue of this Section 3 which otherwise would have been made to the Holder shall, as between the Company, its creditors other than holders of the Senior Indebtedness and the Holder be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 3 are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

      (f) Obligation of the Company Unconditional. Nothing contained in this
Section 3 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holder and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to in this
Section 3, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Holder, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this
Section 3.

      Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall affect the obligation of the Company to make, or prevent the Company from making, at any time except during the pendency of any dissolution, winding up, liquidation or reorganization proceeding, and except during the continuance of any default specified in Section 3(b) (not cured or waived), payments at any time of the principal of or interest on this Note.

      (g) Subordination Rights Not Impaired by Acts or Omissions of Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the parties to this Note.

      (h) Section 3 Not to Prevent Events of Default. The failure to make a payment on account of principal or interest by reason of any provision in this
Section 3 shall not be construed as preventing the occurrence of an Event of Default under Section 5.

      4. Conversion of Note.

      (a) Conversion Privilege. Subject to and upon compliance with the provisions of this Section 4, at the option of the Holder, this Note may, at any time until and including Maturity, be converted, in whole or in part, at 100% of the principal amount hereof (or portion hereof), into fully paid and non-assessable shares of common stock, par value $0.05 per share, of the Company (the "Company Common Stock"), at the conversion price in effect at the Date of Conversion (as hereinafter defined).

      (b) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the Holder shall surrender this Note to the Company at any time during usual business hours at its office accompanied by written notice that the Holder elects to convert this Note or a stated portion thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Company Common Stock shall be issued. As promptly as practicable after the receipt of such notice and the surrender of this Note as aforesaid, the Company shall, subject to the provisions of Section 4(h), issue and deliver at such office or agency to the Holder, or on its written order, a certificate or certificates for the number of full shares of Company Common Stock issuable on such conversion in accordance with the provisions of this Section 4 and cash, as provided in Section 4(c), in respect of any fraction of a share of Company Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (herein called the "Date of Conversion") on which such notice shall have been received by the Company and this Note shall have been surrendered as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Company Common Stock shall be issuable upon such conversion shall be deemed to have become on the Date of Conversion the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open but such conversion shall nevertheless be at the conversion price in effect at the close of business on the date when this Note shall have been so surrendered with the conversion notice. In the case of conversion of a portion, but less than all, of this Note, the Company shall execute and deliver to the Holder, at the expense of the Company, a Note in the form hereof in the aggregate principal amount of the unconverted portion of this Note. Except as otherwise expressly provided in this Note, no payment or adjustment shall be made for interest accrued on this Note (or portion thereof) converted or for dividends or distributions on any Company Common Stock issued upon conversion of this Note.

      (c) Fractional Interests. No fractions of shares or scrip representing fractions of shares shall be issued upon any conversion of this Note. If any fraction of a share of Company Common Stock would, except for the provisions of this Section 4(c) be issuable on the conversion of this Note, the Company shall make payment in lieu thereof in an amount of cash equal to the value of such fraction computed on the basis of the current market price of the Company Common Stock on the last business day prior to the Date of Conversion.

      (d) Conversion Price. The conversion price per share of Company Common Stock issuable upon conversion of this Note shall initially be $6 (the "Conversion Price").

      (e) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

            (i) In case the Company shall (1) pay a dividend or make a distribution in shares of Company Common Stock, (2) subdivide its outstanding shares of Company Common Stock into a greater number of shares or (3) combine its outstanding shares of Company Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder, as holder of the Note thereafter surrendered for conversion, shall be entitled to receive the number of shares of Company Common Stock which it would have owned immediately following such action had the Note been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

            (ii) In case the Company shall issue rights or warrants to all holders of Company Common Stock entitling them to subscribe for or purchase shares of Company Common Stock at a price per share less than the current market price per share (as determined pursuant to subsection (iv) below) of the Company Common Stock on the record date mentioned below, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Company Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such current market price, and of which the denominator shall be the number of shares of Company Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Company Common Stock which are so offered for subscription or purchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

            (iii) In case the Company shall distribute to substantially all holders of Company Common Stock evidences of indebtedness or other assets (other than cash dividends), or shall distribute to substantially all holders of Company Common Stock rights or warrants to subscribe for securities (other than those referred to in subsection (ii) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection (iv) below) of the Company Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of Company Common Stock, and of which the denominator shall be such current market price per share of the Company Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

            (iv) For the purpose of any computation under subsections (ii) and
      (iii) above, the current market price per share of Company Common Stock on any date shall be deemed to be the average of the current market prices on the NASDAQ [National Association of Securities Dealers Automated Quotation System] for the 30 consecutive trading days commencing 45 trading days before the date in question.

            (v) In any case in which this Section 4(e) shall require that an adjustment be made immediately following a record date, the Company may elect to defer the effectiveness of such adjustment (but in no event until a date later than the effective time of the event giving rise to such adjustment), in which case the Company shall, with respect to any conversion of this Note or any portion thereof after such record date and before such adjustment shall have become effective (A) defer paying any cash payment pursuant to Section 4(c) or issuing to the Holder the number of shares of Company Common Stock issuable upon such conversion in excess of the number of shares of Company Common Stock issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (B) not later than five business days after such adjustment shall have become effective, pay to the Holder the appropriate cash payment pursuant to Section 4(c) and issue to the Holder the additional shares of Company Common Stock issuable on such conversion.

            (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.10 per share of Company Common Stock; provided, that any adjustments which by reason of this subsection (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this
      Section 4(e) to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 4(e), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or distribution of other assets (other than cash dividends) hereafter made by the Company to its stockholders shall not be taxable.

            (vii) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly mail to the Holder an Officers' Certificate setting forth (A) the Conversion Price after such adjustment, (B) a calculation of the adjustment and (C) a brief statement of the facts requiring such adjustment.

      (f) Continuation of Conversion Privilege in Case of Reclassification, Change, Merger, Consolidation or Sale of Assets. If any of the following shall occur, namely: (a) any reclassification or change of outstanding shares of Company Common Stock issuable upon conversion of this Note (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (b) any consolidation or merger to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Company Common Stock or (c) any sale or conveyance of all or substantially all of the property or business of the Company as an entirety, then the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, execute and deliver to the Holder, a note in substantially the form hereof providing that such Holder shall have the right to convert such note into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by the holder of the number of shares of Company Common Stock issuable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such newly issued note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property receivable thereupon by a holder of shares of Company Common Stock includes shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then such newly issued note shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holder of this Note as the Board of Directors shall reasonably consider necessary, in good faith, by reason of the foregoing. The provisions of this Section 4 shall similarly apply to successive consolidations, mergers, sales or conveyances.

      Notice of the execution of each such newly issued note shall be mailed to the Holder.

      (g) Notice of Certain Events. In case:

            (i) the Company shall declare a dividend (or any other distribution) payable to the holders of Company Common Stock otherwise than in cash; or

            (ii) the Company shall authorize the granting to the holders of Company Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

            (iii) the Company shall authorize any reclassification or change of the Company Common Stock (other than a subdivision or combination of its outstanding shares of Company Common Stock), or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or conveyance of all or substantially all the property or business of the Company; or

            (iv) there shall be proposed any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, the Company shall cause to be mailed to the Holder, at least 20 days before the date hereinafter specified (or the earliest of the dates hereinafter specified, in the event that more than one date is specified), a notice stating the date on which (1) a record is expected to be taken for the purpose of such dividend, distribution or rights, or if a record is not to be taken, the date as of which the holders of Company Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (2) such reclassification, change, consolidation, merger, sale, conveyance, dissolution, liquidation or winding-up is expected to become effective and the date, if any is to be fixed, as of which it is expected that holders of Company Common Stock of record shall be entitled to exchange their shares of Company Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, sale, conveyance, dissolution, liquidation or winding-up.

      (h) Taxes on Conversion. The Company will pay any and all documentary, stamp or similar taxes payable to the United States of America or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of shares of Company Common Stock on conversion of this Note pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Company Common Stock in a name other than that of the Holder and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid. The Company extends no protection with respect to any other taxes imposed in connection with conversion of this Note.

      (i) Company to Provide Stock. The Company shall reserve, free from pre-emptive rights, out of its authorized but unissued shares, sufficient shares to provide for the conversion of this Note, provided, that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of this Note by delivery of repurchased shares of Company Common Stock which are held in the treasury of the Company.

      If any shares of Company Common Stock to be reserved for the purpose of conversion of the Note hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued or delivered upon conversion, then the Company covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be, provided, however, that nothing in this Section 4(i) shall be deemed to affect in any way the obligations of the Company to convert this Note into Company Common Stock as provided in this Section 4.

      Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the Company Common Stock, the Company will take all corporate action which may, in the opinion of counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Company Common Stock at such adjusted Conversion Price.

      The Company covenants that all shares of Company Common Stock which may be issued upon conversion of this Note will upon issuance be fully paid and non-assessable by the Company.

      5. Defaults and Remedies.

      In the case of the happening of any of the following events (each such event an, "Event of Default"):

            (a) the payment of the principal of, or interest on, this Note is not paid within five business days of the date the same shall become due and payable, whether on the Maturity Date, at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

            (b) default shall be made with respect to any evidence of Indebtedness or liability for borrowed money of the Company (other than this Note) if the effect of such default is to accelerate the maturity of such Indebtedness or liability or to permit the holder or obligee thereof to cause any Indebtedness to become due prior to its stated maturity, or any such Indebtedness shall not be paid as and when due and payable;

            (c) (i) the Company shall commence a voluntary case under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto or any similar state law for the relief of debtors (each, a "Bankruptcy Law"); (ii) any case, proceeding or other action against the Company or any guarantor of the Company's obligations hereunder shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any Bankruptcy Law or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (A) results in the entry of an order for relief against it which is not controverted within 10 days after the entry thereof or (B) shall remain undismissed for a period of 60 days; (iii) the Company shall be adjudicated a bankrupt or insolvent by, or any order for relief under any Bankruptcy Law shall be granted by, a court of competent jurisdiction;
(iv) the Company shall make a general assignment for the benefit of creditors; or (v) any corporate action shall be taken by the Company to effect any of the foregoing;

            (d) one or more judgments or decrees is entered against the Company (involving a liability of $50,000 or more) or any attachment, levy or restraining notice against its property for an amount of $50,000 or more (in either case, in excess of the amount covered by insurance as to which the insurance company has acknowledged coverage) which remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days;

then, and in any such Event of Default, and at any time thereafter during the continuation of such Event of Default, the Holder by written notice to the Company may declare this Note to be forthwith due and payable, whereupon this Note shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing, payment of principal of and interest on this Note to the Holder upon such declaration shall remain subject to the subordination provisions herein contained.

      6. Prepayment.

      The Company reserves the right to repay in whole or in part the principal of and accrued interest on this Note without premium or penalty at any time beginning on or after the date hereof and prior to the maturity hereof.

      7. Assignment.

      Whenever used in this Note, the term "the Holder" shall be deemed to include the respective successors and assignees of the Holder. Except as set forth below, each of the Company and the Holder agrees that it will not assign or negotiate its obligations or rights hereunder without the prior written consent of the other party hereto and any assignment or negotiation shall be void unless so consented to. Subject to the foregoing, this Note shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Holder may assign this Note without the consent of the Company to an affiliate of Holder. For purposes of the foregoing, the term "affiliate" means any person controlling, controlled by or under common control with Holder.

      8. Severability.

      In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      9. Amendment.

      This Note may not be changed, amended or modified except by agreement in writing signed by each of the Company and Holder.

      10. GOVERNING LAW.

      THE PROVISIONS OF THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND ALL RIGHTS AND OBLIGATIONS HEREUNDER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

      11. Headings.

      The section headings in this Note are for convenience only and are not intended to effect the construction of the provisions of this Note.

                                                                      Appendix C

                          REGISTRATION RIGHTS AGREEMENT

                         Dated as of ____________, 2000

                                     between

                          DYNAMIC MATERIALS CORPORATION

                                       and

                                   SNPE, INC.

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE I DEFINITIONS ..................................................    C-1
ARTICLE II REGISTRATION RIGHTS .........................................    C-2
     SECTION 2.1. Registration on Demand ...............................    C-2
         2.1.1. Demand .................................................    C-2
         2.1.2. Shelf Registration .....................................    C-2
         2.1.3. Registration Statement Form ............................    C-3
         2.1.4. Effective Registration Statement .......................    C-3
         2.1.5. Limitations on Registration on Demand,
                Shelf Registrations ....................................    C-3
         2.1.6. Holder's Ability to Withdraw Registration Statement ....    C-3
         2.1.7. Selection of Underwriter ...............................    C-3
         2.1.8. Registration of Other Securities .......................    C-3
         2.1.9. Suspension .............................................    C-3
     SECTION 2.2. Incidental Registration ..............................    C-3
     SECTION 2.3. Registration Procedures ..............................    C-4
     SECTION 2.4. Expenses .............................................    C-6
     SECTION 2.5. Marketing Restrictions ...............................    C-6
     SECTION 2.6. Termination of Rights ................................    C-7
     SECTION 2.7. Rule 144 .............................................    C-7
     SECTION 2.8. Indemnification ......................................    C-7
ARTICLE III CHANGES IN COMPANY COMMON STOCK ............................    C-9
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...............    C-9
ARTICLE V BENEFITS OF AGREEMENT ........................................    C-10
ARTICLE VI MISCELLANEOUS ...............................................    C-10
     SECTION 6.1. Notices ..............................................    C-10
     SECTION 6.2. Waivers; Amendments ..................................    C-10
     SECTION 6.3. Governing Law ........................................    C-11
     SECTION 6.4. Survival of Agreements; Representations
                  and Warranties, etc. .................................    C-11
     SECTION 6.5. Covenants to Bind Successors and Assigns .............    C-11
     SECTION 6.6. Severability .........................................    C-11
     SECTION 6.7. Section Headings .....................................    C-11
     SECTION 6.8. Counterparts .........................................    C-11
     SECTION 6.9. Termination ..........................................    C-11
     SECTION 6.10.Complete Agreement ...................................    C-11
     SECTION 6.11.No Inconsistent Agreements ...........................    C-11

                          REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of [March ___,] 2000, is made and entered into by and between Dynamic Materials Corporation, a Delaware corporation (the "Company"), and SNPE Inc., a Delaware corporation (the "Holder").

      WHEREAS, the Company is issuing to the Holder, on the date hereof, 2,109,091 shares (the "Shares") of Common Company stock of the Company, par value .05 per Share (the "Company Common Stock" (as defined in the Stock Purchase Agreement) pursuant to a Stock Purchase Agreement dated as of January __, 2000 between the Company and the Holder; and

      WHEREAS, concurrently with the issuance of the Shares, the Company is entering into this Agreement to define the rights that exist among the Holder on the one hand, and the Company, on the other, with respect to the registration of the Registrable Securities (as defined herein);

      WHEREAS, contemporaneously with the purchase of the Shares under the Stock Purchase Agreement, the Holder will purchase from the Company a Convertible Subordinated Note (the "Note") in the aggregate principal amount of $1,200,000, convertible into additional shares of Company Common Stock ("Additional Shares") (collectively, the Shares and Additional Shares are the "Company Shares") and having such other terms as the parties have agreed (collectively, the 2,109,091 Shares of Company Common Stock and the Additional Shares are referred to herein as the "Shares");

      NOW, THEREFORE, in consideration of the mutual premises, agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following respective meanings (each such meaning to be equally applicable to the singular and plural forms thereof):

      "Additional Shares" has the meaning set forth in the third "WHEREAS" clause of this Agreement.

      "Agreement" means this Registration Rights Agreement.

      "Commission" shall mean the Securities and Exchange Commission, and any other similar or successor agency of the United States federal government at the time administering the Securities Act or the Securities Exchange Act.

      "Company" has the meaning assigned such term in the preamble hereto.

      "Company Common Stock" has the meaning set forth in the first "WHEREAS" Clause.

      "Company Shares" has the meaning set forth in the third "WHEREAS" clause.

      "Demand" has the meaning assigned such term in Section 2.1.1.

      "Demand Holder" has the meaning assigned such term in Section 2.1.1.

      "Holder" has the meaning assigned such term in the preamble to this Agreement.

      "Holder of Registrable Securities" shall mean a person who owns Registrable Securities or has the present right to acquire such Registrable Securities, whether or not such acquisition has actually been effected and disregarding any legal restrictions upon the exercise of such right.

      "NASD" means the National Association of Securities Dealers, Inc.

      "Notice Holder" has the meaning assigned such term in Section 2.1.1.

      "Prospectus" means the prospectus (including any preliminary prospectus) included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering, registering for sale any of the Registrable Securities and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

      "Registrable Securities" means the Shares and the Additional Shares received upon exercise of the option to convert any equity securities into which such Shares and the Additional Shares may be exchanged after giving effect to the terms of any reorganization, recapitalization, merger, consolidation or otherwise by any successor corporation to the Company, and which common stock or other equity securities have ordinary voting power for the election of directors (or equivalent); provided, that any security's status as a Registrable Security shall cease when the registration rights with respect to such security shall have terminated pursuant to Section 2.6.

      "Registration Statement" means any registration statement of the Company which registers for sale under the Securities Act any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents and information incorporated by reference in such Registration Statement.

      "Requisite Holder" means the holder, at anytime, of the outstanding Company Shares representing more than 50% of the aggregate number of Registrable Securities at the time outstanding.

      "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar United States federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

      "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

      "Shares" has the meaning set forth in the Third "Whereas" clause of this Agreement.

      "Shelf Demand" has the meaning set forth in Section 2.1.2.

      "Shelf Registration" has the meaning set forth in Section 2.1.2.

                                   ARTICLE II
                               REGISTRATION RIGHTS

      SECTION 2.1. Registration on Demand.

      2.1.1. Demand. For a period of five years following the date of this Agreement, upon the written request (a "Demand") of any Holder of Registrable Securities representing, in the aggregate, at least 50% of the Company Share or the right to acquire 50% of the Company Share on a fully-diluted basis (the "Notice Holder") that the Company effect the registration under the Securities Act of the number or the percentage of Registrable Securities specified by the Demand Holder, the Company shall deliver notice thereof to all Holders of Registrable Securities requesting that they specify, by written notice to the Company delivered within five (5) business days following receipt of such notice from the Company, the number of Registrable Securities they desire to include in such registration (each such holder providing such notice a "Demand Holder") and the Company shall, subject to the provisions hereof, use its best efforts to effect, as soon as practicable and in any event within 120 days after a Demand is received from the Notice Holder, the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by the Demand Holder; Thereafter, the Company's obligation hereunder shall be to use its best efforts to effect the registration of the Registrable Securities; provided, that the Company shall not have to effect more than two Demands under this Section 2.1.1.

      2.1.2. Shelf Registration. At any time that the Company is eligible to use a short-form registration statement for registering securities for sale to the public at large, the Demand Holders may, at their option, request (the "Shelf Demand") that any registration statement effected pursuant to a Demand be effected on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act (the "Shelf Registration"). The Company agrees to keep effective such registration statement (the "Shelf Registration Statement") until the earlier of (i) such date as of which all the Registrable Securities under the Shelf Registration Statement have been disposed of in the manner described in such registration statement, and (ii) 180 days after the date on which such Shelf Registration Statement is declared effective.

      2.1.3. Registration Statement Form. Registrations under this Section 2.1 shall be on such appropriate registration form of the Commission as shall be selected by the Company. The Company shall include in any such registration statement all information which, in the opinion of counsel to the Company, is required to be included.

      2.1.4. Effective Registration Statement. A registration requested pursuant to this Section 2.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Holder and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Holder or (iv) if a Shelf Registration Statement, if such registration statement has not been kept effective until the earlier of (A) such date as of which all of the Registrable Securities under such Shelf Registration Statement have been disposed of in the manner described in such registration statement and (B) 180 days after the date on which such Shelf Registration Statement is declared effective.

      2.1.5. Limitations on Registration on Demand, Shelf Registrations. The Company shall not be required to prepare and file a registration statement pursuant to this Section 2.1 which would become effective within 180 days following the effective date of a registration statement (other than pursuant to registrations on Form S-4 or Form S-8 or any successor form or other forms not available for registering securities for sale to the public at large) filed by the Company with the Commission pertaining to an underwritten public offering of convertible debt securities or equity securities for cash and, unless such registration is solely for the account of the Company, the Holders are afforded the opportunity to include Registrable Securities in such registration pursuant to Section 2.2. Notwithstanding anything in this Section 2.1 to the contrary, in no event shall the Company be required to effect in the aggregate, more than two long-form demand registrations pursuant to this Section 2.1.

      2.1.6. Holder's Ability to Withdraw Registration Statement. The Holder of a majority of the Registrable Securities to be included in such registration shall have the right to request that the Company not have a registration statement filed pursuant to a Demand declared effective. If the Demand Holder elects to pay or reimburse the Company for the Company's out-of-pocket expenses incurred in connection with such registration, such withdrawn registration statement shall not be counted for purposes of the requests for registration to which such Demanding Holder is entitled pursuant to Section 2.1.5 hereof.

      2.1.7. Selection of Underwriter. If a registration under this Section 2.1 is effected in connection with an underwritten offering, the Holder of a majority of the Registrable Securities to be included in such registration shall select a managing underwriter or underwriters of recognized national standing reasonably acceptable to the Company to administer the offering.

      2.1.8. Registration of Other Securities. A registration statement filed pursuant to the request of the Demand Holder may, subject to the provisions of
Section 2.5 hereof, include (i) Registrable Securities of Holder not making a demand pursuant to this Section 2.1 and (ii) other securities of the Company with respect to which registration rights have been granted and may include securities of the Company being sold for the account of the Company.

      2.1.9. Suspension. The Company may delay, suspend or withdraw the registration of the Registrable Securities required pursuant to this Section 2.1 or the preparation or furnishing of a supplemental or amended prospectus pursuant to Section 2.3(i) for a period not exceeding 120 days if the Company shall in good faith determine that any such registration would interfere with any pending financing transaction of the Company or would require the Company to include disclosure that would reasonably be expected to have a detrimental effect on any proposal, negotiations or plan by the Company to engage in any acquisition or disposition of assets or any merger, consolidation, tender offer, reorganization or similar transaction, or any other material corporate event contemplated by the Company. In addition, the Company shall not be required to register Registrable Securities on a date on which, under the general rules and regulations of the Commission as advised by counsel, the inclusion therein, by incorporation or by reference, of financial statements of the Company contained in the annual or quarterly report of the Company most recently filed with the Commission would not be permitted, provided that this exception shall not permit delay or suspension of registration beyond the filing of the next required annual or quarterly filing under the Securities Exchange Act.

      SECTION 2.2. Incidental Registration. If the Company, at any time or on any one or more occasions after the date of this Agreement, proposes to register (other than pursuant to Section 2.1) any of its equity securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (other than pursuant to registrations on Form S-4 or Form S-8 or any successor form or other forms not available for registering securities for sale to the public at large), the Company shall give not less than 30 days' nor more than 90 days' prior written notice to each Holder of Registrable Securities of its intention to do so. Upon the written request of any Holder of Registrable Securities given within 20 days after receipt of such notice from the Company, the Company will use its best efforts to cause the Registrable Securities requested to be registered to be so registered under the Securities Act. A request pursuant to this Section 2.2 shall state the number of Registrable Securities requested to be registered and the intended method of distribution thereof. In connection with any registration subject to this Section 2.2, the Holder shall enter into such underwriting, lock-up and other agreements, and shall execute and complete such questionnaires and other documents, as are customary in a secondary offering. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include any securities in such registration. Notwithstanding any other provision of this Agreement, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 2.5 hereof.

      No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect the registration required under Section 2.1.

      SECTION 2.3. Registration Procedures. In connection with the registration of any Registrable Securities, the Company shall effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

      (a) prepare and file with the Commission within the time limits prescribed herein a Registration Statement with respect to such securities and use its best efforts to cause such Registration Statement to become effective and remain effective as provided herein;

      (b) prepare and file with the Commission such amendments and post-effective amendments to each Registration Statement as may be necessary and use its best efforts to keep such Registration Statement continuously effective; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Securities Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such Prospectus as so supplemented; the Company shall not be deemed to have used its best efforts to keep a registration statement effective during a period if it voluntarily takes any action that results in a participating Holder's not being able to sell such Registrable Securities during such period, unless such action (i) is required under applicable law or (ii) is determined in good faith by the Board of Directors of the Company to be in the Company's best interest;

      (c) notify the Holders of Registrable Securities and underwriters, if any, promptly (but in any event within two business days), and confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance (or, to the Company's best knowledge, the threat or contemplation) by the Commission of any stop order suspending the effectiveness of such Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or the initiation of any proceedings for that purpose, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

      (d) use every reasonable effort to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a Prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

      (e) furnish to each seller and to each duly authorized broker or underwriter of each seller such number of authorized copies of a Prospectus, including copies of a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other customary documents as such seller, broker or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

      (f) use its best efforts to register or qualify (and to keep each such registration and qualification effective, including through new filings, renewals or amendments, during the period such registration statement is required to be kept effective) the securities covered by such Registration Statement under such securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other reasonable acts and things which may be necessary under such securities or blue sky laws to enable such seller to consummate the public sale or other disposition in such jurisdictions of the Registrable Securities to be sold by such seller, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation, or to consent to the jurisdiction of any court or subject itself to suit in any jurisdiction wherein it is not qualified;

      (g) before filing the Registration Statement or Prospectus or amendments or supplements thereto, furnish to counsel for each Holder of Registrable Securities included in such Registration Statement copies of all such documents proposed to be filed, all of which shall be subject to the review and comment of such counsel in the exercise of its reasonable judgment;

      (h) use its best efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities exercising jurisdiction over the Company as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

      (i) notify each seller of any such Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the Company's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, at the written request of any such seller, promptly prepare and furnish to such seller and each underwriter a reasonable number of copies of a Prospectus supplemented or amended (whereupon all previous versions of the Prospectus shall not be used by such seller or underwriter and shall be promptly returned to the Company or destroyed) so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

      (j) comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve consecutive months beginning with the first day of the Company's first calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

      (k) use its best efforts to cause all such Registrable Securities covered by such Registration Statement to be listed or quoted on the principal securities exchange (including NASDAQ) on which similar securities issued by the Company are then listed or quoted, if the listing or quoting of such Registrable Securities is then permitted under the rules of such exchange;

      (l) provide a transfer agent and registrar for all such Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

      (m) cooperate with the selling Holders of Registrable Securities and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends; and enable such Registrable Securities to be issued in such denominations and registered in such names as the underwriters, if any, or holders may reasonably request at least two business days prior to any sale of Registrable Securities in a firm commitment underwritten public offering, or at least ten business days prior to any other such sale;

      (n) enter into such reasonable and customary agreements (including an underwriting agreement containing, among other things, indemnification arrangements in customary form) and take such other reasonable and customary actions as the Requisite Holder shall reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

      (o) obtain an opinion from the Company's counsel and a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters as are customarily covered by such opinions and "cold comfort" letters;

      (p) upon execution and delivery of such confidentiality agreements as the Company shall reasonably request (which agreements shall not restrict any such person's obligations under applicable securities laws), make available for inspection by any seller of such Registrable Securities covered by such Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, all as necessary to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; and

      (q) permit any Holder of Registrable Securities which Holder, in the sole reasonable judgment of such Holder, exercised in good faith, might be deemed to be a controlling person of the Company to participate through counsel in the preparation of such Registration Statement and, if specifically requested by such counsel, in discussions between the Company and the Commission or its staff with respect to such Registration Statement, to require the insertion therein of material, furnished in writing, which in the written opinion of such counsel is necessary to include in order to avoid a likelihood of potential liability for any such Holder of Registrable Securities or such counsel.

      If any such Registration Statement refers to any Holder by name or otherwise as the holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state "blue sky" or securities law then in force, the deletion of the reference to such Holder.

      SECTION 2.4. Expenses. All expenses incurred in effecting the registrations (whether or not such registrations are consummated) provided for in this Article II, including without limitation all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, expenses of any audits incident to or required by any such registration (including the costs of any comfort letter) and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Subsection 2.3(f) hereof, the costs and expenses associated with the filing required to be made by the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel as may be required by the rules and regulations of the NASD, provided such fees and expenses are not paid by the underwriter), transfer taxes, fees of transfer agents and registrars, costs of insurance (but excluding underwriting discounts and commissions to the extent they relate to Registrable Securities), duplicating fees, delivery expenses, and expenses incurred in connection with the listing of the securities on any securities exchange, shall be paid by the Company, and the Company shall pay all reasonable fees and disbursements of one counsel for the Holder of Registrable Securities for the performance of the normal and customary functions of counsel for selling shareholders in each such registration.

      SECTION 2.5. Marketing Restrictions. If (i) any Holder of Shares or Registrable Securities requests registration of Registrable Securities under
Section 2.1 or 2.2, (ii) the offering proposed to be made is to be an underwritten public offering and (iii) the managing underwriters of such public offering furnish a written opinion that the total amount of securities to be included in such offering would exceed the maximum amount of securities (the "Maximum Amount") (as specified in such opinion) which can be marketed at a price reasonably related to the then current market value of such securities and without materially and adversely affecting such offering, then the rights of the Company, the Holder of Registrable Securities and the holders of other securities having the right to include such securities in such registration to participate in such offering shall be as follows:

            If such registration shall have been proposed (A) by the Company or
      (B) by the holders of other securities of the Company exercising demand registration rights, in the case of (A): (i) the Company shall be entitled to participate in such registration first; (ii) then the Holders of the Registrable Securities under this Agreement shall be entitled to participate; (iii) then the holders of other securities (pro rata based on the number of securities held by each other security holder) shall be entitled to participate; and, in the case of

      (B), (i) if the demand was proposed by the holders of other securities registrable, holders shall have the first priority to participate in such registration, (ii) then the Holders of the Registrable Securities under this Agreement, and (iii) then the other security holders of the Company (in each case, pro rata within each such group of security holders, based on the number of securities held by each such security holder). If such registration shall have been requested by the Demand Holder of Registrable Securities pursuant to Section 2.1 hereof, (i) such Holder of Registrable Securities shall be entitled to participate in such registration (ii) then the holders of other registrable Securities shall be entitled to participate in such registration (pro rata based on the number of securities held by each such security holder); and then (iii) the Company shall be entitled to participate in such registration, in each case with further pro rata allocations to the extent any such person has requested registration of fewer securities than such person is entitled to have registered so that the number of securities to be included in such registration will not exceed the Maximum Amount;

and no securities (issued or unissued) other than those registered and included in the underwritten offering shall be offered for sale or other disposition in a transaction which would require registration under the Securities Act (but excluding any issuance of shares pursuant to registrations on Form S-4 or Form S-8 or any successor form or other forms not available for registering capital stock for sale to the public at large) until the expiration of 90 days after the effective date of the Registration Statement in which Registrable Securities were included pursuant to Section 2.2 or such shorter period as may be acceptable to the Company and the Holder of the Registrable Securities

      SECTION 2.6. Termination of Rights. Notwithstanding the foregoing provisions of this Article II, the rights to registration shall terminate as to any particular Registrable Securities when (a) a Registration Statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of in accordance with such effective Registration Statement, (b) written opinion(s), to the effect that such Registrable Securities may be sold without registration under the Securities Act or applicable state law and without restriction as to the volume and timing of such sale, shall have been received from counsel for the Company reasonably acceptable to the Holder of a majority of such Registrable Securities, (c) after five years from the date of this Agreement or (d) such Registrable Securities have been sold through a broker, dealer or underwriter in a public distribution or a public securities transaction in which the transferee receives a certificate without a restrictive legend.

      SECTION 2.7. Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder and so long as the Company is obligated to file periodic reports under the Securities Exchange Act, will take such further actions as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

      SECTION 2.8. Indemnification. In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the seller of any Registrable Securities covered by such Registration Statement, its directors and officers or general and limited partners (and the directors and officers thereof) and each other person, if any, who controls such seller within the meaning of the Securities Act (each, a "Person"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including fees of counsel and any amounts paid in any settlement approved by the Company (which approval shall not be unreasonably withheld or delayed)) to which such Person may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary Prospectus (together with the documents incorporated by reference therein or filed with the Commission in connection therewith) and any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) any violation by the Company of any federal or state law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company will reimburse such Person on demand for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable to any such Person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding, whether commenced or threatened, in respect thereof) or expense arises out of or is based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment thereof or supplement thereto or in any such preliminary, final or summary Prospectus in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any such seller or any such director, officer, general or limited partner, underwriter, independent underwriter, director or officer or partner of such underwriter or independent underwriter or controlling person, expressly for use in the preparation thereof or (ii) the failure of any such seller or any such director, officer, general or limited partner, underwriter, independent underwriter or controlling person, to comply with any legal requirement applicable to it to deliver a copy of a Prospectus or any supplements or amendments thereto after the Company has made such documents available to such Persons. Such indemnity and reimbursement of expenses shall remain in full force and effect following the transfer of such securities by such seller.

      (a) The Company, as a condition to including any Registrable Securities in any Registration Statement filed in accordance with this Agreement, shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities and any underwriter or independent underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.8) the Company and its directors and officers and all other prospective sellers and their directors, officers, general and limited partners and respective controlling Persons (within the meaning of the Securities Act) with respect to any statement or alleged statement in or omission or alleged omission from such Registration Statement, any preliminary, final or summary Prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or information has been furnished in writing to the Company or its representative by or on behalf of such seller or underwriter expressly for use in the preparation of such Registration Statement, preliminary, final or summary Prospectus or amendment or supplement; provided, however, that the aggregate amount which any such seller or prospective seller shall be required to pay pursuant to such undertaking shall be limited to the amount of the net proceeds received by such Person upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such claim. Such indemnity shall remain in full force and effect following the transfer of such securities by such seller.

          (b) As soon as possible after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this
Section 2.8, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.8, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party; provided that the indemnifying party shall not be entitled to so participate or so assume the defense if, in the indemnified party's reasonable judgment, a conflict of interest between the indemnified party and the indemnifying party exists or may exist in respect of such claim. After notice from the indemnifying party to such indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 2.8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim or to employ counsel reasonably satisfactory to such indemnified party; provided that the indemnified parties shall have the right to employ one counsel (in each case together with appropriate local counsel) (such counsel to be selected by the Holder of a majority of the Registrable Securities included in such registration) to represent such indemnified parties if, in such indemnified parties' reasonable judgment, a conflict of interest between the indemnified parties and the indemnifying parties exists or may exist in respect of such claim, and in that event the fees and expenses of such separate counsel shall be paid as incurred by the indemnifying party; and provided, further, that if, in the reasonable judgment of any of the indemnified parties, a conflict of interest between such indemnified parties, and any other indemnified parties exists in respect of such claim, such indemnified parties shall be entitled to additional counsel or counsels and the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimants or plaintiffs to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. No indemnifying party will be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed.

      (c) Indemnification similar to that specified in the preceding paragraphs of this Section 2.8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any state securities and "blue sky" laws.

      (d) If the indemnification provided for in this Section 2.8 is unavailable or insufficient to hold harmless an indemnified party under Section 2.8(a) or
(b) of this Agreement, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 2.8(a) or (b) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or other omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.8(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 2.8(d). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 2.8(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim (which shall be limited as provided in Section 2.8(c) if the indemnifying party has assumed the defense of any such action in accordance with the provisions thereof) which is the subject of this Section 2.8(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Promptly after receipt by an indemnified party under this
Section 2.8(d) of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an indemnifying party under this Section 2.8(d), such indemnified party shall notify the indemnifying party in writing of the commencement thereof if the notice specified in Section 2.8(c) has not been given with respect to such action; provided that the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise under this Section 2.8(d), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. Notwithstanding anything in this Section 2.8(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.8(d) to contribute any amount in excess of the proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate.

      (e) The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain in full force and effect following the transfer of the Registrable Securities by any such party.

                                   ARTICLE III
                         CHANGES IN COMPANY COMMON STOCK

      If, and as often as, there is any change in the Company Common Stock or of any other securities into which such Company Common Stock has been converted or changed or by way of a combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby to the Holder shall continue with respect to the Registrable Securities as so changed.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Holder of the Registrable Securities as of the date of this Agreement as follows:

      (a) Due Authorization. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all requisite action.

      (b) Binding Obligation. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company.

      (c) No Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by the Company do not violate any provision of law, any order of any court or other agency of government, any organizational document of the Company or any provision of any material indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company which violation, conflict, breach or default or lien, charge, restriction or encumbrance would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company taken as a whole.

      (d) Government Action. No action has been taken and no statute, rule or regulation or order has been enacted, no injunction, restraining order or order of any nature has been issued by a federal or state court of competent jurisdiction and no action, suit or proceeding is pending against or affecting or threatened against, the Company before any court or arbitrator or any governmental body, agency or official which, if adversely determined, would in any manner draw into question the validity of this Agreement. Other than filings required with the Commission and under state securities laws, no action or approval by, or filing or registration with, any court or governmental agency or body is required for the consummation of the transactions contemplated by this Agreement by the Company.

                                    ARTICLE V
                              BENEFITS OF AGREEMENT

      The obligations of the Company under this Agreement shall inure to the benefit of, and be enforceable by, the Holder and its successors and assigns without any further action on the part of any party hereto.

                                   ARTICLE VI
                                  MISCELLANEOUS

      SECTION 6.1. Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in person, faxed or telecopied, or mailed by certified or registered mail, return receipt requested, postage pre-paid, addressed as follows:

            (i) if to the Company, to Dynamic Materials Corporation, 551 Aspen Ridge Drive, Lafayette, Colorado 80026, Attention: ______, fax: ________; with a copy to John McCabe, Esq., Davis, Graham & Stubbs LLP, 4410 Arapahoe Avenue, Suite 200, Boulder, Colorado 80303, fax: ___________;

            (ii) if to the Holder or any other Holder of Registrable Securities, at such address as may have been furnished to the Company in writing by such Holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Holder of Registrable Securities) or to the Holder of Registrable Securities (in the case of the Company) in accordance with the provisions of this paragraph.

      SECTION 6.2. Waivers; Amendments. No failure or delay of any Holder of Registrable Securities or the Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of such Holder and the Company are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Agreement may be amended, modified or waived with (and only with) the written consent of the Company and a majority of the Holders of Registrable Securities outstanding (exclusive of Registrable Securities then owned by the Company or any subsidiary thereof). No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. The foregoing notwithstanding, this Agreement may not be amended in a manner adverse to the rights of any Holder without the consent of such Holder.

      SECTION 6.3. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of law.

      SECTION 6.4. Survival of Agreements; Representations and Warranties, etc. All warranties, representations and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Holder of Registrable Securities and shall continue in full force and effect so long as this Agreement is in effect regardless of any investigation made by such Holder. All statements in any such certificate or other instrument shall constitute representations and warranties hereunder.

      SECTION 6.5. Covenants to Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Agreement contained by or on behalf of the parties hereto shall bind their successors and assigns, whether so expressed or not.

      SECTION 6.6. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

      SECTION 6.7. Section Headings. The section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

      SECTION 6.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 6.9. Termination. The obligations of the Company to register the Registrable Securities hereunder shall terminate in accordance with the terms of this Agreement.

      SECTION 6.10. Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, and any other agreements or understandings as to securities registration or similar rights among the parties hereto are hereby terminated.

      SECTION 6.11. No Inconsistent Agreements. The Company has not previously, and will not hereafter, enter into any agreement with respect to its securities with any person which grants such person rights that are inconsistent with or superior to the rights granted to the Holder in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.


      DYNAMIC MATERIALS CORPORATION


      By: __________________________
          Name:
          Title:


      SNPE, Inc.                        WITNESS

                                        SNPE, S.A.

      By: __________________________    By: __________________________
          Name:                             Name:
          Title:                            Title:

                                                                      Appendix D

                                                                January 20, 2000
The Board of Directors
Dynamic Materials Corporation
551 Aspen Ridge Drive
Lafayette, CO 80026

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Dynamic Materials Corporation ( the "Company" or "DMC") other than SNPE S.A. ("SNPE") of the value of a sale of a controlling interest of common stock and the issuance of a convertible subordinated note in the proposed transaction (the "Transaction") with SNPE, pursuant to the Stock Purchase Agreement and the Convertible Debt Agreement dated January 14, 2000 (the "Agreement"). Under the terms of the Agreement, the Company will issue 2,109,091 shares of DMC common stock at $2.75 per share for a total consideration of $5.8 million. In addition, the Company will issue a $1.2 million convertible subordinated note with a coupon of 5.0% that is convertible into 200,000 shares of DMC common stock at the conversion price of $6.00 per share.

      In arriving at our opinion, we have, among other things:

      i. reviewed DMC's nine months ended September 30, 1999 unaudited financial statements, fourth quarter 1999 projected financial statements, and audited consolidated financial statements for the fiscal years 1995 to 1998;

      ii.   visited and toured the facilities of DMC;

      iii.  met with certain members of DMC's management and Board of Directors;

      iv. reviewed certain terms of the contemplated transactions, including but not limited to the equity price per share and terms of the subordinated note;

      v. evaluated and reviewed the possible alternative transactions available to the Company;

      vi. reviewed documentation related to the transaction including the Term Sheet, Convertible Subordinated Note and the Purchase Agreement;

      vii. reviewed publicly available data on companies deemed generally comparable to the Company;

      viii. compared the business profile, financial strength, financial performance, potential growth, size and risk of the Company to that of generally comparable companies;

      ix. reviewed publicly available data on precedent merger transactions, where the target was deemed to be generally comparable to the Company by size or industry;

      x. compared the business profile, financial strength, financial performance, and potential growth and risk of the Company to that of precedent merger transactions of generally comparable companies;

      xi. reviewed certain financial projections, as provided by the Company, in its forecasts of fiscal years 1999, 2000, 2001, 2002 and 2003;

      xii. determined a discount rate applicable to an equity investment in the Company;

      xiii. performed discounted cash flow analysis of the Company's projections under several scenarios;

      xiv.  reviewed data on size discounts and control premiums;

      xv. considered aspects of the Company's financial condition, including the facts that the Company is in default on its senior debt and has been informed by its auditors that it may receive a going concern opinion fiscal year ended December 31, 1999;

      xvi. conducted a sales process of the Company over a period of four months in 1999 in which both strategic and financial buyers were contacted; and

      xvii. performed such additional review as TWC deemed appropriate.

      We have assumed without independent verification the accuracy and completeness of the financial and other information regarding the Company that was provided to us or obtained from publicly available sources. With respect to business plans and forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company, its subsidiaries and business units. Furthermore, we have assumed that the Transaction will be consummated on a timely basis in accordance with its terms and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can only be evaluated as of the date of this opinion.

      The Wallach Company is an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. The Wallach Company, as the Company's financial advisor, assisted with the marketing and negotiations leading to the Agreement for which it has and will receive compensation.

      It is understood that this letter is for use only by the Company's Board of Directors and may not be used for any other purpose without our prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Transaction so long as the opinion is included in its entirety in such registration statement or proxy statement.

      Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the issuance of DMC common stock at $2.75 per share and the issuance of $1.2 million convertible subordinated note is fair to the Company's shareholders other than SNPE from a financial point of view.

                                        The Wallach Company, Inc.

                                                                      Appendix E

                           PRIVILEGED AND CONFIDENTIAL

January 20, 2000

The Board of Directors
Dynamic Materials Corporation
Lafayette, CO  80026

To the Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Dynamic Materials Corporation, a Delaware corporation ("DMC" or the "Company"), other than SNPE, Inc. ("SNPE"), of the consideration to be received by DMC pursuant to the issuing certain securities (the "Securities Issuance") described below. With your consent, however, we are not opining with respect to, nor including within our understanding of the Securities Issuance, any other transactions or contractual arrangements to be entered into or payments to be made by or to DMC or any other person in connection with that purchase and sale of securities.

      We understand that, pursuant to a Stock Purchase Agreement, dated January 20, 2000, between DMC and SNPE (the "Stock Purchase Agreement"), the Company will sell and SNPE will purchase 2,109,091 shares (the "Shares") of Company Common Stock for $5,800,000 or $2.75 per share. In addition, SNPE will purchase a Convertible Subordinated Note (the "Note") with an aggregate principal amount of $1,200,000. We understand that the Stock Purchase Agreement and the Note will have the terms, limitations and relative rights and preferences set forth in such documents as provided to us on the date hereof.

      Stifel, Nicolaus & Company, Inc., formerly Hanifen, Imhoff, Inc., ("Stifel"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of our business, Stifel may trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. As you are aware, Stifel did not participate in structuring or negotiating the terms of the Securities Issuance, and has not heretofore provided any investment banking services to the Company or any of its subsidiaries or affiliates.

      As you are also aware, Stifel has been engaged by the Company to provide the opinion contained herein, and will receive a fee for providing such opinion. In addition, we note that we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, offers for transaction alternatives to the Securities Issuance, nor have we been asked to advise the Company or its Board as to financial alternatives to the Securities Issuance.

      In connection with our opinion, we have reviewed the Stock Purchase Agreement, dated January 20, 2000, and the Note, and certain financial and other information that was publicly available or furnished to us by DMC, including certain internal financial analyses, budgets, forecasts, reports and other information prepared by the Company's management. We have also discussed with representatives of the management of DMC the business, properties and prospects of the Company. We have also undertaken such other reviews, analyses and inquiries relating to the Company as we deemed appropriate, including reviewing materials prepared by and conducting interviews with both investment banking and accounting professionals familiar with and in representation of the Company.

      In our review and analysis and in rendering the opinion contained herein, we have relied upon, and have not independently verified, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by or on behalf of DMC or that was publicly available, and such opinion is conditioned upon such information (whether written or oral) being complete, accurate and fair in all material respects. We have not made an independent evaluation or appraisal or conducted a physical inspection of any of the assets of DMC, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary, political, market and other conditions existing and which can be evaluated as of the date of this opinion; however, such conditions are subject to rapid and unpredictable change.

      In conducting our analysis and arriving at the opinion expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others: (i) the business and financial aspects of the Securities Issuance; (ii) the historical and current markets for DMC Common Stock; (iii) the financial impact of the Securities Issuance upon the Company; (iv) certain of the Company's operating and financial information; (v) the Company's Annual Reports to Stockholders and Annual Reports on Form 10-K for its last three full fiscal years and its Quarterly Reports on Form 10-Q filed since the date of its most recent such Form 10-K; (vi) the engagement with The Wallach Company regarding the attempted sale of the Company's bonding division, the offers received in connection with the engagement and the terminated transaction with AMETEK, Inc.; (vii) the fact that DMC could be considered to be in distress given the facts that; DMC has received a waiver of default on its senior bank debt owed to KeyBank, DMC's auditors have indicated a possibility of a "going concern" qualification and DMC faces transfer from the NASDAQ National Market System to the small cap system and such other information as we deemed to be appropriate. We also conducted such other reviews, analyses and inquiries relating to the Company (in addition to those set forth above) as we considered proper.

      With your permission, in rendering such opinion we have also assumed that the conditions to the consummation of the closing of the Securities Issuance set forth in the Stock Purchase Agreement and the Note will be satisfied.

      Finally, in rendering the opinion set forth below we note that: (i) the consummation of the closing of the Securities Issuance is conditioned upon the approval of DMC's stockholders; and (ii) we are not opining as to the prices at which any of the securities of the Company may trade upon and following the consummation of the Securities Issuance.

      Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by DMC pursuant to the Securities Issuance is fair to the common stockholders of DMC, other than SNPE, from a financial point of view.

      It is understood and agreed that this opinion is provided for the use of the Board of Directors of the Company as one element in such Board's consideration of the Securities Issuance, and does not constitute a recommendation to DMC or its Board of Directors or to any security holders of DMC as to how such holders should vote with respect to the Securities Issuance. This letter is not to be used for any other purpose, or otherwise referred to, relied upon or circulated, without our prior written consent. This opinion may be reproduced in full in any proxy statement mailed to holders of DMC Common Stock in connection with the Securities Issuance but may not otherwise be disclosed publicly in any manner without our prior written approval.

Sincerely,


STIFEL, NICOLAUS & COMPANY, INCORPORATED